An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED JUNE 8, 2017

Cottonwood Multifamily REIT II, Inc.

Maximum Offering of 5,000,000 Shares of Common Stock

Minimum Offering of 200,000 Shares of Common Stock

Cottonwood Multifamily REIT II, Inc. is a newly organized Maryland corporation that intends to qualify as a real estate investment trust beginning with the taxable year ending December 31, 2017, which may be extended to the taxable year ending December 31, 2018, in our board of director’s discretion. We expect to use substantially all of the net proceeds from this offering to invest primarily in multifamily apartment communities located throughout the United States and multifamily real estate related assets. We have formed Cottonwood Multifamily REIT II O.P., LP, a Delaware limited partnership to hold our assets (referred to as our “operating partnership”). We are the limited partner and the sole member of the general partner of our operating partnership. Our operating partnership intends to enter into one or more joint ventures with Cottonwood Residential O.P., LP, a Delaware limited partnership. Cottonwood Residential O.P., LP is the operating partnership of Cottonwood Residential, Inc., a Maryland corporation, which is also a real estate investment trust. We intend to acquire all of our assets through joint ventures and will only acquire an asset outside of a joint venture if Cottonwood Residential O.P., LP does not want to participate in such investment. It is anticipated that our operating partnership and Cottonwood Residential O.P., LP will invest through a special purpose entity for each investment.

We are offering up to 5,000,000 shares of common stock in this offering for $10.00 per share. The managing broker-dealer, Orchard Securities, LLC, is not required to sell any specific number or dollar amount of shares. The shares will be offered by our managing broker-dealer on an “all-or-nothing minimum, best-efforts maximum” basis. The minimum permitted purchase is $10,000. We will not sell any shares unless we raise gross offering proceeds of $2,000,000 from persons who are not affiliated with us by [            , 20        ]. Pending satisfaction of this condition, all subscription payments will be placed in a non-interest bearing account held by the escrow agent, UMB Bank, N.A., in trust for our subscribers’ benefit, pending release to us. If we do not raise gross offering proceeds of $2,000,000 by [            , 20        ] we will promptly return all funds in the escrow account, and we will stop offering shares. We expect to offer the 5,000,000 shares in this offering over a one-year period beginning on the date this offering is qualified by the SEC. We may terminate this offering at any time.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Our charter contains restrictions on the ownership and transfer of our common stock. See “Description of Shares—Restriction on Ownership of Shares” at page 104. There is currently no public market for our shares and it is unlikely that one will develop. Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 18 to read about risks you should consider before buying shares of our common stock. These risks include the following:

•	We depend on our board of directors and officers to conduct our operations and this offering. Our board of directors and officers are also directors and officers of Cottonwood Residential, Inc. Our directors and officers will be subject to conflicts of interest.

•	No public market currently exists for our shares, and we are not required to effectuate a liquidity event until December 31, 2024 (unless sooner dissolved or terminated by our board of directors, otherwise extended or a listing occurs). If you are able to sell your shares, you would likely have to sell them at a substantial discount from their offering price.

•	We have no operating history and our only assets consist of Cottonwood Residential O.P., LP’s initial investment of $10,000, which was contributed in exchange for all of the outstanding shares of common stock.

•	We are a blind pool because we have not identified investments to make with proceeds from this offering.

•	There are restrictions and limitations on our share repurchasing program.

•	We have not established the offering price on an independent basis and it bears no relationship to the value of our assets.

•	We will use leverage to acquire multifamily apartment communities which will increase your investment risk.

•	Our charter permits us to pay distributions from any source, including offering proceeds or borrowings (which may constitute a return of capital), and our charter does not limit the amount of funds we may use from any source to pay such distributions. If we pay distributions from sources other than our cash flow from operations, we will have less funds available for investment in multifamily apartment communities and multifamily real estate related assets.

•	If we raise substantially less than the maximum offering amount, we may not be able to invest in a diverse portfolio of multifamily apartment communities and multifamily real estate related assets and the value of your investment may vary more widely with the performance of certain assets.

•	If we fail to qualify as a REIT it could have economic consequences.

The disclosure format we are using is Form S-11.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

	Price to Investor	Selling Commissions, Managing Broker- Dealer Fee(1)(2)(3)	Selling Commissions, Managing Broker- Dealer Fee Paid by our Sponsor(1)(2)	Net Proceeds(1)(2)
Per Share	$10.00	$0.90	($0.90)	$10.00
Total Minimum	$2,000,000.00	$180,000.00	($180,000.00)	$2,000,000.00
Total Maximum	$50,000,000.00	$4,500,000.00	($4,500,000.00)	$50,000,000.00

(1)	Cottonwood Capital Property Management II, LLC will be responsible for paying the selling commissions, managing broker-dealer fee and organizational and offering expenses. We will not use any of our offering proceeds to pay such expenses. For more details see the executed Three-Party Agreement in Exhibit 6.9. The managing broker-dealer fee includes compensation for acting as the managing broker-dealer and for expenses incurred in connection with marketing our shares and wholesaler compensation. The managing broker-dealer may re-allow some or all of the managing broker-dealer fee to the soliciting dealers.
(2)	Cottonwood Capital Property Management II, LLC will be responsible for paying organizational and offering expenses. We anticipate that the organization and offering expenses will be approximately $500,000 if the maximum offering amount is sold (approximately 1% of the maximum offering amount), and approximately $80,000 if the minimum offering amount is sold (approximately 4% of the minimum offering amount).
(3)	See “Plan of Distribution.”

The date of this offering circular is [                    ], 20[        ].

i

EXHIBITS

EXHIBIT 1.1	MANAGING BROKER-DEALER AGREEMENT

EXHIBIT 1.2	FORM OF SOLICITING DEALER AGREEMENT

EXHIBIT 2.1	CHARTER

EXHIBIT 2.2	BYLAWS

EXHIBIT 4.1	FORM OF SUBSCRIPTION AGREEMENT

EXHIBIT 4.2	FORM OF ISRAELI INVESTOR QUESTIONNAIRE

EXHIBIT 6.1	SHARE REPURCHASE PROGRAM

EXHIBIT 6.2	LIMITED PARTNERSHIP AGREEMENT OF OPERATING PARTNERSHIP

EXHIBIT 6.3	LIMITED LIABILITY COMPANY AGREEMENT OF GENERAL PARTNER OF OPERATING PARTNERSHIP

EXHIBIT 6.4	FORM OF JOINT VENTURE AGREEMENT

EXHIBIT 6.5	ASSET MANAGEMENT AGREEMENT

EXHIBIT 6.6	FORM OF PROPERTY MANAGEMENT AGREEMENT

EXHIBIT 6.8	INVESTMENT POLICY AGREEMENT

EXHIBIT 6.9	THREE-PARTY AGREEMENT

EXHIBIT 6.10	FORM OF RIA AGREEMENT

EXHIBIT 8	ESCROW AGREEMENT

EXHIBIT 11	CONSENT OF INDEPENDENT AUDITORS

EXHIBIT 12.1	LEGAL OPINION

EXHIBIT 12.2	TAX OPINION

EXHIBIT 15.1	PRIOR PERFORMANCE TABLES

EXHIBIT 15.2	UNAUDITED BALANCE SHEETS AND INCOME STATEMENTS OF COTTONWOOD RESIDENTIAL, INC.

EXHIBIT 15.3	DLA Response Letter to SEC dated September 28, 2016

EXHIBIT 15.4	DLA Response Letter to SEC dated April 3, 2017

EXHIBIT 15.5	DLA Response Letter to SEC dated May 11, 2017

EXHIBIT 15.6	Acceleration Request dated May 11, 2017

EXHIBIT 15.7	DLA Response Letter to SEC dated June 8, 2017

SUITABILITY STANDARDS

The shares we are offering through this offering circular are suitable only as a long-term investment for persons of adequate financial means and who have no need for liquidity in this investment. Because there is no public market for our shares, you will have difficulty selling your shares.

In consideration of these factors, we have established suitability standards for investors in this offering. These suitability standards require that a purchaser of shares satisfy one of the following:

(1) You are an accredited investor. An “accredited investor” is:

a. If a natural person, a person that has:

i. an individual net worth, or joint net worth with his or her spouse, that exceeds $1,000,000, excluding the value of the primary residence of such natural person (as described below); or

ii. individual income in excess of $200,000, or joint income with his or her spouse in excess of $300,000, in each of the two most recent years and has a reasonable expectation of reaching the same income level in the current year.

b. If not a natural person, one of the following:

i. a corporation, an organization described in Code Section 501(c)(3), a Massachusetts or similar business trust, or a partnership, not formed for the specific purpose of acquiring shares, with total assets in excess of $5,000,000;

ii. a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered and whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in a share;

iii. a broker-dealer registered pursuant to Section 15 of the Exchange Act;

iv. an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

v. a business development company (as defined in Section 2(a)(48) of the Investment Company Act);

vi. a Small Business Investment Company licensed by the United States Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

vii. an employee benefit plan within the meaning of ERISA, if the investment decision is made by a plan fiduciary (as defined in Section 3(21) of ERISA), which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons who are accredited investors;

viii. a private business development company (as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended);

ix. a bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; or

x. an entity in which all of the equity owners are accredited investors.

c. In addition, the SEC has issued certain no-action letters and interpretations in which it deemed certain trusts to be accredited investors, such as trusts where the trustee is a bank as defined in Section 3(a)(2) of the Securities Act and revocable grantor trusts established by individuals who meet the requirements of clause (1)(a)(i) or (1)(a)(ii) of this section. However, these no-action letters and interpretations are very fact specific and should not be relied upon without close consideration of your unique facts; or

(2) If you are not an accredited investor, the investment in the shares is not more than 10% of the greater of:

a. If you are a natural person:

i. your individual net worth, or joint net worth with your spouse, excluding the value of your primary residence (as described below); or

ii. your individual income, or joint income with your spouse, received in each of the two most recent years and you have a reasonable expectation that an investment in the shares will not exceed 10% of your individual or joint income in the current year.

b. If you are not a natural person,

i. your revenue, as of your most recently completed fiscal year end; or

ii. your net assets, as of your most recently completed fiscal year end.

For purposes of this definition, “net worth” means the excess of total assets at fair market value over total liabilities, except that the value of the principal residence owned by a natural person will be excluded for purposes of determining such natural person’s net worth. In addition, for purposes of this definition, the related amount of indebtedness secured by the primary residence up to the primary residence’s fair market value may also be excluded, except in the event such indebtedness increased in the 60 days preceding the purchase of our common stock and was unrelated to the acquisition of the primary residence, then the amount of the increase must be included as a liability in the net worth calculation. Moreover, indebtedness secured by the primary residence in excess of the fair market value of such residence should be considered a liability and deducted from the natural person’s net worth.

The managing broker-dealer, those selling shares on our behalf, and soliciting dealers and registered investment advisors recommending the purchase of shares in this offering must make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment for each shareholder based on information provided by the shareholder regarding the shareholder’s financial situation and investment objectives. See “Plan of Distribution—Suitability Standards” for a detailed discussion of the determinations regarding suitability that we require.

SUMMARY OF THE OFFERING

Cottonwood Multifamily REIT II, Inc.

We were formed as a Maryland corporation on June 10, 2016, to acquire and own directly or indirectly real estate investments located throughout the United States, primarily in the multifamily sector. Further, we may also participate in mezzanine loans and preferred equity in limited situations.

We will elect to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, beginning with the taxable year ending December 31, 2017, which may be extended by our board of directors until the taxable year ending December 31, 2018.

Our office is located at 6340 South 3000 East, Suite 500, Salt Lake City, Utah 84121, and our main telephone number is (801) 278-0700.

Investment Objectives

Our investment objectives are to:

•	preserve, protect and return invested capital;

•	pay attractive and stable cash distributions to shareholders; and

•	realize capital appreciation in the value of our investments over the long term.

Our board of directors may revise our investment policies without the approval of our shareholders.

Investment Strategy

We will use the net proceeds of this offering to invest directly or indirectly in multifamily apartment communities and multifamily real estate related assets located throughout the United States. We will do all of our investing through our operating partnership and anticipate that all or substantially all of our investments will be made through joint ventures with Cottonwood Residential O.P., LP. In the event that Cottonwood Residential O.P., LP declines to participate in an investment that our board of directors has approved, we may acquire or participate in the investment directly. It is anticipated that our operating partnership and Cottonwood Residential O.P., LP will invest through a special purpose entity for each investment.

We anticipate that our investments will be comprised of stabilized Class A multifamily apartment communities. We will seek to acquire and actively manage income-producing properties, with the objective of providing a stable and secure source of income for our shareholders and maximizing potential returns upon disposition of our assets through capital appreciation. We will primarily target properties that are located in major metropolitan areas in the western, southwestern and southeastern regions of the United States that have, in the opinion of the board of directors, attractive investment dynamics for property owners. We intend to target properties that were constructed after 2000; provided, however, we may invest in older properties if our board of directors determines that it is in our best interest. We, or the joint ventures, will engage Cottonwood Capital Property Management II, LLC to manage our multifamily apartment communities and provide other related services.

In addition to investments in multifamily apartment communities, we may make mezzanine loans or make preferred equity investments to or in entities that have been formed for the purpose of acquiring multifamily apartment communities. We anticipate that the mezzanine loans may have no security, may be directly or indirectly secured by the applicable multifamily apartment community or may be structured so that we or one of the joint ventures have the right to foreclose on the ownership interests in the entity to which we are making the mezzanine loan. We anticipate that we will not have significant voting rights with respect to an entity in which we made a preferred equity investment.

After we have invested substantially all of the offering proceeds from this offering, we expect that investments in the multifamily apartment communities will directly or indirectly comprise 80% or more of the aggregate cost of our portfolio, while multifamily real estate related assets (which consists of mezzanine loans and preferred equity interests) will comprise 20% or less of the aggregate cost of our portfolio. Our board of directors may revise this targeted portfolio allocation from time to time, or at any time, if it determines that a different portfolio composition is in our shareholders’ best interests.

Investment Committee

We intend to establish an investment committee that will analyze and approve any investment to be made by us. The investment committee will have 5 committee members and is currently comprised of Daniel Shaeffer, Chad Christensen, Gregg Christensen, Paul Fredenberg and Enzio Cassinis. The investment committee may request information from third parties in making its recommendations. The investment committee may be expanded or changed by our board of directors without shareholder approval.

Properties

Acquisition

It is anticipated that we will purchase properties, as described above, pursuant to purchase and sale agreements with unaffiliated sellers. We may also enter into contribution agreements whereby a holder of real estate desires to exchange the real estate for limited partner units in our operating partnership. If this occurs, we will amend and restate the partnership agreement of our operating partnership. The acquisition structure for such properties is currently unknown, but it is anticipated to be as described in “Investment Strategy” above. Cottonwood Residential O.P., LP may acquire multifamily apartment communities and warehouse such asset until we have sufficient funds to acquire the multifamily apartment community. In such event, the purchase price will be equal to the price paid by Cottonwood Residential O.P., LP for such multifamily apartment community.

In the event that the acquisition of a multifamily apartment community requires capital in excess of the amount raised by us, Cottonwood Residential O.P., LP will make a loan to us for the amount of such excess needed to acquire such multifamily apartment community. Any such loan will bear interest at a rate equal to 6% per annum. We will use the proceeds from the sale of shares to repay the principal and accrued interest on any such loan made.

We may have the opportunity to acquire investments during the offering period which require equity in excess of the amount raised by us at the time the investment must be purchased. If any such instances occur, Cottonwood Residential O.P., LP may make temporary loans to us for any amounts we are required to contribute to the joint venture in excess of the amount available by us to invest at the time of acquisition. Any loan made by Cottonwood Residential O.P., LP will bear interest at 6% per annum and will be repaid as additional shares are sold by us.

Financing

We intend to finance the purchase of the multifamily apartment communities with proceeds of this offering and loans obtained from third party lenders. We anticipate the use of moderate leverage to enhance total cash flow to our shareholders. We will target an aggregate loan-to-value ratio for multifamily apartment communities we acquire of between 50% and 70%, based on the purchase price of the multifamily apartment community or the fair market value of the multifamily apartment community at the time that the financing is obtained; provided, however, that we may obtain financing that is less than or exceeds such loan-to-value ratio in the discretion of our board of directors if the board of directors deems it to be in our best interest, or the best interest of our shareholders, to obtain such financing. We anticipate that all financing obtained to acquire multifamily apartment communities will be non-recourse to the joint ventures, our operating partnership and us. However, it is likely that at least one of the joint venture partners, which is anticipated to be Cottonwood Residential O.P., LP, but could also include us, will be required to enter into guaranties for the loans that relate to certain non-recourse carve-outs. The terms of any financing to be obtained are not currently known and we have not obtained any financing commitments for any multifamily apartment communities.

We may obtain a line of credit or other financing that will be secured by one or more of our assets. We intend to use the proceeds from any line of credit or financing to bridge the acquisition of, or acquire, the multifamily apartment communities and multifamily real estate related assets if our board of directors determines that we require such funds to acquire the multifamily apartment communities or multifamily real estate related assets.

Cottonwood Residential O.P., LP may, but is not obligated to, lend us money. All of the terms and conditions of such loan shall be determined by us and Cottonwood Residential O.P., LP; provided however that the interest rate on any such loan shall not exceed the 10-year Treasury rate plus 600 basis points.

Operations

We anticipate holding and managing our investments until December 31, 2024 (unless sooner dissolved and terminated by our board of directors, otherwise extended or a listing occurs), at which time we will commence an orderly sale of our assets. For more details regarding our liquidity strategy see “Summary of the Offering – Liquidity Strategy” below.

Investment Policy

We will rely on Cottonwood Residential O.P., LP to identify suitable investments. Many investment opportunities that are suitable for us may also be suitable for Cottonwood Residential O.P., LP and Cottonwood Residential, Inc. or other programs sponsored by such persons. Our sponsor has previously formed Cottonwood Multifamily REIT I, Inc. which will have a priority for potential investments until at least 85% of the capital raised by Multifamily REIT I, Inc. has been identified for investment. After such time, it is the intent of Cottonwood Residential O.P., LP and Cottonwood Residential, Inc. and us that, until at least 85% of the capital raised in this offering has been identified for investment or invested in multifamily apartment communities and multifamily real estate related assets, all opportunities to invest in multifamily apartment communities that meet our investment criteria and diversification criteria, subject to a few exceptions, will be first presented by Cottonwood Residential O.P., LP to our operating partnership and our operating partnership will have the right to acquire such multifamily apartment community; provided, however, our operating partnership must have enough equity available to make the required equity investment in such multifamily apartment community. Cottonwood Residential O.P., LP may sponsor other real estate funds and real estate investment trusts in the future which have investment objectives similar to ours. If we have already invested (or identified for investment) at least 85% of the capital raised in this offering and we sell one of our assets, we will not have priority for any suitable investment identified by Cottonwood Residential O.P., LP until the competing entity has invested (or identified for investment) at least 85% of its available capital. Cottonwood Residential O.P., LP may, but is not required to, present potential investments in multifamily real estate related assets to our operating partnership. For more details on how our operating partnership and Cottonwood Residential O.P., LP will minimize such conflicts of interest see the executed Investment Policy Agreement in Exhibit 6.8.

Our Sponsor

Our sponsor is Cottonwood Capital Property Management II, LLC which was formed as a Delaware limited liability company on January 25, 2008. Cottonwood Capital Property Management II, LLC is also referred to as the “property manager” and “asset manager.” The property and asset manager has extensive experience in operating multifamily apartment communities. Cottonwood Capital Property Management II, LLC is headquartered in Salt Lake City, Utah.

Cottonwood Capital Property Management II, LLC is wholly owned by Cottonwood Capital Holdings, LLC, a Delaware limited liability company, which is wholly owned by Cottonwood Capital Management, Inc., a Delaware corporation. Cottonwood Capital Management, Inc. is controlled by its board of directors currently consisting of Daniel Shaeffer, Chad Christensen and Gregg Christensen. The sole shareholder of Cottonwood Capital Management, Inc. is Cottonwood Residential O.P., LP. Cottonwood Residential O.P., LP is the operating partnership of Cottonwood Residential, Inc. Cottonwood Residential, Inc. is the sole general partner of Cottonwood Residential O.P., LP and makes all decisions on behalf of Cottonwood Residential O.P., LP. Cottonwood Residential O.P., LP has ownership interests in 45 multifamily apartment communities, owns structured investments in 3 multifamily apartment communities and is currently involved in the development of 4 multifamily apartment communities. Cottonwood Residential O.P., LP, either directly or through an affiliate, currently owns, operates and/or manages 21,529 multifamily apartment units across 18 states.

Cottonwood Residential, Inc. is controlled by its board of directors currently consisting of Daniel Shaeffer, Chad Christensen, Gregg Christensen, David Robertson and Lance Graber.

Our Board of Directors

We operate under the direction of our board of directors, the members of which are accountable to us and our shareholders as fiduciaries. Our board of directors is responsible for the management and control of our affairs. We currently have three members on our board of directors, all of which are currently on the board of directors and are officers of Cottonwood Residential, Inc. As a result, we do not have independent management.

Our board of directors will be classified into three classes. Each class of directors will be elected for successive terms ending at the annual meeting of the shareholders the third year after election and until his or her successor is elected and qualified. The current board members are Daniel Shaeffer, Chad Christensen and Gregg Christensen. The current Chief Executive Officer is Daniel Shaeffer, the current Chairman of the Board and President is Chad Christensen and the current Executive Vice President & General Counsel is Gregg Christensen.

The board of directors will have the right, with input from our investment committee, to make decisions regarding investments by our operating partnership. We do not have an outside advisor, and we do not plan to engage an advisor.

Capitalization of the Company

Our charter authorizes us to issue: (i) 1,000,000,000 shares of common stock, $0.01 par value per share. Our charter also authorizes the issuance of 100,000,000 shares of preferred stock. At this time, we have not issued any preferred stock.

As of the date of this offering circular, we have issued 1,000 shares of our common stock to Cottonwood Residential O.P., LP at a price of $10,000.

Our Operating Partnership

We will utilize an “umbrella partnership real estate investment trust” or “UPREIT” structure in which all our investments, including our interest in the joint ventures, will be owned through our operating partnership. We are the limited partner and the sole member of the general partner of the operating partnership. For each share purchased pursuant to this offering, CW Multifamily REIT II GP, LLC will acquire one common general partner unit of the operating partnership. We believe that using an UPREIT structure provides us with flexibility regarding our future acquisitions. Our operating partnership may accept contributions of property in exchange for limited partnership units in our operating partnership. If this occurs, we will amend and restate the partnership agreement of our operating partnership.

Capitalization of our Operating Partnership

The operating partnership is currently owned entirely by us, either directly or through a wholly owned subsidiary. It is anticipated that we will make capital contributions to the operating partnership as we raise funds pursuant to this offering.

Joint Ventures

Our operating partnership intends to enter into one or more joint ventures with Cottonwood Residential O.P., LP. Cottonwood Residential O.P., LP is the operating partnership of Cottonwood Residential, Inc. The joint ventures will be co-managed by our operating partnership and Cottonwood Residential O.P., LP which means that we will be dependent on Cottonwood Residential O.P., LP to make decisions with us regarding our investments. We (through our operating partnership) and Cottonwood Residential O.P., LP will have equal management authority with respect to the joint ventures despite unequal capital contributions and distributions. Our board of directors and officers will direct CW Multifamily REIT II GP, LLC, the general partner of our operating partnership, to direct the operating partnership’s decisions on our behalf regarding the management and operation of the joint ventures between us and Cottonwood Residential O.P., LP. Cottonwood Residential O.P., LP will own at least a 10% interest in each joint venture, but the ownership may vary on a joint venture by joint venture basis in Cottonwood Residential O.P., LP’s sole discretion. The capital contributions to each joint venture will initially be made approximately 90% by us and 10% by Cottonwood Residential O.P., LP.

It is anticipated that all of our multifamily apartment communities will be acquired through the joint ventures. If Cottonwood Residential O.P., LP acquires a tenant in common interest in a multifamily apartment community acquired by a joint venture, Cottonwood Residential O.P., LP’s obligation to make capital contributions will be reduced by the amount of equity used by Cottonwood Residential O.P., LP to acquire such tenant in common interest. To the extent that the tenant in common interest represents at least a 10% undivided interest in the multifamily apartment community, Cottonwood Residential O.P., LP will not be required to make any capital contributions to the applicable joint venture in exchange for its interest in such joint venture. Cottonwood Residential O.P., LP will be entitled to receive 20% of net income and distributions from the joint venture even if it has not made any capital contributions to the joint venture. This promotional interest is subordinated to our receipt of an 8% preferred return. Multifamily apartment communities may be acquired directly by our operating partnership in the event that Cottonwood Residential O.P., LP does not want to participate in a transaction which our board of directors has approved. See “Investment Objectives and Criteria” below for a description of the approval process for all investments to be made by us.

Capitalization of the Joint Ventures

The joint ventures will be capitalized by our operating partnership and Cottonwood Residential O.P., LP as multifamily apartment communities or multifamily real estate related assets are ready to be acquired or made.

Distributions from the Joint Ventures

Cash from Operations from each joint venture will be distributed as follows:

(1) First, to the partners (our operating partnership and Cottonwood Residential O.P., LP) in proportion to their accrued but undistributed 8% preferred return (as defined in the Form of Joint Venture Agreement in Exhibit 6.4), until the partners have been distributed an amount equal to their accrued but undistributed 8% preferred return;

(2) Second, (i) 50% to the partners (our operating partnership and Cottonwood Residential O.P., LP) in proportion to their respective interest in the joint venture and (ii) 50% to Cottonwood Residential O.P., LP, until Cottonwood Residential O.P., LP has received an amount pursuant to this clause (ii) equal to 20% of the amount distributed to the partners (our operating partnership and Cottonwood Residential O.P., LP) pursuant to item 1 and this item 2; and

(3) Thereafter, 80% to the partners (our operating partnership and Cottonwood Residential O.P., LP) in proportion to their respective interest in the joint venture and 20% to Cottonwood Residential O.P., LP.

Cash from Capital Transactions from each joint venture will be distributed as follows:

(1) First, to the partners (our operating partnership and Cottonwood Residential O.P., LP) in proportion to their accrued but undistributed 8% preferred return (as defined in the Form of Joint Venture Agreement in Exhibit 6.4), until the partners have been distributed an amount equal to their accrued but undistributed 8% preferred return;

(2) Second, 100% to the partners (our operating partnership and Cottonwood Residential O.P., LP) until their capital accounts are reduced to zero;

(3) Third, (i) 50% to the partners (our operating partnership and Cottonwood Residential O.P., LP) in proportion to their respective interest in the joint venture and (ii) 50% to Cottonwood Residential O.P., LP, until Cottonwood Residential O.P., LP has received an amount pursuant to clause (ii) of item 2 under Cash from Operations (above) and this clause (ii) equal to 20% of the total amount distributed to the partners (our operating partnership and Cottonwood Residential O.P., LP) pursuant to item 1 above, this item 3 and items 1 and 2 under Cash from Operations; and

(4) Thereafter, 80% to the partners (our operating partnership and Cottonwood Residential O.P., LP) in proportion to their respective interest in the joint venture and 20% to Cottonwood Residential O.P., LP.

Taking into consideration the distributions from Cash From Operations and Cash From Distributions, Cottonwood Residential O.P., LP is effectively receiving a promotional interest equal to 20% of the profits of each joint venture which is subordinated to our receipt of an 8% preferred return. The joint venture will make allocations of income and loss so that the allocations are made in a similar manner to the distributions. Losses will not be passed through to our shareholders.

The following is an example of how Cash from Operations from each joint venture will be distributed.

Joint Venture Distribution Example (1)

		— Scenario A: Upside —				— Scenario B: Down Side —
	Total	Members			Total	Members
		Cottonwood Multifamily REIT II O.P., LP	Cottonwood Residential O.P., LP	Cottonwood Residential O.P., LP(2)		Cottonwood Multifamily REIT II O.P., LP	Cottonwood Residential O.P., LP	Cottonwood Residential O.P., LP(2)
Joint Venture Investment	10,000,000	9,000,000	1,000,000	—	10,000,000	9,000,000	1,000,000	—
Ownership %		90%	10%			90%	10%
Operating Cash Flow (5-Year Hold)	5,000,000				2,500,000
(1) Preferred Return - 8%		3,600,000	400,000	—		2,250,000	250,000	—
(2) 50/50 Till 20%		450,000	50,000	500,000		—	—	—
(3) 80/20 Thereafter		—	—	—		—	—	—

Total OCF Distribution	5,000,000	4,050,000	450,000	500,000	2,500,000	2,250,000	250,000	—
Cash from Capital Transaction	12,000,000				11,000,000
(1) Preferred Return - 8%		—	—	—		1,350,000	150,000	—
(2) Return of Capital		9,000,000	1,000,000	—		8,550,000	950,000	—
(3) 50/50 Till 20%		450,000	50,000	500,000		—	—	—
(4) 80/20 Thereafter		720,000	80,000	200,000		—	—	—

Total Transaction CF Distribution	12,000,000	10,170,000	1,130,000	700,000	11,000,000	9,900,000	1,100,000	—
TOTAL PROCEEDS	17,000,000	14,220,000	1,580,000	1,200,000	13,500,000	12,150,000	1,350,000	—

(1)	Assume 5 year hold.
(2)	Cottonwood Residential O.P., LP promotional interest.

Our Structure

The chart below shows the relationships among our company and various affiliates.

*	Some multifamily apartment communities and multifamily real estate related assets may be purchased by our operating partnership without Cottonwood Residential, Inc.’s and Cottonwood Residential O.P., LP’s participation. We intend to form one or more joint ventures with Cottonwood Residential O.P., LP. Cottonwood Residential O.P., LP will have the option to vary its ownership on a joint venture by joint venture basis in its sole discretion, but in no circumstance will its ownership be less than 10%.

REIT Status

We intend to qualify as a REIT and to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, beginning with the year ending December 31, 2017, however, the board of directors may extend such date until the taxable year ending December 31, 2018. To qualify for REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our REIT taxable income, determined without regard for any deduction for distributions paid and excluding any net capital gain to our shareholders.

The timing and amount of distributions we pay will be determined by our board of directors in its discretion and may vary from time to time. Generally, our policy will be to make distributions from cash flow from operations. However, we expect to have little, if any, cash flow from operations available for distribution until we make substantial investments. Further, because we may receive income from interest or rents or interest at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that at least during the early stages of our development and from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period, and we expect to pay these distributions in advance of our actual receipt of these funds. In these instances, our board of directors has the authority under our organizational documents, to the extent permitted by Maryland law, to fund distributions from sources such as borrowings, offering proceeds or advances and the deferral of fees and expense reimbursements in its sole discretion. We have not established a limit on the amount of proceeds we may use from this offering to fund distributions. If we make distributions from sources other than cash flow from operations, we will have fewer funds available for investments and your overall return on your investment in us may be reduced.

As a REIT, we generally will not be subject to federal income tax on our REIT taxable income that we distribute to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify as a REIT, we may still be subject to some federal, state and local taxes on a portion of our income or property. In order for us to maintain our qualification as a REIT, it may be necessary for certain services to be provided by a taxable REIT subsidiary. It is not currently anticipated that we will need a taxable REIT subsidiary.

Terms of the Offering

We are offering up to $50,000,000 in shares of our common stock. We are offering shares at an initial price of $10.00 per share. This is a “all-or-nothing minimum, best-efforts maximum” offering, which means that we are required to obtain subscriptions for at least $2,000,000 of common stock before any common stock is sold to investors. After the minimum of $2,000,000 of common stock have been sold, our managing broker-dealer and the soliciting dealers will use their best efforts to sell our shares of common stock, but are not required to sell any specific amount of our shares of common stock. We are limiting our sales in the state of Texas to no more than $10,000,000 in shares of common stock and in the state of Washington to no more than $5,000,000 in shares of common stock.

Our shares will not be listed for trading on any securities exchange or over-the-counter market at the time you purchase the shares. It is unlikely that any public market for the shares will develop. You should expect to hold your shares for an extended period of time.

Summary Risk Factors

An investment in shares of our common stock involves significant risks, including those described below.

•	We have no operating history. There is no assurance that we will be able to successfully achieve our investment objectives.

•	Because there is no public trading market for our shares and we are not required to effectuate a liquidity event until December 31, 2024 (unless sooner dissolved and terminated by our board of directors, otherwise extended or a listing occurs), it will be difficult for you to sell your shares. If you are able to sell your shares, you will likely sell them at a substantial discount.

•	There are restrictions and limitations on your ability to have all or any portion of your shares of our common stock repurchased under our share repurchase program, and, if you are able to have your shares repurchased, it may be at a price that is less than the price you paid for the shares or the then-current value of the shares.

•	The amount of distributions we may make is uncertain. Our distributions may be paid from sources such as borrowings, offering proceeds or advances and the deferral of fees and expense reimbursements. We have not established a limit on the amount of proceeds from this offering that we may use to fund distributions. Distributions from sources other than our cash flow from operations would reduce the funds available to us for investments in multifamily apartment communities and multifamily real estate related assets, which could reduce your overall return.

•	All of our executive officers and directors are also officers and directors of Cottonwood Residential, Inc., the general partner of Cottonwood Residential O.P., LP, which will be our joint venture partner. As a result, they will likely face conflicts of interest.

•	We have not established the offering price on an independent basis and it bears no relationship to the value of our assets.

•	You will not have the opportunity to evaluate our investments prior to purchasing shares of our common stock.

•	Our ability to raise money and achieve our investment objectives depends on the ability of the managing broker-dealer to successfully market our offering. If we raise substantially less than the maximum offering amount, we may not be able to invest in a diverse portfolio of assets and the value of your investment may vary more widely with the performance of certain investments.

•	We will pay certain fees and expenses to Cottonwood Residential O.P., LP and its affiliates. These fees were not negotiated at arm’s length and therefore may be higher than fees payable to unaffiliated third parties.

•	We may incur substantial debt in certain circumstances. Our use of leverage increases the risk of your investment. Loans we obtain may be collateralized by some or all of our investments, which will put those investments at risk of forfeiture if we are unable to pay our debts. Principal and interest payments on these loans reduce the amount of money that would otherwise be available for other purposes.

•	Volatility in the debt markets could affect our ability to obtain financing for investments or other activities related to real estate assets and the diversification or value of our portfolio, potentially reducing cash available for distribution to our shareholders or our ability to make investments.

•	If we fail to continue to qualify as a REIT, it would adversely affect our operations and our ability to make distributions to our shareholders because we will be subject to United States federal income tax at regular corporate rates with no ability to deduct distributions made to our shareholders.

Compensation to Cottonwood Capital Property Management II, LLC and Its Affiliates

Cottonwood Capital Property Management II, LLC and its affiliates receive compensation for services related to this offering and for the acquisition, management and disposition of our assets, subject to review and approval of our board of directors.

(1) Managing Broker-Dealer Fee – Cottonwood Capital Property Management II, LLC will pay our managing broker-dealer a managing broker-dealer fee equal to 3% of the gross offering proceeds. Our managing broker-dealer may re-allow 1.25% of the managing broker-dealer fee, as a wholesale commission, to certain employees of Cottonwood Residential Inc. or Cottonwood Residential O.P., LP.

(2) Sales commissions – Cottonwood Capital Property Management II, LLC will pay our managing broker-dealer sales commissions equal to 6% of the gross offering proceeds. Our managing broker-dealer may re-allow such sales commissions to certain employees of Cottonwood Residential Inc. or Cottonwood Residential O.P., LP who sell shares of our common stock.

(3) Property Management Fee – Cottonwood Capital Property Management II, LLC will receive a property management fee in an amount up to 3.5% of the annual gross revenues of our multifamily apartment communities it manages.

(4) Construction Management Fee – Cottonwood Capital Property Management II, LLC will receive for its services in supervising any renovation or construction project in excess of $5,000 in or about each property a construction management fee equal to 5% of the cost of the amount that is expended. In the event that Certis Construction, LLC has been hired as the general contractor with respect to any renovation or construction project, Cottonwood Capital Property Management II, LLC will not receive the construction management fee for such renovation or construction project.

(5) Asset Management Fee – Cottonwood Capital Property Management II, LLC will receive an annual asset management fee in an amount equal to 0.75% of the gross book value of our assets (until such time as our board of directors has established a net asset value of our assets, at which point it shall equal 0.75% of the gross asset value determined pursuant to the most recent net asset value). We plan to determine the net asset value of our common stock no later than 150 days following the second anniversary of breaking escrow, and quarterly thereafter. The asset management fee will be paid by us and not the joint ventures. As a result, it will be paid from our share of income generated by the joint ventures.

(6) Distributions from joint ventures – Cottonwood Residential O.P., LP will be a member of the joint ventures and will receive distributions and allocations of profits in an amount that exceeds its proportional share of capital contributions to the joint venture. For more details, see the Form of Joint Venture Agreement in Exhibit 6.4. The Form of Joint Venture Agreement will be updated for each joint venture to reflect actual contributions made by our operating partnership and Cottonwood Residential O.P., LP.

(7) Construction Services – Certis Construction, LLC, an affiliate of Cottonwood Capital Property Management II, LLC, may be hired as the general contractor for construction related to loss events at the multifamily apartment communities. Certis Construction, LLC will enter into contracts for the applicable repair work for the amount of the insurance award related to the applicable loss. Certis Construction, LLC will have the right to retain the excess over the amount actually incurred by Certis Construction, LLC to perform the required repairs and the contracted amount (i.e. the amount of the insurance proceeds).

(8) Resident Indemnification Program – Resident Indemnity Management, LLC, an affiliate of Cottonwood Capital Property Management II, LLC, may enter into contracts with the residents at the multifamily apartment communities for limited renter indemnification. The fee to be received by Residential Indemnity Management, LLC will vary, but will generally be equal to $8 per month per participating resident (though this amount may be higher or lower in some instances). These fees will be paid by residents of the multifamily apartment complex and will not be obligations of us or the joint ventures that own the multifamily apartment communities.

(9) Utility Management Fee – Capital Utility Resources, LLC, an affiliate of Cottonwood Capital Property Management II, LLC may be hired by the joint ventures to provide services related to allocation of the utility charges at the applicable multifamily apartment community to each of the residents at such multifamily apartment community. The fees charged by Capital Utility Resources, LLC will vary, based on the multifamily apartment community, from $3.00 to $5.00 per month per residential unit at the multifamily apartment community (though this amount may be higher or lower in some instances). Under some circumstances, the joint ventures that own the multifamily apartment communities may charge the residents at the multifamily apartment community for such services and will have the right to retain such amounts.

(10) Internet and Television Services – Ditaro, LLC, an affiliate of Cottonwood Capital Property Management II, LLC, may enter into a contract with each of the joint ventures to provide internet and/or TV services for the multifamily apartment communities. The fees charged by Ditaro, LLC will vary based on market factors where the multifamily apartment community is located and will generally be between $10 and $30 per month per residential unit at the multifamily apartment communities (though this amount may be higher or lower in some instances). The joint ventures intend to charge each resident a fee for internet and/or television services which is anticipated to exceed the fee charged by Ditaro, LLC. The joint ventures will be entitled to retain the excess over the amount of the fee charged by Ditaro, LLC and the amount of the fee charged to the residents.

(11) Vendor Verification – Vendor Verify, LLC, an affiliate of Cottonwood Capital Property Management II, LLC, may enter into contracts with all third party vendors that propose to provide services with respect to the multifamily apartment communities. Pursuant to these contracts Vendor Verify, LLC will have the right to perform background checks on the third party vendor and will receive a fee equal to approximately $100 to $150 per vendor (though this amount may be higher or lower with respect to a particular vendor). The fees due to Vendor Verify, LLC will be paid by the third party vendors and will not be obligations of us or the joint ventures.

(12) Property Management Corporate Service Fee – Cottonwood Capital Property Management II, LLC will allocate a fee each month to each of the joint ventures which is intended to allocate certain costs incurred by Cottonwood Capital Property Management II, LLC and its affiliated entities with respect to all assets under management by such entities including, without limitation, technical support, postage, legal fees, travel, payroll services, marketing fees, LRO/revenue management and Yardi services. Cottonwood Capital Property Management II, LLC believes that the size of its management platform results in economies of scale with respect to such costs and relative to what these costs would be if charged by a third party to us or the joint ventures. This fee may vary each month and will be dependent on the number of assets managed by Cottonwood Capital Property Management II, LLC and its affiliates and the actual overhead expenses incurred. Cottonwood Capital Property Management II, LLC will have the right to retain any excess over actual costs and the amount of the fee charged.

(13) Insurance Fee – Cottonwood Capital Property Management II, LLC, through its wholly-owned insurance company, will provide insurance for the multifamily apartment communities and will receive a risk management fee equal to 10% of the insurance premium. Cottonwood Capital Property Management II, LLC will also be entitled to retain any excess of the funded aggregate deductible not used to pay claims. Greentree Risk Management, Inc., a licensed insurance broker affiliated with Cottonwood Capital Property Management II, LLC, will receive 20% of the brokerage fee charged with respect to the placement of all insurance policies for the multifamily apartment communities.

See “Management Compensation” for a more detailed explanation of the fees and expenses payable to Cottonwood Capital Property Management II, LLC and its affiliates. Cottonwood Capital Property Management II, LLC is paying the selling commissions and managing broker-dealer fee in exchange for which it shall become our asset manager and the property manager for our multifamily apartment communities. For more details, see the executed Three-Party Agreement in Exhibit 6.9.

Compensation to Our Managing Broker-Dealer

Cottonwood Capital Property Management II, LLC will pay our managing broker-dealer, Orchard Securities, LLC, selling commissions equal to 6% of the purchase price of the shares sold by soliciting dealers, which it will re-allow to the soliciting dealers. Cottonwood Capital Property Management II, LLC will also pay our managing broker-dealer a managing broker-dealer fee equal to 3% of the purchase price of the shares sold by soliciting dealers, which includes compensation for acting as the managing broker-dealer and for expenses incurred in connection with marketing our shares and wholesaler compensation, some of which may be re-allowed to soliciting dealers. Since we are not responsible for paying selling commissions, the managing broker-dealer fee or organization and offering expenses, we estimate that we will use 100% of the gross proceeds from this offering, or $10.00 per share, for investments in multifamily apartment communities and multifamily real estate related assets.

Conflicts of Interest of Directors and Officers

We may experience conflicts of interest with Cottonwood Residential O.P., LP and Cottonwood Residential, Inc. or their affiliates in connection with this offering and the management of our business, including the following:

•	the members of our board of directors are also members of the board of directors of Cottonwood Residential, Inc., the general partner of Cottonwood Residential O.P., LP, so there will likely be a conflict of interest between their obligations to Cottonwood Residential O.P., LP and their obligations to us and our operating partnership;

•	the directors and officers of Cottonwood Residential, Inc. must allocate their time between advising us and managing Cottonwood Residential, Inc.’s and Cottonwood Residential O.P., LP’s businesses and the other real estate projects and business activities in which they may be involved;

•	the compensation payable by us to Cottonwood Residential O.P., LP and its affiliates may not be on terms that would result from arm’s-length negotiations between unaffiliated parties, and are payable regardless of the performance of the investments we make; and

•	the property management fees, construction management fees and asset management fees payable to our property and asset manager will generally be payable regardless of the quality of services provided to us.

Share Repurchase Program

Our share repurchase program may provide an opportunity for our shareholders to have their shares of our common stock repurchased by us, subject to certain restrictions and limitations. No shares can be repurchased under our share repurchase program until after the first anniversary of the date of purchase of such shares by the applicable investor.

The purchase price for shares repurchased under our share repurchase program will be as follows:

Share Purchase Anniversary	Repurchase Price
Less than 1 year	No Repurchase Allowed
1 year	80% of Estimated Value(1)
2 years	85% of Estimated Value(1)
3 years	90% of Estimated Value(1)
4 years and thereafter	95% of Estimated Value(1)
In the event of a shareholder’s death or complete disability	95% of Estimated Value(1)

(1)	For purposes of the share repurchase program, the “estimated value per share” will equal the purchase price until the day we disclose, subsequent to completion of the offering, a new estimated value per share. During this time period, the purchase price per share will be determined by adjusting for any stock dividends, combinations, splits, recapitalizations or any similar transaction with respect to the shares of common stock. Thereafter, the estimated value per share (which shall be the net asset value of our common stock) shall be determined by our board of directors. We plan to determine the net asset value of our common stock no later than 150 days following the second anniversary of breaking escrow, and quarterly thereafter. The purchase price per share for shares repurchased pursuant to the share repurchase program will be further reduced by the aggregate amount of net proceeds per share, if any, distributed to our shareholders prior to the repurchase date as a result of the sale of one or more of our assets that constitutes a return of capital distribution as a result of such sales. For more details on how the board of directors will determine the net asset value see “Risk Factors — Risks Related to This Offering and Our Corporate Structure.”

We are not obligated to repurchase shares of our common stock under the share repurchase program. We presently intend to limit the number of shares to be repurchased in any calendar year to 3% of the weighted average number of shares of our common stock outstanding during the prior calendar year. We will not repurchase shares if our board of directors determines, in its sole discretion, that the repurchase price determined in accordance with the terms of our share repurchase plan exceeds the then current fair market value of the shares to be repurchased. There is no fee in connection with a repurchase of shares of our common stock.

Subject to the 3% limitation outlined above, our board of directors may, in its sole discretion, choose to use any source of funds to repurchase shares of our common stock. Such sources of funds could include cash on hand, cash available from borrowings and cash from liquidations of securities investments as of the end of the applicable month, to the extent that such funds are not otherwise dedicated to a particular use, such as working capital, cash distributions to shareholders or purchases of real estate assets.

Our board of directors may, in its sole discretion, amend, suspend, or terminate the share repurchase program at any time upon 30 days’ notice to our shareholders if it determines that the funds available to fund the share repurchase program are needed for other business or operational purposes or that amendment, suspension or termination of the share repurchase program is in the best interest of our shareholders. Therefore, shareholders may not have the opportunity to make a repurchase request prior to any potential termination of our share repurchase program.

Reporting Requirement

We have to comply with a number of reporting requirements. Pursuant to Rule 257 of Regulation A, we are required to file with the SEC the following periodic and current reports:

(1)	Annual reports on Form 1-K that cover, among other things, our business operations, our transactions with related persons, descriptions of our management personnel, management’s discussion and analysis of our liquidity, capital resources and results of operations, and audited financial statements;

(2)	Semiannual reports on Form 1-SA that consist primarily of financial statements and management’s discussion and analysis;

(3)	Current event reports on Form 1-U, which are required when we experience certain types of events, including, but not limited to, fundamental changes, bankruptcy or receivership, or material modifications to the rights of our shareholders; and

(4)	Special financial reports on Form 1-K or Form 1-SA.

Liquidity Strategy

In the future, our board of directors will consider alternatives for providing liquidity to our shareholders, each of which is referred to as a “liquidity event,” including the sale of our assets, a sale or merger of our company or a listing of our shares on a national securities exchange. In making the decision regarding which type of liquidity event to pursue, our board of directors will try to determine which available alternative method would result in the greatest value for our shareholders. Our board of directors has determined that the liquidity event will occur no later than December 31, 2024, also known as the termination date (which may be extended for two 1-year extensions in the sole discretion of our board of directors and may be extended for two additional 1-year extensions by a majority vote of the shareholders). Board approval and shareholder approval of such extension must take place at least three months before the scheduled termination date. If our board of directors does not approve an extension we will begin an orderly sale of our assets within a one-year period from the date our board of directors made the decision not to extend. If we do not get shareholder approval to extend the term we will begin an orderly sale of our assets within a one-year period from date of the shareholder vote. If our shareholders approve the second and last 1-year extension, we will begin an orderly sale of our assets within a one-year period from the final termination date (December 31, 2028). The precise timing of such sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to our shareholders. It is possible that we may merge with Cottonwood Residential, Inc.

In the event that a listing occurs on or before the termination date, we will continue perpetually unless dissolved pursuant to a vote of our shareholders or any applicable provision of the Maryland General Corporation Law. A listing shall mean the commencement of trading of our common stock on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of our board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to our shareholders. A listing shall also be deemed to occur on the effective date of a merger in which the consideration received by our shareholders is securities of another entity that are listed on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of our board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to our shareholders. For more details, see Article XI of our Charter in Exhibit 2.1.

Investment Company Act Considerations

We believe we will conduct our operations so that neither we, nor our operating partnership or the subsidiaries of our operating partnership (including the joint ventures) are required to register as investment companies under the Investment Company Act of 1940, as amended, or the Investment Company Act. If we, our operating partnership or any of our subsidiaries (including the joint ventures) were obligated to register as investment companies, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:

•	pursuant to Section 3(a)(1)(A), is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

•	pursuant to Section 3(a)(1)(C) is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

We believe that neither we nor our operating partnership will be required to register as an investment company based on the following analysis. With respect to the 40% test, all of the joint ventures through which we and our operating partnership will own our assets will be majority-owned subsidiaries that will not themselves be investment companies and will not be relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7).

With respect to the primarily engaged test, we and our operating partnership will be holding companies and do not intend to invest or trade in securities ourselves. Rather, through the joint ventures which will be majority-owned subsidiaries of our operating partnership, we and our operating partnership will be primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real estate and real estate-related assets.

If any of the subsidiaries of our operating partnership, including the joint ventures, fail to meet the 40% test, we believe they will usually, if not always, be able to rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company. (Otherwise, they should be able to rely on the exceptions for private investment companies pursuant to Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.) As reflected in no-action letters, the SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate,” or qualifying assets; at least 80% of its assets in qualifying assets plus real estate-related assets; and no more than 20% of the value of its assets in other than qualifying assets and real estate-related assets, which we refer to as miscellaneous assets. To constitute a qualifying asset under this 55% requirement, a real estate interest must meet various criteria based on no-action letters. We expect that any of the joint ventures relying on Section 3(c)(5)(C) will invest at least 55% of its assets in qualifying assets, and approximately an additional 25% of its assets in other types of real estate-related assets. If any subsidiary relies on Section 3(c)(5)(C), we expect to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to types of assets to determine which assets are qualifying real estate assets and real estate-related assets.

To maintain compliance with the Investment Company Act, our subsidiaries may be unable to sell assets we would otherwise want them to sell and may need to sell assets we would otherwise wish them to retain. In addition, our subsidiaries may have to acquire additional assets that they might not otherwise have acquired or may have to forego opportunities to make investments that we would otherwise want them to make and would be important to our investment strategy. Moreover, the SEC or its staff may issue interpretations with respect to various types of assets that are contrary to our views and current SEC staff interpretations are subject to change, which increases the risk of non-compliance and the risk that we may be forced to make adverse changes to our portfolio.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this offering circular before purchasing our common stock. If any of the following risks were to occur, our business, financial condition or results of operations could be materially and adversely affected. In these circumstances, the value of our common stock may decline, and you could lose some or all of your investment.

This offering circular contains forward-looking statements about our business, including, in particular, statements about our plans, strategies and objectives. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. You should not rely on these forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our actual results, performance and achievements may be materially different from those expressed or implied by these forward-looking statements.

You should carefully review this section for a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Risks Related to Conflicts of Interest

Cottonwood Residential O.P., LP, our officers and the real estate, debt finance, legal, management and accounting professionals we retain will face competing demands on their time and this may cause our operations and our shareholders’ investment to suffer.

We rely on Cottonwood Residential O.P., LP, our officers, and the real estate, debt finance, legal, management, and accounting professionals that we retain to provide services to us for the day-to-day operation of our business. Other Cottonwood Residential O.P., LP sponsored real estate programs are advised by Cottonwood Residential O.P., LP and Cottonwood Residential, Inc. and rely on many of the same real estate, debt finance, legal, management, and accounting professionals, as will future Cottonwood Residential O.P., LP sponsored programs. As a result of their interests in other Cottonwood Residential O.P., LP programs and their obligations to other investors, these professionals will likely face conflicts of interest in allocating their time among us and Cottonwood Residential O.P., LP and other Cottonwood Residential O.P., LP sponsored programs, as well as other business activities in which they are involved. During times of intense activity in other programs and ventures, these individuals may devote less time and fewer resources to our business than are necessary or appropriate to manage our business. If these events occur, the returns on our investments, and the value of your investment, may decline.

All of our executive officers, our directors and the key real estate and debt finance professionals we retain face conflicts of interest related to their positions and/or interests in Cottonwood Residential O.P., LP and its affiliates, which could hinder our ability to implement our business strategy and to generate returns to our shareholders.

All of our executive officers, our directors, and the key real estate and debt finance professionals we retain are also executive officers, directors, managers, key professionals, and/or holders of a direct or indirect controlling interest in Cottonwood Residential O.P., LP. As a result, they owe fiduciary or other duties to each of these entities, their members and limited partners, which fiduciary or other duties may from time to time conflict with the fiduciary or other duties that they owe to us and our shareholders. Their loyalties to these other entities and investors could result in action or inaction that is detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. Cottonwood Residential O.P., LP will be our partner in the joint ventures and may have interests that are different than ours. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to our shareholders and to maintain or increase the value of our assets. Because our board of directors and officers are also directors and officers of Cottonwood Residential, Inc., they may make decisions regarding the management of the properties and the property management agreements which are not in the best interests of our shareholders.

Our operating partnership and Cottonwood Residential O.P., LP have to agree on investment decisions made by the joint ventures even though we anticipate that we will contribute most of the capital used by the joint ventures to acquire multifamily apartment communities and multifamily real estate related assets.

We anticipate that we, through our operating partnership, will contribute most of the capital used by the joint ventures to acquire multifamily apartment communities and multifamily real estate related assets. All decisions regarding the operations of the joint ventures, including the acquisition of investments, the financing of investments or the disposition of investments, will require the approval of both of our operating partnership and Cottonwood Residential O.P., LP. Cottonwood Residential O.P., LP may make a decision regarding the operations of the joint ventures that is not in the best interests of our shareholders. For more details on the capital contributions and management of the joint ventures see “The Form of Joint Venture Agreement.” Each joint venture will use the Form of Joint Venture Agreement attached hereto as Exhibit 6.4, but the form is subject to change to account for changes required by a lender and actual contributions made by our operating partnership and Cottonwood Residential O.P., LP.

We may acquire multifamily apartment communities from affiliates of our sponsor.

We may acquire multifamily apartment communities from our sponsor and its affiliates. Such acquisitions may not be on market terms.

Conflicts of interest could result in our management acting other than in our shareholders’ best interest.

We or the joint ventures will be a party to property management agreements with Cottonwood Capital Property Management II, LLC (the form of which is attached hereto as Exhibit 6.6). Cottonwood Capital Property Management II, LLC is indirectly owned by Cottonwood Residential O.P., LP. Because our board of directors and officers are also directors and officers of Cottonwood Residential O.P., LP, they may make decisions regarding the management of the properties and the property management agreements which are not in the best interests of our shareholders.

We may compete with affiliates of Cottonwood Residential O.P., LP for opportunities to acquire or sell multifamily apartment communities and multifamily real estate related assets, which may have an adverse impact on our operations. We may also buy or sell multifamily apartment communities and multifamily real estate related assets at the same time as affiliates of Cottonwood Residential O.P., LP. There may be a conflict of interest with respect to the selection of multifamily apartment communities and multifamily real estate related assets to be purchased by us and/or Cottonwood Residential O.P., LP and its affiliates. Cottonwood Residential O.P., LP may own competing properties in the markets in which our multifamily apartment communities are located which may lead to conflicts of interests with respect to the operations and management of our multifamily apartment communities. For more details on how we, Cottonwood Residential O.P., LP and Cottonwood Residential, Inc. will handle potential investment opportunities see “Conflicts of Interest – Allocation of Investment Opportunities.”

The fees we pay to affiliates in connection with the management of our assets and investments were determined without the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

The fees paid to our property and asset manager for services it provides for us were determined without the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties, may be in excess of amounts that we would otherwise pay to third parties for such services and may reduce the amount of cash that would otherwise be available for investments in multifamily apartment communities and multifamily real estate related assets and distributions to our shareholders.

Cottonwood Capital Property Management II, LLC or its affiliates has sponsored other entities and offerings and may sponsor additional entities and offerings in the future.

Cottonwood Capital Property Management II, LLC has sponsored Cottonwood Multifamily REIT I, Inc. which has investment objectives that are similar to us. In addition, it is possible that Cottonwood Capital Property Management II, LLC or its affiliates may form future REITs and entities that may invest in assets that are similar to the multifamily apartment communities and multifamily real estate related assets we intend to acquire. As a result, the conflicts of interest with respect to time, selection of investments and management of our investments may increase if Cottonwood Capital Property Management II, LLC or its affiliates sponsor additional programs.

We and the joint ventures will enter into long-term contracts with Cottonwood Capital Property Management II, LLC that cannot be terminated unless Cottonwood Capital Property Management II, LLC is fraudulent or grossly negligent.

We intend to enter into long-term contracts with Cottonwood Capital Property Management II, LLC for the asset management of our assets and the joint ventures will enter into long-term property management contracts with Cottonwood Capital Property Management II, LLC with respect to the property management of each of the multifamily apartment communities. Because these contracts cannot be terminated other than in the event of fraud, gross negligence or willful misconduct by Cottonwood Capital Property Management II, LLC, there may be conflicts of interest with respect to the performance of Cottonwood Capital Property Management II, LLC’s of its obligations under those contracts.

Risks Related to an Investment in our Common Stock

Because no public trading market for your shares currently exists, it will be difficult for you to sell your shares and, if you are able to sell your shares, you will likely sell them at a substantial discount to the offering price.

We are not required to effectuate a liquidity event until December 31, 2024 (unless sooner dissolved and terminated by our board of directors, otherwise extended or a listing occurs). In addition, our charter does not require us to list our shares for trading on a securities exchange by a specified date. There is currently no public market for our shares and we currently have no plans to list our shares on a securities exchange. Any subsequent sale must comply with applicable state and federal securities laws. Our charter prohibits the ownership of more than 9.8% of our stock, unless exempted by our board of directors, which may inhibit large investors from desiring to purchase your shares. Moreover, our share repurchase program includes numerous restrictions that limit your ability to sell your shares to us, and our board of directors may amend, suspend, or terminate our share repurchase program upon 30 days’ notice. We describe the restrictions of our share repurchase program in detail under “Description of Shares—Share Repurchase Program.” Therefore, it will be difficult for you to sell your shares promptly or at all. If you are able to sell your shares, you will likely have to sell them at a substantial discount to their offering price. It is also likely that your shares will not be accepted as the primary collateral for a loan. You should purchase our shares only as a long-term investment because of the illiquid nature of the shares.

We will face significant competition for multifamily apartment communities and multifamily real estate related assets, which may limit our ability to acquire suitable investments and achieve our investment objectives or make distributions.

We will be competing to acquire multifamily apartment communities and multifamily real estate related assets with other REITs, real estate limited partnerships, pension funds and their advisors, bank and insurance company investment accounts, and other entities. Many of our competitors have greater financial resources, and a greater ability to borrow funds to acquire properties, than we do. We cannot be sure that the board of directors will be successful in obtaining suitable investments on financially attractive terms or that, if investments are made, our objectives will be achieved.

If we are unable to find suitable investments or if we raise substantial offering proceeds in a short period of time and are unable to invest all of the net offering proceeds promptly, we may not be able to achieve our investment objectives or make distributions.

The more money we raise in this offering, the greater our challenge will be to invest all of the net offering proceeds on attractive terms. If we are unable to promptly find suitable multifamily apartment communities or multifamily real estate related assets, we will hold the proceeds from this offering in an interest-bearing account or invest the proceeds in short-term investments and may, ultimately, liquidate. We could also suffer from delays in locating suitable investments. In addition, pursuant to our investment policy, Cottonwood Multifamily REIT I, Inc. will have a priority over us with respect to potential investments until Cottonwood Multifamily REIT I, Inc. has invested (or identified for investment) at least 85% of its capital. Our reliance on our board of directors and investment committee and the real estate professionals that such persons retain to identify suitable investments for us at times when such persons are simultaneously seeking to identify suitable investments for other affiliated programs could also delay the investment of the proceeds of this offering. Delays we encounter in the selection and acquisition of income-producing multifamily apartment communities or the acquisition or origination of multifamily real estate related assets would likely limit our ability to make distributions to you and reduce your overall returns.

If capitalization rates increase the value of our assets may decrease and we may not be able to sell our assets at anticipated prices.

The value of real estate is generally based on capitalization rates. Capitalization rates generally trend with interest rates. Consequently, if interest rates go up, so do capitalization rates. Based on historical interest rates, current interest rates are low, as are current capitalization rates. However, if interest rates rise in the future, it is likely that capitalization rates will also rise, and as a result, the value of real estate will decrease. If capitalization rates increase, our assets will likely achieve a lower sales price than anticipated, resulting in reduced returns.

Continued disruptions in the financial markets and uncertain economic conditions could adversely affect market rental rates, multifamily real estate values and our ability to secure debt financing, service future debt obligations or make distributions to our shareholders.

Disruptions in the financial markets and uncertain economic conditions could adversely affect the values of any investments we make. The United States economy experienced a significant downturn beginning in 2008, from which it is still recovering. While there has been a partial recovery in the real estate sector, it is still unclear how stable the real estate markets currently are or will be once the government pulls back from its unprecedented participation in the bond market to keep interest rates low. As a result, there can be no assurance that our assets will achieve anticipated cash flow levels. Turmoil in the capital markets has constrained equity and debt capital available for investment in multifamily apartment communities, resulting in fewer buyers seeking to acquire multifamily apartment communities and possible increases in capitalization rates and lower property values. Further, recent world events evolving out of increased terrorist activities and the political and military responses of the targeted countries have created an air of uncertainty concerning security and the stability of world and United States economies. Historically, successful terrorist attacks have resulted in decreased travel and tourism to the affected areas, increased security measures and disturbances in financial markets. It is impossible to determine the likelihood of any future terrorist attacks on United States targets, the nature of any United States response to such attacks or the social and economic results of such events. Furthermore, uncertain economic conditions could negatively impact commercial real estate fundamentals and result in lower occupancy, lower rental rates and declining values in our future multifamily real estate portfolio and in the collateral securing any loan investments we may make. These could have the following negative effects, any of which could impair our ability to make distributions to you:

•	the values of any investments in multifamily apartment communities could decrease below the amounts we pay for such investments;

•	the value of collateral securing any mezzanine, bridge or preferred equity investments could decrease below the outstanding principal amounts of such loans or preferred equity;

•	revenues from the properties we acquire could decrease due to lower demand for multifamily rental units or lower rental rates, making it more difficult for us to make distributions or meet our debt service obligations on debt financings; and/or

•	revenues from any multifamily apartment communities and other assets underlying any loan or preferred equity investments we make could decrease, making it more difficult for the borrower to meet its payment obligations to us, which could in turn make it more difficult for us to make distributions or meet any future debt service obligations.

Because our shareholders will not have the opportunity to evaluate any investments we may make with the proceeds from this offering before we make them, we are considered to be a blind pool. We may make investments with which our shareholders do not agree.

We have not identified an investment that we plan to make with the proceeds from this offering. As a result, we are not able to provide you with any information to assist you in evaluating the merits of any other specific assets that we may acquire. We will seek to invest substantially all of the net proceeds from this offering, after the payment of fees and expenses, in the acquisition of or investment in interests in multifamily apartment communities and multifamily real estate related assets. However, because we have not yet identified any properties or other assets to acquire with the proceeds from this offering, our board of directors and investment committee have broad discretion when identifying, evaluating and making such investments. You will have no opportunity to evaluate the transaction terms or other financial or operational data concerning specific investments before we invest in them. Furthermore, our board of directors and investment committee will have broad discretion in implementing policies regarding tenant or mortgagor creditworthiness and you will likewise have no opportunity to evaluate potential tenants, managers or borrowers. As a result, you must rely on our board of directors and our investment committee to identify and evaluate our investment opportunities, and they may not be able to achieve our business objectives, may make unwise decisions or may make investments with which you do not agree. See “Investment Objectives and Criteria, Properties – Acquisition” for a summary of a potential multifamily apartment community acquisition.

If we raise substantially less than the maximum amount in this offering, adverse investment performance, increased expenses, and our fixed operating expenses will have a more significant adverse impact on our ability to achieve our business objectives and to make distributions than if we raise the maximum amount in this offering.

Our common stock is being offered on a “all-or-nothing minimum, best-efforts maximum” basis and no individual, firm or corporation has agreed to purchase any of our common shares in this offering. If we raise substantially less than the maximum amount of funds in this offering, we may make fewer investments than we would if we are able to raise the maximum amount of funds in this offering. In that case, the likelihood that any single asset’s performance would adversely affect our profitability will increase. In addition, we will incur certain fixed operating expenses, such as costs incurred to secure insurance for our directors and officers, regardless of our size. Our failure to raise the maximum amount in this offering would increase our fixed operating expenses as a percentage of gross income, reducing our net income and cash flow and limiting our ability to make distributions to you.

If we fail to diversify our investment portfolio, downturns relating to certain geographic regions, types of assets, industries or business sectors may have a more significant adverse impact on our assets and our ability to make distributions than if we had a diversified investment portfolio.

While we intend to diversify our portfolio of investments in the manner described in this offering circular, we are not required to observe specific diversification criteria. Therefore, our investments in multifamily apartment communities and multifamily real estate related assets may be concentrated in assets that are subject to higher risk of foreclosure or concentrated in a limited number of geographic locations. To the extent that our portfolio is concentrated in limited geographic regions, downturns relating generally to such region may result in defaults on a number of our investments within a short time period, which may reduce our net income and the value of our common stock and accordingly limit our ability to make distributions to you.

We have no operating history and we may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to our shareholders.

We were incorporated in the State of Maryland on June 10, 2016 and have no operating history. As of the date of this offering circular, we have not made any investments and our total assets consist of $10,000 of cash. We cannot assure you that we will be able to operate our business successfully or implement our operating policies and strategies described in this offering circular. We can provide no assurance that our performance will replicate the past performance of Cottonwood Residential O.P., LP or Cottonwood Residential, Inc. or any program sponsored by Cottonwood Residential O.P., LP or Cottonwood Residential, Inc. Our investment returns could be substantially lower than the returns achieved by Cottonwood Residential O.P., LP. The results of our operations depend on several factors, including the availability of opportunities for the acquisition of target assets, the level and volatility of interest rates, the availability of short and long-term financing, and conditions in the financial markets and economic conditions.

We are dependent upon our board of directors and our access to the real estate experience of Cottonwood Residential O.P., LP and its affiliates.

We have no employees and have no separate facilities and are substantially reliant on our access to Cottonwood Residential O.P., LP and its resources to implement our business strategy. If our relationship with Cottonwood Residential O.P., LP and its real estate professionals is terminated for any reason, it will be difficult for us to implement our business strategy or manage our portfolio unless we engage another party to provide the services to be provided by Cottonwood Residential O.P., LP, its affiliates and employees.

If we make distributions from sources other than our cash flow from operations, we will have less funds available for investment in multifamily apartment communities and multifamily real estate related assets and the overall return to our shareholders may be reduced.

Our charter permits us to make distributions from any source, including offering proceeds or borrowings (which may constitute a return of capital), and our charter does not limit the amount of funds we may use from any source to pay such distributions. If we fund distributions from financings, the net proceeds from this or future offerings or other sources, we will have less funds available for investment in multifamily apartment communities and other multifamily real estate related assets and the number of real estate properties that we invest in and the overall return to our shareholders may be reduced. If we fund distributions from borrowings, our interest expense and other financing costs, as well as the repayment of such borrowings, will reduce our earnings and cash flow from operations available for distribution in future periods. If we fund distributions from the sale of assets or the maturity, payoff or settlement of multifamily real estate related assets, this will affect our ability to generate cash flows from operations in future periods.

We expect to have little, if any, cash flow from operations available for distribution until we make substantial investments. During our offering stage, when we may raise capital in this offering (and possibly future offerings) more quickly than we acquire income-producing assets, and for some period after our offering stage, we may not be able to make distributions solely from our cash flow from operations. Further, because we may receive income from our investments at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that at least during the early stages of our existence and from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. In these instances, we expect to look to third party borrowings to fund our distributions. We may also fund such distributions from the sale of assets or from the maturity, payoff or settlement of debt investments. To the extent distributions exceed cash flow from operations, a shareholder’s basis in our stock will be reduced and, to the extent distributions exceed a shareholder’s basis, the shareholder may recognize capital gain.

Our rights and the rights of our shareholders to take action against our directors and officers are limited.

Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter eliminates our directors’ and officers’ liability to us and our shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our bylaws require us to indemnify our directors and officers to the maximum extent permitted by Maryland law for liability actually incurred in connection with any proceeding to which they may be made, or threatened to be made, a party, except to the extent that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was either committed in bad faith or was the result of active and deliberate dishonesty, the director or officer actually received an improper personal benefit in money, property or services, or, in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. As a result, we and our shareholders may have more limited rights against our directors and officers than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors and officers.

We may change our targeted investments without shareholder consent.

We may make adjustments to our target portfolio based on real estate market conditions and investment opportunities, and we may change our targeted investments and investment guidelines at any time without the consent of our shareholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this offering circular. A change in our targeted investments or investment guidelines may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the value of our common stock and our ability to make distributions to you.

Risks Related to This Offering and Our Corporate Structure

Our charter limits the number of shares a person may own, which may discourage a takeover that could otherwise result in a premium price to our shareholders.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. To help us comply with the REIT ownership requirements of the Internal Revenue Code, our charter prohibits a person from directly or constructively owning more than 9.8% of our outstanding shares, unless exempted by our board of directors. This restriction may have the effect of delaying, deferring, or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our common shareholders or discourage a third party from acquiring us in a manner that could result in a premium price to our shareholders.

Our board of directors may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of preferred stock with priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to holders of our common stock.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.

Neither we nor any of our subsidiaries intend to register as investment companies under the Investment Company Act. If we, our operating partnership or any of our subsidiaries (including the joint ventures) were obligated to register as investment companies, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:

•	pursuant to Section 3(a)(1)(A), is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

•	pursuant to Section 3(a)(1)(C) is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

We believe that neither we nor our operating partnership will be required to register as an investment company based on the following analysis. With respect to the 40% test, all of the joint ventures through which we and our operating partnership will own our assets will be majority-owned subsidiaries that will not themselves be investment companies and will not be relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7).

With respect to the primarily engaged test, we and our operating partnership will be holding companies and do not intend to invest or trade in securities ourselves. Rather, through the joint ventures which will be majority-owned subsidiaries of our operating partnership, we and our operating partnership will be primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real estate and real estate-related assets.

If any of the subsidiaries of our operating partnership, including the joint ventures, fail to meet the 40% test, we believe they will usually, if not always, be able to rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company. (Otherwise, they should be able to rely on the exceptions for private investment companies pursuant to Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.) As reflected in no-action letters, the SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate,” or qualifying assets; at least 80% of its assets in qualifying assets plus real estate-related assets; and no more than 20% of the value of its assets in other than qualifying assets and real estate-related assets, which we refer to as miscellaneous assets. To constitute a qualifying asset under this 55% requirement, a real estate interest must meet various criteria based on no-action letters. We expect that any of the joint ventures relying on Section 3(c)(5)(C) will invest at least 55% of its assets in qualifying assets, and approximately an additional 25% of its assets in other types of real estate-related assets. If any subsidiary relies on Section 3(c)(5)(C), we expect to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to types of assets to determine which assets are qualifying real estate assets and real estate-related assets.

To maintain compliance with the Investment Company Act, our subsidiaries may be unable to sell assets we would otherwise want them to sell and may need to sell assets we would otherwise wish them to retain. In addition, our subsidiaries may have to acquire additional assets that they might not otherwise have acquired or may have to forego opportunities to make investments that we would otherwise want them to make and would be important to our investment strategy. Moreover, the SEC or its staff may issue interpretations with respect to various types of assets that are contrary to our views and current SEC staff interpretations are subject to change, which increases the risk of non-compliance and the risk that we may be forced to make adverse changes to our portfolio.

If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business. For more information related to compliance with the Investment Company Act, see “Investment Company Objectives and Criteria – Investment Limitations under the Investment Company Act of 1940.”

Rapid changes in the values of our assets may make it more difficult for us to maintain our qualification as a REIT or our exception from the definition of an investment company under the Investment Company Act.

If the market value or income potential of our qualifying real estate assets changes as compared to the market value or income potential of our non-qualifying assets, or if the market value or income potential of our assets that are considered “real estate-related assets” under the Investment Company Act or REIT qualification tests changes as compared to the market value or income potential of our assets that are not considered “real estate-related assets” under the Investment Company Act or REIT qualification tests, whether as a result of increased interest rates, prepayment rates or other factors, we may need to modify our investment portfolio in order to maintain our REIT qualification or exception from the definition of an investment company. If the decline in asset values or income occurs quickly, this may be especially difficult, if not impossible, to accomplish. This difficulty may be exacerbated by the illiquid nature of many of the assets that we may own. We may have to make investment decisions that we otherwise would not make absent REIT and Investment Company Act considerations.

Our shareholders will have limited control over changes in our policies and operations, which increases the uncertainty and risks our shareholders face.

Our board of directors determines our major policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the shareholders. Under Maryland General Corporation Law and our charter, our shareholders have a right to vote only on limited matters. Our board of directors’ broad discretion in setting policies and our shareholders’ inability to exert control over those policies increases the uncertainty and risks our shareholders face.

Our shareholders may not be able to sell their shares under our share repurchase program and, if our shareholders are able to sell their shares under the program, they may not be able to recover the amount of their investment in our shares.

Our share repurchase program includes numerous restrictions that limit your ability to sell your shares. You must hold your shares for at least one year in order to participate in the share repurchase program, except for repurchases sought upon a shareholder’s death or complete disability (as defined in the program). We limit the number of shares repurchased pursuant to the share repurchase program in any calendar year to 3% of the weighted average number of shares outstanding during the prior calendar year. We will not repurchase shares if our board of directors determines, in its sole discretion, that the repurchase price determined in accordance with the terms of the share repurchase program exceeds the then current fair market value of the shares to be repurchased. Further, we have no obligation to repurchase shares if the repurchase would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency. These limits may prevent us from accommodating all repurchase requests made in any year.

Under our share repurchase program, shares may be repurchased at varying prices depending on (a) the number of years the shares have been held, (b) the estimated value per share and (c) whether the repurchases are sought upon a shareholder’s death or complete disability. Thus, if your shares are repurchased by us pursuant to our repurchase plan, it is possible that you will receive less than the fair market value of the shares at the time of such repurchase.

Our board of directors may amend, suspend or terminate our share repurchase program upon 30 days’ notice to shareholders. See “Description of Shares—Share Repurchase Program” for more information about the program. The restrictions of our share repurchase program will severely limit your ability to sell your shares should you require liquidity and limit your ability to recover the value you invest in our common stock.

The offering price of our shares was not established in reliance on a valuation of our assets and liabilities; the actual value of your investment may be substantially less than what you pay.

We established the offering price of our shares on an arbitrary basis. The selling price of our shares bears no relationship to our book or asset values or to any other established criteria for valuing shares. We plan to determine the net asset value of our common stock no later than 150 days following the second anniversary of breaking escrow, and quarterly thereafter. Our net asset value will be determined either (i) by taking into consideration our net investment in the joint ventures and any other multifamily apartment communities or multifamily related assets owned by us or (ii) by third party appraisal or broker opinion of value. The method used in any year will be selected by our board of directors.

We may offer our shares of common stock in future offerings at different prices.

We may offer shares of our common stock in future offerings. The price for the shares in such offerings may be higher or lower than the amount set forth in this offering. As a result, you could be diluted.

Our investors’ interest in us will be diluted if we issue additional shares, which could reduce the overall value of their investment.

Potential investors in this offering will not have preemptive rights to any shares we issue in the future. Our charter authorizes us to issue 1,100,000,000 shares of capital stock, of which 1,000,000,000 shares are designated as common stock and 100,000,000 shares are designated as preferred stock. We are only issuing 5,000,000 shares of common stock pursuant to this offering. Our board of directors may increase the number of authorized shares of capital stock without shareholder approval. After your purchase in this offering, our board of directors may elect to (i) sell additional shares in this or future offerings; (ii) issue equity interests in private offerings; or (iii) otherwise issue additional shares of our capital stock. To the extent we issue additional equity interests after your purchase in this offering your percentage ownership interest in us would be diluted. In addition, depending upon the terms and pricing of any additional offerings, the use of the proceeds and the value of our real estate investments, you may also experience dilution in the book value and fair value of your shares and in the earnings and distributions per share.

Our shareholders may be more likely to sustain a loss on their investment because Cottonwood Residential O.P., LP does not have a strong economic incentive to avoid losses.

Cottonwood Residential O.P., LP is only required to invest a maximum of 10% of the required equity in each multifamily apartment community and multifamily real estate related asset acquired by the joint ventures. Pursuant to the form of joint venture agreement (the form of which is attached hereto as Exhibit 6.4), Cottonwood Residential O.P., LP will receive a promotional interest equal to 20% of the profits of the joint venture, after an 8% preferred return. In addition, each joint venture will be treated individually so that if any of the joint ventures sustain a loss it will have no impact on the distributions made by the other joint ventures. Cottonwood Residential O.P., LP is not required to disgorge any amounts (pursuant to a clawback) distributed to it by any of the joint ventures. Thus, Cottonwood Residential O.P., LP will receive a 20% promotional interest from one joint venture even if another joint venture sustains a loss. Because Cottonwood Residential O.P., LP is afforded protection from losses sustained by the joint ventures, Cottonwood Residential O.P., LP may have investment objectives that are dissimilar to ours and may be willing to invest in higher risk assets. Cottonwood Residential O.P., LP may not have the same investment objectives as us when identifying potential investment opportunities for us or the joint ventures. As a result, our portfolio may consist of higher risk assets.

Although we will not currently be afforded the protection of the Maryland General Corporation Law relating to deterring or defending hostile takeovers, our board of directors could opt into these provisions of Maryland law in the future, which may discourage others from trying to acquire control of us and may prevent our shareholders from receiving a premium price for their shares in connection with a business combination.

Under Maryland law, “business combinations” between a Maryland corporation and certain interested shareholders or affiliates of interested shareholders are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Also under Maryland law, control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation, or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. Should our board of directors opt into these provisions of Maryland law, it may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. Similarly, provisions of Title 3, Subtitle 8 of the Maryland General Corporation Law could provide similar anti-takeover protection. For more information about the business combination, control share acquisition and Subtitle 8 provisions of Maryland law, see “Description of Shares—Business Combinations” and “Description of Shares—Control Share Acquisitions.”

Our charter includes an anti-takeover provision that may discourage a shareholder from launching a tender offer for our shares.

Our charter provides that any tender offer made by a shareholder, including any “mini-tender” offer, must comply with most provisions of Regulation 14D of the Securities Exchange Act of 1934, as amended. The offering shareholder must provide our company notice of such tender offer at least 10 business days before initiating the tender offer. If the offering shareholder does not comply with these requirements, our company will have the right to redeem that shareholder’s shares and any shares acquired in such tender offer. In addition, the noncomplying shareholder will be responsible for all of our company’s expenses in connection with that shareholder’s noncompliance. This provision of our charter may discourage a shareholder from initiating a tender offer for our shares and prevent you from receiving a premium price for your shares in such a transaction.

Our ability to successfully conduct our offering is dependent, in part, on the ability of the managing broker-dealer to hire and retain key employees and to successfully establish, operate and maintain a network of broker-dealers.

The managing broker-dealer for this offering is Orchard Securities, LLC, a Utah limited liability company, which we refer to as our managing broker-dealer. The success of this offering and our ability to implement our business strategy is dependent upon the ability of the managing broker-dealer to hire and retain key employees and to establish, operating and maintain a network of licensed securities broker-dealer, or selling group members. If our managing broker-dealer is unable to hire qualified employees and build a sufficient network of selling group members, we may not be able to raise adequate proceeds through this offering to implement our investment strategy. If we are unsuccessful in implementing our investment strategy, you could lose all or a part of your investment.

Breaches of our data security could materially harm us, including our business, financial performance and reputation.

We collect and retain certain personal information provided by our residents and employees. Security measures we have implemented to protect the confidentiality of this information and periodically review and improve our security measures may not prevent unauthorized access to this information. Any breach of our data security measures and loss of this information may result in legal liability and costs (including damages and penalties), as well as damage to our reputation, that could materially and adversely affect us, including our business and financial performance.

Certain investors in Cottonwood Residential, Inc. could cause a change in control of Cottonwood Residential, Inc. and Cottonwood Residential O.P., LP.

Cottonwood Residential, Inc. has issued stock and warrants to certain institutional investors which include the right to cause a change in the management and control of Cottonwood Residential, Inc. under certain circumstances. If these institutional investors exercise this right, Cottonwood Residential, Inc. and Cottonwood Residential O.P., LP, the sole member of our joint venture partners, will be controlled by third parties. In such event, it is possible that the goals of Cottonwood Residential, Inc. and Cottonwood Residential O.P., LP will be different than our goals, and there may not be a method to resolve such conflict.

Cottonwood Residential O.P., LP may acquire a tenant in common interest in a multifamily apartment community acquired by a joint venture.

Cottonwood Residential O.P., LP may acquire a tenant in common interest in a multifamily apartment community acquired by a joint venture. In such case, Cottonwood Residential O.P., LP’s obligation to make capital contributions will be reduced by the amount of equity used by Cottonwood Residential O.P., LP to acquire such tenant in common interest. To the extent that the tenant in common interest represents at least a 10% undivided interest in the multifamily apartment community, Cottonwood Residential O.P., LP will not be required to make any capital contributions to the applicable joint venture in exchange for its interest in such joint venture. Cottonwood Residential O.P., LP will be entitled to receive 20% of net income and distributions from the joint venture even if it has not made any capital contributions to the joint venture. In addition, Cottonwood Residential O.P., LP may sell their tenant in common interest prior to the sale of such multifamily apartment community by the joint venture, but will continue to receive its share of profits and distributions of the joint venture.

Some of the multifamily apartment communities may be owned through tenant in common structures with Cottonwood Residential O.P., LP.

Cottonwood Residential O.P., LP may acquire a tenant in common interest in a multifamily apartment community acquired by a joint venture. The joint venture and Cottonwood Residential O.P., LP will enter into a tenants in common agreement with respect to any such multifamily apartment community. The tenants in common agreement will restrict the right of the tenants in common to take certain actions, including the sale or financing of such multifamily apartment community, without the unanimous consent of the tenants in common. As a result, any multifamily apartment community owned as a tenant in common will have greater restrictions with respect to the operation, financing and disposition of such multifamily apartment community.

Some of the prior programs of Cottonwood Residential O.P., LP and its predecessor entities have not met the anticipated performance levels.

Cottonwood Residential O.P., LP and its predecessor, Cottonwood Capital, LLC have sponsored a number of prior real estate programs. Some of these prior real estate programs have not achieved the leasing and operational thresholds projected by Cottonwood Residential O.P, LP or Cottonwood Capital, LLC. As a result, the returns to investors in some of these prior real estate programs may not have met the expected thresholds. See “Prior Performance Summary.”

Some of the current or potential selling group members have disclosure events under Rule 262 of Regulation A.

This offering is intended to be made in compliance with Regulation A promulgated under the Securities Act. The SEC has recently changed the requirements of Regulation A offerings to include a prohibition on the participation of certain “bad actors.” We will obtain representations from the managing broker-dealer and the selling group members that the applicable party is not a “bad actor” as that term is defined in Rule 262 of Regulation A. In the event that a statutory “bad actor” participates in the offering, we may lose our exemption from registration for the sale of securities. Pursuant to Rule 262(d) of Regulation A, certain events that would otherwise have designated an offering participant as a “bad actor” but which occurred prior to the effective date of Rule 262, are required to be disclosed to all potential investors. In order to comply with the requirements of Rule 262(d) of Regulation A, we are required to inform potential investors of state sanctions on current or potential selling group members.

VFG Securities, Inc., a selling group member in the offering, has notified us and the managing broker-dealer that VFG Securities, Inc. and an affiliate (VFG Advisors, Inc.) entered into a Stipulation for Consent Order Concerning VFG Securities, Inc. and VFG Advisors, Inc. with the Securities Commissioner of the State of Colorado on May 21, 2012 whereby VFG Securities, Inc. consented to the Consent Order Concerning VFG Securities, Inc. and VFG Advisors, Inc. The consent order alleged that VFG Securities, Inc. employed an unlicensed sales representative and permitted such unlicensed sales representative to engage in securities transactions in Colorado in violation of Section 11-51-401, C.R.S. and Commission Rules 3 CCR 51-4.8H and M (IA). The consent order provided, among other requirements, that for a period of 3 years from the date of the consent order, VFG Securities, Inc. is prohibited from soliciting, recruiting or otherwise engaging any new clients in the state of Colorado.

Berthel Fisher & Company Financial Services, Inc., a selling group member in the offering, has notified us and the managing broker-dealer that Berthel Fisher & Company Financial Services, Inc. is subject to certain orders from several state securities commissions as follows:

On June 4, 2013, Berthel Fisher & Company Financial Services, Inc. entered into a consent order with the state of South Dakota Division of Securities. The consent order is related to alleged violations of South Dakota statute 47-31B-412(d)(13) regarding the suitability of sales of certain alternative investments to residents of South Dakota. In connection with the consent order, Berthel Fisher & Company Financial Services, Inc. agreed to provide rescission to 12 investors in the aggregate amount of $69,000.

On December 7, 2007, Berthel Fisher & Company Financial Services, Inc. entered in to a consent order with the state of Nebraska Department of Banking & Finance. The consent order is related to alleged violations of Nebraska statute 8-1101(a) regarding a lack of supervision in the payment of transaction based compensation. In connection with the consent order, Berthel Fisher & Company Financial Services, Inc. agreed to pay a fine of $5,000.

In addition to the above, several representatives who are agents of Berthel Fisher & Company Financial Services, Inc. are restricted from the sale of securities pursuant to Regulation A of the Securities Act.

Newbridge Securities Corporation, a selling group member in the offering, has notified us and the managing broker-dealer that Newbridge Securities Corporation is subject to certain orders from several state securities commissions concerning alleged violations regarding the obligation to properly disclose transaction handling fees charged by Newbridge Securities Corporation to its investors. The orders to which Newbridge Securities Corporation is subject are as follows: (i) on November 10, 2011, Newbridge Securities Corporation entered into a consent order with the Connecticut Department of Banking regarding the allegations, and agreed to reimburse each Connecticut customer for the handling fee, and Newbridge Securities Corporation agreed to pay a fine of $10,000 to Connecticut; (ii) on February 1, 2013, Newbridge Securities Corporation entered into a consent order with the New Jersey Bureau of Securities regarding the allegations, and Newbridge Securities Corporation agreed to grant a 10% discount on all fees and/or commission charges to New Jersey residents for 6 months following the date of the consent order, as well as pay a civil penalty of $15,000 to New Jersey; (iii) on February 10, 2013, Newbridge Securities Corporation entered into a stipulation and consent agreement with the State of Florida, Office of Financial Regulation regarding the allegations, and agreed to pay an administrative fine of $40,000 to Florida; and (iv) on April 2, 2013, Newbridge Securities Corporation entered into a consent order with the Arkansas Securities Commissioner regarding the allegations, and agreed to refund and return handling fees in the total amount of $17,377.44 to Arkansas investors.

Concorde Investment Services, LLC, a selling group member in the offering, has notified us and the managing broker-dealer that it has determined that a registered representative is subject to final orders of certain state securities commissions as follows:

On July 8, 2012, a registered representative currently associated with Concorde Investment Services, LLC (James Crawford, CRD #1327638, details available at http://brokercheck.finra.org/), was subject to a final order of the state securities commission based on a violation of a law or regulation that prohibits fraudulent, manipulative, or deceptive conduct. Without consenting or denying the findings, the registered representative was temporarily suspended for a three-month period ending March 23, 2013 for violating portions of the Virginia Administrative Code. However, the State Corporate Commission has stated that the order should not be construed, and is no way intended, to serve as a basis for any statutory disqualification nor is the effect of the order intended to reach conduct governed by other states, or matters regulated by FINRA or the SEC.

On January 22, 2013, a registered representative currently associated with Concorde Investment Services, LLC (Thomas Fanning, CRD #1107203, details available at http://brokercheck.finra.org/), was temporarily suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for an act or omission to act constituting conduct inconsistent with just and equitable principles of trade until March 21, 2013. Without consenting or denying the findings, the registered representative was temporarily suspended for violating FINRA/NASD Rules 2010, 2110 and 2370 and actions contrary to the former broker dealer’s written procedures.

On November 20, 2007, a registered representative currently associated with Concorde Investment Services, LLC (Frank Dunn, CRD #1075960, details available at http://brokercheck.finra.org/), in order for the registered representative to avoid expending further time and money, entered into a Consent Order with the Oregon Department of Consumer and Business Services, Division of Finance and Corporate Securities. The Consent Order was based on findings, which registered representative neither admitted nor denied, while acting as the sole managing member of a limited liability company, lent himself funds without interest, specific authority or documentation, but subsequently repaid the full amount of the loans. While not engaged in the securities industry or possessing a license at the time, the Consent Order concluded that the registered representative violated ORS § 59.205(2) and placed conditions on the registered representative’s license, business and supervision for a period of 5 years (expired December 5, 2012) and reimbursement of $7,500 for the division’s investigation costs.

Madison Avenue Securities, Inc., a selling group member in the offering, has notified us and the managing broker-dealer that it has determined that one of its registered representatives is subject to final orders of certain state securities commissions as follows: Jeffrey Raymond Dixson (CRD# 4166311), associated with Madison Avenue Securities, Inc., entered into a Stipulation and Consent Order Levying a Fine with State of Washington Office of Insurance Commissioner on December 19, 2007, whereby Jeffrey Raymond Dixson consented to the order. The order stated that Jeffrey Raymond Dixson sold variable annuities to Washington residents that were not approved by the Washington Office of the Insurance Commissioner, and that Jeffrey Raymond Dixson falsely represented that the variable annuity applications were signed in Oregon, a violation of Revised Code of Washington Section 48.30.040. The order provided, among other requirements, that Jeffrey Raymond Dixson pay a fine equal to $6,000, of which $3,000 was suspended pending Jeffrey Raymond Dixson’s completion of multiple conditions in the order, and that Jeffrey Raymond Dixson not engage in making false statements or representations in or relative to applications for insurance.

Madison Avenue Securities, Inc. further determined that another of its registered representatives is subject to final orders of certain state securities commissions as follows: Douglas John McCauley (CRD# 1257811), associated with Madison Avenue Securities, Inc., entered into an Order Imposing Administrative Sanctions and Consent to Same with what was then known as the

Vermont Department of Banking, Insurance, Securities & Healthcare Administration (now the Department of Financial Regulation) on August 22, 2008, whereby Douglas John McCauley consented to such order. The order stated that Douglas John McCauley engaged in the practices of an Investment Advisor without proper licensure in violation of Vermont Securities Act Section 4213(f) and that Douglas John McCauley made a false statement to the Department of Financial Regulation, a violation of Vermont Securities Act Section 4224a(d). The order provided, among other requirements, that Douglas John McCauley pay a fine equal to $13,000, that he consent to the entry of an order setting forth special supervisory requirements if Douglas John McCauley should ever seek to become registered with the Department of Financial Regulation in any investment-related capacity and barring Douglas John McCauley from association with a registered broker-dealer and investment advisor for a period of 6 months which ended on the date of the order.

Thomas Michael Baer (CRD# 1663820) (“Baer”), associated with Madison, entered into a Consent Order with the Insurance Commissioner of the Commonwealth of Pennsylvania on July 9, 2009 (the “Baer Order”), whereby Baer consented to the Baer Order. The Baer Order stated that Baer sold insurance policies to customers where signatures indicated the sale was made in Ohio when in fact the customers lived, signed and purchased the policies in Pennsylvania. Such acts of Baer were in violation of Purdon’s Pennsylvania Statutes, Section 310.11(7) which prohibits licensees from the use of fraudulent, coercive or dishonest practices or demonstrating incompetence, untrustworthiness or financial irresponsibility in the conduct of doing business in the Commonwealth of Pennsylvania. The Baer Order provided, among other requirements, that Baer pay a civil penalty equal to $10,000, and that Baer cease and desist from engaging in false or fraudulent statements on insurance company applications.

Independent Financial Group, LLC (“IFG”), a selling group member in the offering, has notified the Company and the Managing Broker Dealer that it has determined that a registered representative is subject to final orders of certain state securities commissions as follows:

Ralph Hendry (CRD #2422745) (“Hendry”), associated with IFG, entered into a Settlement Order with the Virginia Division of Securities on September 24, 2008 (the “Hendry Settlement Order”). The Hendry Settlement Order was based on alleged violations of the Virginia Securities Act and the Commission’s Rules and Regulations, which Hendry neither admitted nor denied. The Virginia Division of Securities alleged that, among other alleged violations, Hendry violated (i) Section 13.1-502(2) of the Virginia Securities Act by offering and selling stock in a company that did not legally exist to a client without the associated broker-dealer’s knowledge and (ii) Rule 21 VAC 5-20-280.B.3 by establishing and maintaining an account containing fictitious information in order to execute transactions which would otherwise be unlawful or prohibited. Pursuant to the Hendry Settlement Order, Hendry agreed to pay a penalty equal to $20,000 and investigative costs equal to $1,300.

Thomas Doncaster (CRD #1926394) (“Doncaster”), associated with IFG, entered into a Consent Order with the Washington Department of Financial Institutions – Securities Division (the “WA Division”) on November 10, 2011 (the “Doncaster Consent Order”). The Doncaster Order was based on findings, which Doncaster neither admitted nor denied, that Doncaster offered and sold unsuitable variable annuities to customers, falsified account applications, provided clients with unauthorized financial projections, and engaged in other misleading conduct. The Doncaster Consent Order found, among other things, that Doncaster violated Revised Code of Washington (“RCW”) Section 21.20.010 (the anti-fraud section of the Securities Act of Washington (the “Washington Securities Act”), which was a dishonest or unethical business practice under RCW Section 21.20.110(1)(g) and Washington Administrative Code Section 460-22B-090, because Doncaster made untrue statements of material fact, engaged in manipulative or deceptive practices, and/or omitted to state material facts necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading. Pursuant to the Doncaster Consent Order, Doncaster agreed to cease and desist from violating certain sections of the Washington Securities Act, and he agreed to pay the Securities Division the costs and other expenses in the investigation of the matter equal to $7,000.

Cynthia Couyoumjian (CRD #1456630) (“Couyoumjian”), associated with IFG, is subject to the following final order:

On November 30, 2006, Illinois Secretary of State Securities Department (the “IL Department”) issued a Summary Order of Denial with respect to Couyoumjian’s application for registration as a salesperson in the State of Illinois (the “Couyoumjian IL Order”). The Couyoumjian IL Order was based on findings made by the National Association of Securities Dealers (“NASD,” the predecessor to FINRA) and a subsequent Letter of Acceptance, Waiver and Consent (the “Couyoumjian AWC”) that was entered on January 4, 2006. The findings included in the Couyoumjian AWC included that Couyoumjian violated NASD Conduct Rules related to the dissemination of advertising and sales literature, and that such advertising and sales literature omitted material information, and that such communications also contained exaggerated, unwarranted or misleasing statements or claims. The IL Department denied Couyoumjian’s application for registration as a salesperson in the State of Illinois pursuant to Section 8.E(1)(j) of the Illinois Securities Act which provides that registration may be denied if the Secretary of State finds that such salesperson has been suspended by certain organizations, including NASD, and pursuant to the Couyoumjian AWC, Couyoumjian was suspended from associating with any NASD member firm for a period of 31 calendar days. Pursuant to the Couyoumjian IL Order, Couyoumjian is not permitted to sell securities in the State of Illinois.

On May 16, 2007, the Ohio Division of Securities (the “OH Division”) issued a Final Order Denying Application for Securities Salesperson License with respect to Couyoumjian’s securities salesperson license application, following the issuance of Notice of Intent to Deny Application for Securities Salesperson License on May 24, 2006 and a subsequent hearing on September 19, 2006 (collectively, the “Couyoumjian OH Order”). The Couyoumjian OH Order was based on findings that Couyoumjian was not of “good business repute” as that term is used in Ohio Administrative Code Rule 1301:6-3-19(D)(2), (7) and (9) and Ohio Revised Code section 1707.19(A)(1), due to (A) a complaint filed with FINRA which alleged that Couyoumjian breached her fiduciary duty, was negligent, made fraudulent misrepresentations and omissions and made unsuitable recommendations in the sale of an annuity and (B) the Couyoumjian AWC. Pursuant to the Couyoumjian OH Order, Couyoumjian is not permitted to sell securities in the State of Ohio.

We may add additional selling group members who may be subject to disclosure requirements. In such event, we will supplement this offering with the required disclosures. There may also be additional state sanctions against selling group members in the future of which we will be required to inform potential investors.

General Risks Related to Investments in Real Estate

We will not be diversified with respect to the class of assets that we own.

We will invest, through our operating partnership and the joint ventures, solely in multifamily apartment communities and multifamily real estate related assets. While we intend to invest in a significant number of properties across several geographical locations and markets, we will not invest in a diverse set of asset classes. Further, we have no plans to acquire any assets other than assets consisting of multifamily apartment communities and multifamily real estate related assets. Therefore, each of our investments could be subject to the same or similar rental property related risks and a decline in real estate values in general or a change in economic conditions which affects real property investment and rental markets could have a substantial adverse effect on our financial performance.

There are risks inherent in the acquisition and management of multifamily apartment communities.

There are risks associated with the operation of multifamily apartment communities, including, but not limited to, vacillations in the demand for residential space; risk of loss or damage to the improvements, tenant improvements, or property of tenants; environmental risks and other risks associated with ownership of real estate.

Rental levels at the multifamily apartment communities that we acquire can vary over time and we may not be able to maintain the occupancy rates we anticipate.

We will make our determination regarding the acquisition of multifamily apartment communities that we acquire based, among other things, on the property’s projected rent levels. However, there can be no assurance that a multifamily apartment community will continue to be occupied at the projected rents. If the tenants of the properties do not renew or extend their leases, if tenants default under their leases at the properties, if issues arise with respect to the permissibility of certain uses at the properties, if tenants of the properties terminate their leases, or if the terms of any renewal (including concessions to the tenants) are less favorable than existing lease terms, the operating results of the properties could be substantially affected. As a result, we may not be able to make distributions to the shareholders at the anticipated levels.

It may be difficult for us to attract new tenants to the multifamily apartment communities.

There can be no assurance that we will be able to maintain the occupancy rates at the multifamily apartment communities. The tenants at any multifamily apartment communities may have the right to terminate their leases upon the occurrence of specified events. It is anticipated that the majority of leases at the properties will be for terms of 1 year or less.

Our inability to sell a multifamily apartment community at the time and on the terms we want could limit our ability to pay cash distributions to our shareholders.

Many factors that are beyond our control affect the real estate market and could affect our ability to sell multifamily apartment communities for the price, on the terms or within the time frame that we desire. These factors include general economic conditions, the availability of financing, interest rates and other factors, including supply and demand. Because real estate investments are relatively illiquid, we have a limited ability to vary our portfolio in response to changes in economic or other conditions. Further, before we can sell a multifamily apartment community on the terms we want, it may be necessary to expend funds to correct defects or to make improvements. However, we can give no assurance that we will have the funds available to correct such defects or to make such improvements. We may be unable to sell our multifamily apartment communities at a profit. Our inability to sell multifamily apartment communities at the time and on the terms we want could reduce our cash flow and limit our ability to make distributions to our shareholders and could reduce the value of your investment.

Actions by Cottonwood Residential O.P., LP our joint venture partner, could reduce the returns on joint venture investments and decrease our shareholders’ overall return.

We will acquire substantially all of our assets in the joint ventures with Cottonwood Residential O.P., LP. Making investments with an investment partner presents certain risks including, for example, the following risks:

•	that Cottonwood Residential O.P., LP could become insolvent or bankrupt;

•	that Cottonwood Residential O.P., LP may refuse or be unable to make capital contributions when due;

•	that Cottonwood Residential O.P., LP may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals;

•	that Cottonwood Residential O.P., LP may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives;

•	that we may be liable for the actions of Cottonwood Residential O.P., LP and its activities could adversely affect our ability to qualify as a REIT; or

•	that disputes between us and Cottonwood Residential O.P., LP may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our operations.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce our returns on that investment and the value of your investment.

We may have no or only limited recourse for any problems later identified for multifamily apartment communities we acquire, which could materially and adversely affect us, including our results of operations.

We anticipate sellers of multifamily apartment communities will sell such properties “as is,” “where is” and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase and sale agreements may contain limited warranties, representations and indemnifications that will only survive for a limited period after the closing. The purchase of multifamily apartment communities with no or limited warranties increases the risk that we may lose some or all of our invested capital in the property, as well as the loss of rental income from that multifamily apartment community, which could materially and adversely affect us.

Costs imposed pursuant to governmental laws and regulations may reduce our net income and the cash available for distributions to our shareholders.

Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. We could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials and other health and safety-related concerns.

Some of these laws and regulations may impose joint and several liability on the tenants, owners or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. Activities of our tenants, the condition of properties at the time we buy them, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties.

The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder our ability to sell, rent, or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.

Potential liability for environmental matters could adversely affect our financial condition.

Although we intend to subject our multifamily apartment communities to an environmental assessment prior to acquisition, we may not be made aware of all the environmental liabilities associated with a property prior to its purchase. There may be hidden environmental hazards that may not be discovered prior to acquisition. The costs of investigation, remediation or removal of hazardous substances may be substantial. In addition, the presence of hazardous substances on one of our properties, or the failure to properly remediate a contaminated property, could adversely affect our ability to sell or rent the property or to borrow using the property as collateral.

Various federal, state and local environmental laws impose responsibilities on an owner or operator of real estate and subject those persons to potential joint and several liabilities. Typical provisions of those laws include:

•	responsibility and liability for the costs of investigation, removal, or remediation of hazardous substances released on or in real property, generally without regard to knowledge of or responsibility for the presence of the contaminants;

•	liability for claims by third parties based on damages to natural resources or property, personal injuries, or costs of removal or remediation of hazardous or toxic substances in, on, or migrating from our property;

•	responsibility for managing asbestos-containing building materials, and third-party claims for exposure to those materials; and

•	environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures.

Costs associated with complying with the Americans with Disabilities Act and the Fair Housing Amendment Act may decrease cash available for distributions.

Our properties may be subject to the Americans with Disabilities Act of 1990, as amended, or the Disabilities Act and the Fair Housing Amendment Act, as amended, or the Fair Housing Act. Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons and may require owners of multifamily dwellings to make reasonable exceptions in their policies and operations to afford people with disabilities equal housing opportunities. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties, or, in some cases, an award of damages. The Fair Housing Act requires multifamily dwellings first occupied after March 13, 1991 to comply with design and construction requirements related to access and use by disabled persons. Any funds used for Disabilities Act and Fair Housing Act compliance will reduce our net income and the amount of cash available for distributions to you.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our cash flows and the return on our shareholders’ investment.

There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution, or environmental matters, that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that commercial property owners purchase coverage against terrorism as a condition for providing mortgage loans. Such insurance policies may not be available at reasonable costs, which may increase our cost of obtaining financing. We may not have adequate coverage for such losses. If any of our properties incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss, which may reduce the value of your investment. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions to you.

The properties will include certain amenities for the residents at the properties that could increase the potential liabilities at the properties.

In addition to the apartment buildings, the properties will be improved with various amenities, such as swimming pools, exercise rooms, playgrounds, laundry facilities, business centers and/or rentable club houses. Certain claims could arise in the event that a personal injury, death, or injury to property should occur in, on, or around any of these improvements. In addition, certain of the multifamily apartment communities may be located in areas where dangerous wildlife lives which could pose dangers to the residents at the applicable property. There can be no assurance that particular risks pertaining to these improvements that currently may be insured will continue to be insurable on an economical basis or that current levels of coverage will continue to be available. If a loss occurs that is partially or completely uninsured, we may lose all or part of their investment. We may be liable for any uninsured or underinsured personal injury, death or property damage claims. Liability in such cases may be unlimited but shareholders will not be personally liable.

Competition and any increased affordability of single-family residential homes could limit our ability to lease our apartments or maintain or increase rents, which may materially and adversely affect us, including our financial condition, cash flows, results of operations and growth prospects.

The multifamily industry is highly competitive, and we face competition from many sources, including from other multifamily apartment communities both in the immediate vicinity and the geographic market where our properties are and will be located. If so, this would increase the number of apartment units available and may decrease occupancy and unit rental rates. Furthermore, multifamily apartment communities we acquire compete, or will compete, with numerous housing alternatives in attracting residents, including owner occupied single and multifamily homes available to rent or purchase. The number of competitive properties and/or condominiums in a particular area, or any increased affordability of owner occupied single and multifamily homes caused by declining housing prices, mortgage interest rates and government programs to promote home ownership, could adversely affect our ability to retain our residents, lease apartment units and maintain or increase rental rates. These factors could materially and adversely affect us.

Increased construction of similar multifamily apartment communities that compete with our properties in any particular location may materially and adversely affect us, including our results of operations and our cash available for distribution to our shareholders.

We may acquire multifamily apartment communities in locations that experience increases in construction of properties that compete with our properties. This increased competition and construction could make it more difficult for us to find residents to lease units in our multifamily apartment communities and/or force us to lower our rental rates in order to lease units in our properties, which could substantially reduce our revenues and could have a material adverse effect on us. In addition, overbuilding of multifamily apartment communities may occur.

We may be unable to secure funds for future capital improvements, which could adversely impact our ability to make cash distributions to our shareholders.

When residents do not renew their leases or otherwise vacate their apartment unit, in order to attract replacement residents, we may be required to expend funds for capital improvements to the vacated apartment homes. In addition, we may require substantial funds to renovate a multifamily apartment community in order to sell it, upgrade it or reposition it in the market. If we have insufficient capital reserves, we will have to obtain financing from other sources. We intend to establish capital reserves in an amount we, in our discretion, believe is necessary. A lender also may require escrow of capital reserves in excess of any established reserves. If these reserves or any reserves otherwise established are designated for other uses or are insufficient to meet our cash needs, we may have to obtain financing from either affiliated or unaffiliated sources to fund our cash requirements. We cannot assure our shareholders that sufficient financing will be available or, if available, will be available on economically feasible terms or on terms acceptable to us. Moreover, certain reserves required by lenders may be designated for specific uses and may not be available for capital purposes such as future capital improvements. Additional borrowing for capital needs and capital improvements will increase our interest expense, and therefore our financial condition and our ability to make cash distributions to our shareholders may be adversely affected.

Our multifamily apartment communities are subject to property taxes that may increase in the future, which could adversely affect our cash flow.

Our multifamily apartment communities are subject to real and personal property taxes that may increase as tax rates change and as the multifamily apartment communities are assessed or reassessed by taxing authorities. As the owner of the multifamily apartment communities, we are ultimately responsible for payment of the taxes to the applicable government authorities. If we fail to pay any such taxes, the applicable taxing authority may place a lien on the real property and the real property may be subject to a tax sale.

Increases in costs to own and maintain our properties may materially and adversely affect us, including our results of operations and cash flows.

We may experience increased costs associated with operating expenses, including capital improvements, routine property maintenance, real estate taxes and utility expenses. Any increases in our expenses to own and maintain our properties would consequently reduce our results of operations and cash flows.

Risks Related to Multifamily Real Estate Related Assets

Our investments in multifamily real estate related assets will be subject to the risks typically associated with real estate.

Our investments in mezzanine, or other real estate loans will generally be directly or indirectly secured by a lien on real property (or the equity interests in an entity that owns real property) that, upon the occurrence of a default on the loan, could result in our taking ownership of the entity that owns the real estate. We will not know whether the values of the multifamily apartment communities ultimately indirectly securing our loans will remain at the levels existing on the dates of origination or acquisition of those loans. If the values of the underlying multifamily apartment communities drop, our risk will increase because of the lower value of the security associated with such loans. In this manner, real estate values could impact the values of our loan investments. Therefore, our multifamily real estate related assets will be subject to the risks typically associated with real estate, which are described above under the heading “General Risks Related to Investments in Real Estate.”

The mezzanine and bridge loans in which we may invest would involve greater risks of loss than loans secured by a first deed of trust or mortgage on property.

We may invest in mezzanine and bridge loans that take the form of subordinated loans secured by a pledge of the ownership interests of either the entity owning (directly or indirectly) the real property or the entity that owns the interest in the entity owning the real property. These types of investments may involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the real property and increasing the risk of loss of principal.

We may invest in the preferred equity of other entities, the management of which may adversely affect our business.

We may invest in the preferred equity of other entities. However, we will not control the management, investment decisions, or operations of these companies. Management of those enterprises may decide to change the nature of their assets, or management may otherwise change in a manner that is not satisfactory to us. We will have no ability to affect these management decisions and we may have only limited ability to dispose of our investments.

Risks Associated with Debt Financing

We are likely to obtain mortgage indebtedness and other borrowings, which increases our risk of loss due to potential foreclosure.

We plan to obtain long-term financing that may be secured by our multifamily apartment communities. In some instances, we may acquire multifamily apartment communities by financing a portion of the price of the multifamily apartment communities and mortgaging or pledging some or all of the multifamily apartment communities purchased as security for that debt. We may also incur mortgage debt on multifamily apartment communities that we already own in order to obtain funds to acquire additional multifamily apartment communities, to fund property improvements and other capital expenditures, to make distributions, and for other purposes. In addition, we may borrow as necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes, including borrowings to satisfy the REIT requirement that we distribute at least 90% of our annual REIT taxable income to our shareholders (computed without regard to the dividends-paid deduction and excluding net capital gain). We, however, can give our shareholders no assurance that we will be able to obtain such borrowings on satisfactory terms.

Incurring mortgage debt increases the risk of loss of a multifamily apartment community since defaults on indebtedness secured by a multifamily apartment community may result in lenders initiating foreclosure actions. In that case, we could lose the multifamily apartment community securing the loan that is in default, reducing the value of our shareholders’ investment. For tax purposes, a foreclosure of any of our multifamily apartment communities would be treated as a sale of the multifamily apartment community for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure even though we would not necessarily receive any cash proceeds. We may give full or partial guaranties to lenders of mortgage debt on behalf of the entities that own our multifamily apartment communities. When we give a guaranty on behalf of an entity that owns one of our multifamily apartment communities, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, a default on a single multifamily apartment community could affect many multifamily apartment communities.

Our multifamily apartment communities and multifamily real estate related assets may be cross-collateralized.

We may obtain a line of credit or other debt financing which we may utilize to acquire multifamily apartment communities and multifamily real estate related assets. Thus, our assets may be cross-collateralized. We have not obtained a commitment for the line of credit. Therefore, the amount and terms of the line of credit are uncertain and will be negotiated by our officers. No assurance can be given that future cash flow will be sufficient to make the debt service payments on any loans and to cover all operating expenses. If our revenues are insufficient to pay debt service and operating costs, we may be required to seek additional working capital. There can be no assurance that such additional funds will be available. The degree to which we are leveraged could have an adverse impact on us, including (i) increased vulnerability to adverse general economic and market conditions, (ii) impaired ability to expand and to respond to increased competition, (iii) impaired ability to obtain additional financing for future working capital, capital expenditures, general corporate or other purposes and (iv) requiring that a significant portion of cash provided by operating activities be used for the payment of debt obligations, thereby reducing funds available for operations and future business opportunities.

High mortgage rates or changes in underwriting standards may make it difficult for us to finance or refinance multifamily apartment communities, which could reduce the number of multifamily apartment communities we can acquire, our cash flows from operations and the amount of cash distributions we can make.

If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of multifamily apartment communities. If we place mortgage debt on a multifamily apartment community, we run the risk of being unable to refinance part or all of the multifamily apartment community when the debt becomes due or of being unable to refinance on favorable terms. If interest rates are higher when we refinance multifamily apartment communities, our income could be reduced. We may be unable to refinance or may only be able to partly refinance multifamily apartment communities if underwriting standards, including loan to value ratios and yield requirements, among other requirements, are more strict than when we originally financed the multifamily apartment communities. If any of these events occurs, our cash flow could be reduced and/or we might have to pay down existing mortgages. This, in turn, would reduce cash available for distribution to our shareholders, could cause us to require additional capital and may hinder our ability to raise capital by issuing more shares or by borrowing more money.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our shareholders.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan agreements we enter into may contain covenants that limit our ability to further mortgage a property or that prohibit us from discontinuing insurance coverage. These or other limitations would decrease our operating flexibility and our ability to achieve our operating objectives.

Increases in interest rates could increase the amount of our debt payments and limit our ability to make distributions to our shareholders.

We expect that we will incur debt in the future and increases in interest rates will increase the cost of that debt, which could reduce the cash we have available for distributions. Additionally, if we incur variable-rate debt, increases in interest rates would increase our interest costs, which would reduce our cash flows and our ability to make distributions to our shareholders. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments at times that may not permit realization of the maximum return on such investments.

We have broad authority to incur debt and high debt levels could hinder our ability to make distributions and decrease the value of our shareholders’ investment.

Our charter does not limit us from incurring debt. High debt levels would cause us to incur higher interest charges and higher debt service payments and may also be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of our shareholders’ investment.

Interest-only indebtedness may increase our risk of default and ultimately may reduce our funds available for distribution to our shareholders.

We may obtain loans that require interest-only payments for a number of years before we are required to make payments on the principal. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest- only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum, or “balloon,” payment at maturity. These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon maturity payments will reduce the funds available for distribution to our shareholders because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.

We are uncertain of our sources for funding our future capital needs. If we do not have sufficient funds from operations to cover our expenses or to fund improvements to our multifamily apartment communities and cannot obtain debt or equity financing on acceptable terms, our ability to cover our expenses or to fund improvements to our multifamily apartment communities may be adversely affected.

The net proceeds of this offering will be used primarily for investments in multifamily apartment communities and multifamily real estate related assets. To date, we have not had sufficient funds from operations to cover all of our expenses. Accordingly, in the event that we develop a need for additional capital in the future for the improvement of our multifamily apartment communities or for any other reason, sources of funding may not be available to us. If we do not have sufficient funds from cash flow generated by our assets or out of net sale proceeds, or cannot obtain debt or equity financing on acceptable terms, our financial condition and ability to make distributions may be adversely affected.

The derivative financial instruments that we may use to hedge against interest rate fluctuations may not be successful in mitigating our risks associated with interest rates and could reduce the overall returns on your investment.

We may use derivative financial instruments, such as interest rate cap or collar agreements and interest rate swap agreements, to hedge exposures to changes in interest rates on loans secured by our assets, but no hedging strategy can protect us completely. These agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements and that these arrangements may not be effective in reducing our exposure to interest rate changes. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses. In addition, the use of such instruments may reduce the overall return on our investments. These instruments may also generate income that may not be treated as qualifying REIT income for purposes of the 75% or 95% REIT gross income tests.

We may not have sufficient funds to pay interest payments if the interest rates increase significantly.

It is anticipated that loans we obtain may have variable interest rates. In the event that the interest rate on any loan increases significantly, we may not have sufficient funds to pay the required interest payments. In such event, the continued ownership of the applicable multifamily apartment community may be threatened.

Federal Income Tax Risks

Failure to qualify as a REIT would reduce our net earnings available for investment or distribution.

Our qualification as a REIT will depend upon our ability to meet requirements regarding our organization and ownership, distributions of our income, the nature and diversification of our income and assets, and other tests imposed by the Internal Revenue Code. If we fail to qualify as a REIT for any taxable year after electing REIT status, we will be subject to federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to shareholders because of the additional tax liability. In addition, distributions to shareholders would no longer qualify for the dividends-paid deduction and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax. For a discussion of the REIT qualification tests and other considerations relating to our election to be taxed as a REIT, see “Material Federal Income Tax Considerations.”

Even if we qualify as a REIT for federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow and our ability to make distributions to our shareholders.

Even if we qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local taxes on our income or property. For example:

•	In order to qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income to our shareholders (which is determined without regard to the dividends-paid deduction or net capital gain). To the extent that we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income, we will generally be subject to federal corporate income tax on the undistributed income.

•	We will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income, and 100% of our undistributed income from prior years.

•	If we have net income from the sale of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we must pay a tax on that income at the highest corporate income tax rate.

•	If we sell an asset, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, our gain would be subject to the 100% “prohibited transaction” tax unless such sale were made by one of our taxable REIT subsidiaries or we qualified for a “safe harbor” under the Internal Revenue Code.

We intend to make distributions to our shareholders to comply with the REIT requirements of the Internal Revenue Code.

The ownership limits that apply to REITs, as prescribed by the Internal Revenue Code and by our charter, may inhibit market activity in shares of our common stock and restrict our business combination opportunities.

In order for us to qualify as a REIT, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year after the first year for which we elect to qualify as a REIT. Additionally, at least 100 persons must beneficially own our stock during at least 335 days of a taxable year (other than the first taxable year for which we elect to be taxed as a REIT). Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Our charter also provides that, unless exempted by our board of directors, no person may own more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock. Our board of directors may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular shareholder if the shareholder’s ownership in excess of the ownership limit would not result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT. These ownership limits could delay or prevent a transaction or a change in control of our company that might involve a premium price for our shares of common stock or otherwise be in the best interest of our shareholders.

REIT distribution requirements could adversely affect our ability to execute our business plan.

To qualify as a REIT, we must distribute to our shareholders each year 90% of our REIT taxable income (which is determined without regard to the dividends-paid deduction or net capital gain). From time to time, we may generate taxable income greater than our income for financial reporting purposes, or our taxable income may be greater than our cash flow available for distribution to shareholders (for example, where a borrower defers the payment of interest in cash pursuant to a contractual right or otherwise). If we do not have other funds available in these situations we could be required to borrow funds, sell investments at disadvantageous prices, or find another alternative source of funds to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

To maintain our REIT status, we may be forced to forego otherwise attractive opportunities, which may delay or hinder our ability to meet our investment objectives and reduce our shareholders’ overall return.

To qualify as a REIT, we must satisfy certain tests on an ongoing basis concerning, among other things, the sources of our income, nature of our assets, and the amounts we distribute to our shareholders. We may be required to make distributions to shareholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits and the value of our shareholders’ investment.

The tax on prohibited transactions will limit our ability to engage in transactions that would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of assets, other than foreclosure property, deemed held primarily for sale to customers in the ordinary course of business (subject to a safe harbor under the Internal Revenue Code for certain sales). It may be possible to reduce the impact of the prohibited transaction tax by conducting certain activities through taxable REIT subsidiaries. However, to the extent that we engage in such activities through taxable REIT subsidiaries, the income associated with such activities may be subject to full corporate income tax.

We may be subject to adverse legislative or regulatory tax changes.

At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our shareholders could be adversely affected by any such change in, or any new, federal income tax law, regulation, or administrative interpretation.

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.

We may make mezzanine loans. The Internal Revenue Service has provided a safe harbor in Revenue Procedure 2003-65 for structuring mezzanine loans so that they will be treated by the Internal Revenue Service as a real estate asset for purposes of the REIT asset tests, and interest derived from mezzanine loans will be treated as qualifying mortgage interest for purposes of the 75% gross income test, as discussed below. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We may make mezzanine loans that do not meet all of the requirements of the safe harbor. In the event a mezzanine loan does not meet the safe harbor, the Internal Revenue Service could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and income tests and, if such a challenge were sustained, we could fail to continue to qualify as a REIT.

Non-United States investors may be subject to FIRPTA on the sale of shares of our common stock if we are unable to qualify as a “domestically controlled qualified investment entity.”

A non-United States person disposing of a United States real property interest, including shares of a United States corporation whose assets consist principally of United States real property interests, is generally subject to a tax, known as FIRPTA, on the gain recognized on the disposition of such interest. Certain “qualified foreign pension funds” and certain “qualified shareholders” are exempt from FIRPTA. FIRPTA does not apply, however, to the disposition of shares in a REIT if the REIT is a “domestically controlled qualified investment entity.” A REIT is a domestically controlled qualified investment entity if, at all times during a specified testing period (the continuous five year period ending on the date of disposition or, if shorter, the entire period of the REIT’s existence), less than 50% in value of its shares is held directly or indirectly by non-United States holders. We cannot assure you that we will qualify as a domestically controlled qualified investment entity. If we were to fail to so qualify, gain realized by a non-United States investor on a sale of our common stock would be subject to FIRPTA unless our common stock was traded on an established securities market and the non-United States investor did not at any time during a specified testing period directly or indirectly own more than 10% of the value of our outstanding common stock.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate, inflation and/or currency risks, including gain from the disposition of certain hedging transactions, will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges (i) interest rate risk on liabilities incurred to carry or acquire real estate or (ii) risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the REIT 75% or 95% gross income tests, and such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute nonqualifying income for purposes of both the REIT 75% and 95% gross income tests. As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

If we were considered to actually or constructively pay a “preferential dividend” to certain of our shareholders, our status as a REIT could be adversely affected.

In order to qualify as a REIT, we must distribute annually to our shareholders at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is generally not a preferential dividend if the distribution is pro rata among all outstanding shares of stock within a particular class, and in accordance with the preferences among different classes of stock as set forth in the REIT’s organizational documents. There is no de minimis exception with respect to preferential dividends. Therefore, if the Internal Revenue Service were to take the position that we inadvertently paid a preferential dividend, we may be deemed either to (a) have distributed less than 100% of our REIT taxable income and be subject to tax on the undistributed portion, or (b) have distributed less than 90% of our REIT taxable income and our status as a REIT could be terminated for the year in which such determination is made if we were unable to cure such failure. We can provide no assurance that we will not be treated as inadvertently paying preferential dividends.

Equity participation in mortgage, bridge and mezzanine loans may result in taxable income and gains from these properties, which could adversely impact our REIT status.

If we participate under a loan in any appreciation of the properties securing the loan or its cash flow and the Internal Revenue Service characterizes this participation as “equity,” we might have to recognize income, gains and other items from the property for federal income tax purposes. This could affect our ability to qualify as a REIT.

Your investment has various federal income tax risks.

Although the provisions of the Internal Revenue Code generally relevant to an investment in shares of our common stock are described in “Material Federal Income Tax Considerations,” we urge you to consult your tax advisor concerning the effects of United States federal, state, local and foreign tax laws to you with regard to an investment in shares of our common stock

Retirement Plan Risks

If the fiduciary of an employee pension benefit plan subject to ERISA (such as profit sharing, Section 401(k) or pension plan) or any other retirement plan or account fails to meet the fiduciary and other standards under ERISA or the Internal Revenue Code as a result of an investment in our common stock, the fiduciary could be subject to criminal and civil penalties.

There are special considerations that apply to employee benefit plans subject to ERISA (such as profit sharing, Section 401(k) or pension plans) and other retirement plans or accounts subject to Section 4975 of the Internal Revenue Code (such as an IRA) that are investing in our shares. Fiduciaries investing the assets of such a plan or account in our common stock should satisfy themselves that:

•	the investment is consistent with their fiduciary and other obligations under ERISA and the Internal Revenue Code;

•	the investment is made in accordance with the documents and instruments governing the plan or IRA, including the plan’s or account’s investment policy;

•	the investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Internal Revenue Code;

•	the investment in our shares, for which no public market currently exists, is consistent with the liquidity needs of the plan or IRA;

•	the investment will not produce an unacceptable amount of “unrelated business taxable income” for the plan or IRA;

•	our shareholders will be able to comply with the requirements under ERISA and the Internal Revenue Code to value the assets of the plan or IRA annually; and

•	the investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

With respect to the annual valuation requirements described above, we will provide an estimated value for our shares annually. We can make no claim whether such estimated value will or will not satisfy the applicable annual valuation requirements under ERISA and the Internal Revenue Code. The Department of Labor or the Internal Revenue Service may determine that a plan fiduciary or an IRA custodian is required to take further steps to determine the value of our common shares. In the absence of an appropriate determination of value, a plan fiduciary or an IRA custodian may be subject to damages, penalties or other sanctions.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Internal Revenue Code may result in the imposition of civil and criminal penalties and could subject the fiduciary to claims for damages or for equitable remedies. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Internal Revenue Code, the fiduciary or IRA owner who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. In the case of a prohibited transaction involving an IRA owner, the IRA may be disqualified and all of the assets of the IRA may be deemed distributed and subjected to tax. ERISA plan fiduciaries and IRA custodians should consult with counsel before making an investment in our common shares.

PLAN OF DISTRIBUTION

General

We are offering a minimum of 200,000 shares and a maximum of 50,000,000 shares of our common stock on an “all-or-nothing minimum, best-efforts maximum” basis through Orchard Securities, LLC, our managing broker-dealer. Because this is an “all-or-nothing minimum, best-efforts maximum” offering, Orchard Securities, LLC must use only its best efforts to sell the shares and has no firm commitment or obligation to purchase any of our shares. We are offering up to 50,000,000 shares of common stock in our offering at $10.00 per share. We expect to sell the 50,000,000 shares offered in our offering over a one-year period beginning on the date this offering is qualified by the SEC. We are limiting our sales in the state of Texas to no more than $10,000,000 in shares of common stock and in the state of Washington to no more than $5,000,000 in shares of common stock.

We cannot sell our shares of common stock to you until our offering is qualified by the SEC. If you receive this preliminary offering circular prior to qualification and more than 48 hours before the sale, then delivery of the final offering circular may be satisfied by electronic delivery of the final offering circular or the uniform resource locator, or URL, to where the final offering circular may be accessed on EDGAR or by mailing the final offering circular to you. If you purchase your shares through a soliciting dealer within 90 calendar days after qualification of our offering, the soliciting dealer will deliver to you, no later than two business days following the completion of such sale, a copy of the final offering circular via mail or by providing you with notice with the uniform resource locator, or URL, to where the final offering circular may be accessed on EDGAR.

Compensation of Managing Broker-Dealer and Soliciting Dealers

Except as provided below, Cottonwood Capital Property Management II, LLC will pay the managing broker-dealer selling commissions equal to 6% of the gross offering proceeds. Cottonwood Capital Property Management II, LLC will also pay the managing broker-dealer a managing broker-dealer fee equal to 3% of the gross proceeds as compensation for acting as the managing broker-dealer and for expenses incurred in connection with marketing our shares and wholesaler compensation. Neither we nor Cottonwood Capital Property Management II, LLC will pay referral or similar fees to any accountants, attorneys, or other persons in connection with the distribution of the shares. In no event will the maximum amount of compensation to be paid to FINRA members exceed 9% of the gross offering proceeds in this offering (exclusive of the total non-transaction based compensation paid to certain employees of our sponsor). We will not be responsible for paying any selling commissions or managing broker-dealer fees. The maximum amount of non-transaction based items of compensation to be paid in connection with this offering, including, but not limited to the non-transaction based compensation allocated to dual-employees, will not exceed 1% of the gross offering proceeds.

The managing broker-dealer may authorize certain other broker-dealers who are members of FINRA, who we refer to as soliciting dealers, to sell our shares. In the event of the sale of shares by soliciting dealers, the managing broker-dealer may re-allow all of its selling commissions to the soliciting dealers. In addition, the managing broker-dealer may re-allow a portion of its managing broker-dealer fee to soliciting dealers to be paid to such soliciting dealers as marketing fees and for reimbursement of offering-related expenses. The maximum amount of reimbursements would be based on factors such as the number of shares sold by soliciting dealers, the assistance of such soliciting dealers in marketing the offering, and due diligence expenses incurred.

We have agreed to indemnify the soliciting dealers and the managing broker-dealer against any and all loss, liability, claim, damage and expense whatsoever arising out of or based upon:

(1)	Any untrue statement or alleged untrue statement of a material fact contained in the offering statement, (as from time to time amended and supplemented), or in any application or other document filed in any jurisdiction in order to qualify the shares under or exempt the offering of the shares from the registration or qualification requirements of the securities laws thereof unless any of the soliciting dealer or the managing broker-dealer know such statement to be untrue;

(2)	The omission or alleged omission from the offering statement (as from time to time amended and supplemented) of a material fact required to be stated therein or necessary to make the statements therein not misleading unless any of the soliciting dealers or the managing broker-dealer know such statement to be untrue;

(3)	Our failure as a result of our acts or omissions to comply with any of the applicable provisions of the Securities Act, Regulation A or the regulations thereunder, or any applicable state laws or regulations;

(4)	Any verbal or written representations made by us in connection with this offering in violation of the Securities Act, or any other applicable federal or state securities laws and regulations; or

(5)	Our breach of any term, condition, representation, warranty or covenant in the Managing Broker-Dealer Agreement (the executed copy of which is provided in Exhibit 1.1).

Indemnification of the soliciting dealers and the managing broker-dealer will not be allowed to the extent any loss, liability, claim, damage or expense arises out of or is based upon any untrue statement or alleged untrue statement of material fact made by the soliciting dealers, the managing broker-dealer or any of their agents, or any omission or alleged omission of a material fact required to be disclosed by the soliciting dealers, the managing broker-dealer or any of their agents.

Subscription Procedures

We will not sell any shares unless we raise a minimum of $2,000,000 by [                    , 20    ] from persons who are not affiliated with us or Cottonwood Residential O.P., LP. Until we have raised this amount, all subscription payments will be placed in a non-interest bearing account held by the escrow agent, UMB Bank, N.A., in trust for subscribers’ benefit, pending release to us. Once we have raised the applicable minimum offering amount and instructed the escrow agent to disburse the funds in the account, funds representing the gross purchase price for the shares will be distributed to us. If we do not raise at least $2,000,000 by [                    , 20    ], we will promptly return all funds in the escrow account, and we will stop offering shares. We will not deduct any fees if we return funds from the escrow account because we are unable to raise the minimum offering amount.

To purchase shares in this offering, you must complete and sign a subscription agreement (in the form attached to this offering circular as Exhibit 4.1) for a specific number of shares and pay for the shares at the time of your subscription. You should make your check payable to “UMB Bank, N.A., as Escrow Agent for Cottonwood Multifamily REIT II, Inc.” Completed subscription agreements and payments should be sent by your broker-dealer or registered investment advisor, as applicable, to the escrow agent, UMB Bank, N.A., at the address set forth in the subscription agreement. Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. For any subscription agreement received prior to the date this offering is qualified by the SEC (which we will refer to as the qualification date), we shall have a period of 30 days from the qualification date to accept or reject the subscription agreement. For any subscription agreements received after the qualification date, we shall have a period of 30 days after receipt of the subscription agreement to accept or reject the subscription agreement. If rejected, we will return all funds to the rejected subscribers within ten business days. If accepted, the funds will be transferred into our general account. You will receive a confirmation of your purchase. We will not accept subscription agreements prior to the SEC’s qualification of this offering.

After the qualification date, the soliciting dealers will provide each prospective investor with a copy of the final offering circular and any exhibits and appendices thereto. If a prospective investor receives the preliminary offering circular, then the soliciting dealer will deliver to the investor the final offering circular at least 48 hours before such investor will be permitted to acquire shares of our common stock. If an investor purchases shares of our common stock within 90 calendar days of the qualification date, the soliciting dealer will deliver to the investor, no later than two business days following the completion of such sale, a copy of the final offering circular and all exhibits and appendices thereto either by (i) electronic delivery of the final offering circular or the uniform resource locator to where the final offering circular may be accessed on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), or (ii) mailing the final offering circular and all exhibits and appendices thereto to the investor at the address indicated in the subscription agreement.

Any investor who is a resident of Israel must complete, in addition to the subscription agreement, the investor questionnaire attached thereto.

Suitability Standards

The soliciting dealers and registered investment advisors recommending the purchase of shares in this offering have the responsibility to make every reasonable effort to determine that your purchase of shares in this offering is a suitable and appropriate investment for you based on information provided by you regarding your financial situation and investment objectives. In making this determination, these persons have the responsibility to ascertain that you:

•	meet the minimum income and net worth standards set forth under “Suitability Standards” immediately following the cover page of this offering circular;

•	can reasonably benefit from an investment in our shares based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation;

•	are in a financial position appropriate to enable you to realize to a significant extent the benefits described in this offering circular of an investment in our shares; and

•	have apparent understanding of:

•	the fundamental risks of the investment;

•	the risk that you may lose your entire investment;

•	the lack of liquidity of our shares;

•	the restrictions on transferability of our shares; and

•	the tax consequences of your investment.

Relevant information for this purpose will include at least your age, investment objectives, investment experience, income, net worth, financial situation, and other investments as well as any other pertinent factors. The soliciting dealers and registered investment advisors recommending the purchase of shares in this offering must maintain, for a six-year period, records of the information used to determine that an investment in shares is suitable and appropriate for you.

Minimum Purchase Requirements

You must initially invest at least $10,000 in our shares to be eligible to participate in this offering. In order to satisfy this minimum purchase requirement, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $10. You should note that an investment in our shares will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code.

If you have satisfied the applicable minimum purchase requirement, any additional purchase must be in amounts of at least $10.

ESTIMATED USE OF PROCEEDS

The following table sets forth information about how we intend to use the proceeds raised in this offering assuming that we sell the minimum of 200,000 shares and the maximum of 5,000,000 shares of common stock. Many of the amounts set forth below represent management’s best estimate since they cannot be precisely calculated at this time. Depending primarily upon the number of shares we sell in this offering and assuming a $10.00 purchase price for shares sold in this offering, we estimate that we will use 100% of the gross proceeds from this offering, or $10.00 per share, for investments in multifamily apartment communities and multifamily real estate related assets.

	Minimum Offering		Maximum Offering
	Amount	Percentage of Gross Proceeds	Amount	Percentage of Gross Proceeds
Gross Offering Proceeds(1)	$2,000,000	100%	$50,000,000	100.00%
Selling Commissions, Managing Broker-Dealer Fee and Organizational and Offering Expenses(2)(3)	260,000	13%	5,000,000	10%
Selling Commissions, Managing Broker-Dealer Fee and Organizational and Offering Expenses paid by Sponsor(2)(3)	(260,000)	(13%)	(5,000,000)	(10%)
Available for Investment(2)(3)	2,000,000	100%	50,000,000	100.00%

Total Application(4)(5)	$2,000,000	100%	$50,000,000	100.00%

(1)	In the event that the first acquisition of a multifamily apartment community requires capital in excess of our minimum offering amount of $2,000,000, Cottonwood Residential O.P., LP will make a loan to us for the amount in excess of the minimum offering amount needed to acquire such multifamily apartment community. Any such loan will bear interest at a rate equal to 6% per annum. We will use the proceeds from the sale of shares to repay the principal and accrued interest on any such loan made.
(2)	We are not responsible for paying any selling commissions or managing broker-dealer fees to the managing broker-dealer or any organizational or offering expenses. Cottonwood Capital Property Management II, LLC will be responsible for paying the managing broker-dealer selling commissions in an amount up to 6% of the purchase price of the shares sold by soliciting dealers, which the managing broker-dealer will re-allow to the soliciting dealers. In addition, Cottonwood Capital Property Management II, LLC will pay the managing broker-dealer a managing broker-dealer fee equal to 3% of the gross offering proceeds for acting as the managing broker-dealer and for expenses incurred in connection with marketing our shares and wholesaler compensation. The managing broker-dealer may re-allow part of the managing broker-dealer fee to soliciting dealers. Cottonwood Capital Property Management II, LLC will also pay our organizational and offering expenses, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and transfer agent. We expect organizational and offering expenses (other than selling commissions and the managing broker-dealer fee) to be approximately 4% of the gross proceeds from the offering if we raise the minimum offering amount and 1% of the gross proceeds from the offering if we raise the maximum offering amount. For more details on Cottonwood Capital Property Management II, LLC’s obligation to pay such expenses see the executed Three-Party Agreement in Exhibit 6.9. Our organizational documents permit us to make distributions from any source, including offering proceeds or borrowings (which may constitute a return of capital), and our organizational documents do not limit the amount of funds we may use from any source to pay such distributions. If we make distributions from sources other than our cash flow from operations, we will have less funds available for investment in multifamily apartment communities or multifamily real estate related assets. If our sponsor does not pay the selling commissions, managing broker-dealer fees and organizational offering expenses, we will not sell the applicable shares of common stock.

(3)	Our sponsor is paying all selling commissions and managing broker-dealer fees and all organizational and offering expenses. In turn, our sponsor and its affiliates will enter into certain contracts with us and will receive certain fees pursuant to those contracts. If our sponsor did not pay the selling commissions and managing broker-dealer fees and organizational and offering expenses, the terms of the contracts between us and our sponsor may have been on terms that are more advantageous to us. The contracts between us and our sponsor (and its affiliates) are fixed until December 31, 2024 (subject to extensions if our initial term is extended). As a result, the percentage amount of the fees paid to our sponsor are fixed and will not increase. Potential investors should consult their investment advisors.
(4)	Until required in connection with investment in multifamily apartment communities or multifamily real estate related assets, substantially all of the net proceeds of the offering and, thereafter, our working capital reserves, may be invested in short-term, highly liquid investments, including government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts or other authorized investments as determined by our board of directors. Amounts available for investment from this offering may also include anticipated capital improvement expenditures and leasing costs.
(5)	We may also utilize proceeds from a line of credit (if obtained) or other financing to acquire multifamily apartment communities and multifamily real estate related assets.

MANAGEMENT

Board of Directors

We operate under the direction of our board of directors. The board of directors is responsible for the management and control of our affairs. The current board members are Daniel Shaeffer, Chad Christensen and Gregg Christensen. The current Chief Executive Officer is Daniel Shaeffer, the current Chairman of the Board and President is Chad Christensen and the current Executive Vice President & General Counsel is Gregg Christensen.

Our board of directors will be classified into three classes. Each class of directors will be elected for successive terms ending at the annual meeting of the shareholders the third year after election and until his or her successor is elected and qualified. The presence in person or by proxy of shareholders entitled to cast 50% of all the votes entitled to be cast at any shareholder meeting constitutes a quorum. Currently, all of our outstanding common stock is owned by Cottonwood Residential O.P., LP. With respect to the election of directors, each candidate nominated for election to the board of directors must receive a majority of the votes present, in person or by proxy, in order to be elected. Therefore, if a nominee receives fewer “for” votes than “withhold” votes in an election, then the nominee will not be elected.

Although the number of board members may increase or decrease, a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time or may be removed for fraud, gross negligence or willful misconduct as determined by non-appealable decision of a court of competent jurisdiction, by the shareholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting called for the purpose of the proposed removal. The notice of the meeting will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director will be removed.

Unless otherwise provided by Maryland law, the board of directors and the shareholders may select nominees for the board of directors and the shareholders will elect the directors. Unless filled by a vote of the shareholders as permitted by the Maryland General Corporation Law, a vacancy that results from the removal of a director will be filled by a vote of a majority of the remaining directors. Any vacancy on the board of directors for any other cause will be filled by a vote of a majority of the remaining directors, even if such majority vote is less than a quorum.

Under Maryland law, our directors must perform their duties in good faith and in a manner each director believes to be in our best interests. Further, our directors must act with such care as a prudent person in a similar position would use under similar circumstances, including exercising reasonable inquiry when taking actions. However, our directors and executive officers are not required to devote all of their time to our business and must devote only such time to our affairs as their duties may require. We do not expect that our directors will be required to devote a substantial portion of their time to us in discharging their duties. All of our directors are also directors of Cottonwood Residential, Inc. As a result, we do not have any independent directors or management and conflicts of interest may arise. For more details, see “Conflicts of Interest.”

In addition to meetings of the various committees of the board of directors, which committees we describe below, we expect our directors to hold at least four regular board meetings each year.

Our general investment and borrowing policies are set forth in this offering circular. Our directors may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that our executive officers follow these policies and that these policies continue to be in the best interests of our shareholders. Unless modified by our directors, we will follow the policies on investments and borrowings set forth in this offering circular.

Investment Committee

We have established an investment committee that will be charged with identifying and investigating potential investment opportunities for us. The investment committee will analyze and approve any investment to be made by us. The investment committee will have 5 committee members and is currently comprised of Daniel Shaeffer, Chad Christensen, Gregg Christensen, Paul Fredenberg and Enzio Cassinis. The investment committee may request information from third parties in making its recommendations.

Committees of the Board of Directors

Our board of directors may delegate many of its powers to one or more committees, in addition to the investment committee discussed above.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors.

Name*	Age**	Positions

Daniel Shaeffer	46	Chief Executive Officer, Director and Investment Committee Member

Chad Christensen	43	President, Chairman of the Board, Director and Investment Committee Member

Gregg Christensen	47	Executive Vice President, Secretary, General Counsel, Director and Investment Committee Member

Susan Hallenberg	48	Chief Financial Officer

Paul Fredenberg	40	Investment Committee Member

Enzio Cassinis	39	Investment Committee Member

*	The address of each executive officer and director listed is 6340 South 3000 East, Suite 500, Salt Lake City, Utah 84121.
**	As of June 30, 2016.

Daniel Shaeffer is the Chief Executive Officer, Director and a member of the investment committee. Mr. Shaeffer’s primary responsibilities include overseeing acquisitions, capital markets and strategic planning. He is also involved with our marketing and capital raising activities. Mr. Shaeffer also currently serves as the Chief Executive Officer and a Director of Cottonwood Residential, Inc. Before co-founding Cottonwood Capital Properties, LLC, a predecessor to Cottonwood Residential, Inc., in 2004, Mr. Shaeffer worked as a senior equities analyst with Wasatch Advisors of Salt Lake City. Prior to joining Wasatch Advisors, Mr. Shaeffer was a Vice President of Investment Banking at Morgan Stanley. In that role he focused primarily on public company mergers and acquisitions as well as public capital markets transactions involving equity, debt and hybrid securities. Mr. Shaeffer began his career with Ernst & Young working in the firm’s audit department. Mr. Shaeffer has been involved in real estate development, management, acquisition, disposition and financing for more than 11 years and with the acquisition, origination, management, disposition and financing of real estate-related debt investments for more than 11 years. Mr. Shaeffer holds an International MBA from the University of Chicago Graduate School of Business and a BS in Accounting from Brigham Young University and is a Certified Public Accountant.

Chad Christensen is the President, Chairman of the Board, Director and a member of the investment committee. Mr. Christensen oversees our financial and general operations. Mr. Christensen is also actively involved in our acquisitions, marketing and capital raising activities. Mr. Christensen also currently serves as the President and a Director of Cottonwood Residential, Inc. Before co-founding Cottonwood Capital Properties, LLC, a predecessor to Cottonwood Residential, Inc., in 2004, Mr. Christensen worked with the Stan Johnson Company, a national commercial Real Estate Brokerage firm in Tulsa, Oklahoma. The vision and business plan for Cottonwood Capital Properties, LLC stemmed from Mr. Christensen’s experience working with tenant-in-common sponsors while at the Stan Johnson Company. Early in his career, Mr. Christensen founded Paramo Investment Company, a small investment management company. Mr. Christensen has been involved in real estate development, management, acquisition, disposition and financing for more than 13 years and with the acquisition, origination, management, disposition and financing of real estate-related debt investments for more than 13 years. Mr. Christensen holds a MBA from The Wharton School at the University of Pennsylvania with an emphasis in Finance and Real Estate and a BA in English from the University of Utah. Mr. Christensen also holds an active real estate license. Chad Christensen and Gregg Christensen are brothers.

Gregg Christensen is the Executive Vice President, Secretary, General Counsel, Director and a member of the investment committee. Mr. Christensen oversees and coordinates all legal aspects of our company and is also actively involved in our operations, acquisitions, and due diligence activities. Mr. Christensen also currently serves as the Executive Vice President, Secretary, General Counsel and a Director of Cottonwood Residential, Inc. Prior to joining Cottonwood Residential, Inc., Mr. Christensen was a principal, managing director and general counsel of Cherokee & Walker, an investment company focused on real estate investments and private equity investments in real estate related companies. Previously, Mr. Christensen practiced law with Nelson & Senior in Salt Lake City. His areas of practice included real estate and corporate law. He is a member of the Utah State Bar, as well as the Bar of the United States District Court for the District of Utah. Mr. Christensen has been involved in real estate development, management, acquisition, disposition and financing for more than 19 years and with the acquisition, origination, management, disposition and financing of real estate-related debt investments for more than 19 years. Mr. Christensen holds an Honors Bachelor of Arts Degree in English from the University of Utah and a Juris Doctorate Degree from the University of Utah, S.J. Quinney College of Law. Gregg Christensen and Chad Christensen are brothers.

Susan Hallenberg is the Chief Financial Officer. In this role, she oversees all aspects of our financial, accounting, treasury, and risk management functions. Additionally, Ms. Hallenberg handles our investor relations. Ms. Hallenberg also currently serves as the Chief Financial Officer and Treasurer of Cottonwood Residential, Inc. Prior to joining Cottonwood Residential O.P., LP, Ms. Hallenberg served as Acquisitions Officer for Phillips Edison & Company, a real estate investment company. She also served as Vice President for Lend Lease Real Estate Investments, where her responsibilities included financial management of a large mixed-use real estate development project and the underwriting, financing and reporting on multifamily housing development opportunities in the Western United States using tax credit, tax-exempt bond, and conventional financing. She also worked for Aldrich Eastman & Waltch for two years as an Assistant Portfolio Controller. Ms. Hallenberg started her career at Ernst & Young where she worked in the firm’s audit department for four years. Ms. Hallenberg is a Certified Public Accountant and holds a BA in Economics/Accounting from The College of the Holy Cross.

Paul Fredenberg is a member of the investment committee. Paul Fredenberg also currently serves as the Senior Vice President of Acquisitions for Cottonwood Residential, Inc. and focuses exclusively on sourcing and evaluating new multifamily investment opportunities. Mr. Fredenberg joined Cottonwood Capital Properties, LLC, a predecessor to Cottonwood Residential Inc. in 2006 and has been instrumental in building the acquisition team at Cottonwood Residential, Inc. Before joining Cottonwood Residential, Inc., Mr. Fredenberg worked in the Mergers and Acquisitions Investment Banking Group of Wachovia Securities. Prior to his experience in investment banking, Mr. Fredenberg worked at the Arbor Strategy Group, a boutique strategy consulting firm based in Ann Arbor, Michigan specializing in brand development, innovation, and strategic growth. While at the Arbor Strategy Group, Mr. Fredenberg gained experience across several practice areas and industry groups, working closely with senior management at global consumer products companies such as ConAgra, Sara Lee, and Georgia-Pacific to develop and implement sustainable growth strategies for assorted business units and product lines. Mr. Fredenberg holds a Bachelors of Arts in Economics from the University of Michigan, a Masters of Arts in Latin American Studies and International Management from the University of Pennsylvania, and a Masters of Business Administration from The Wharton School at the University of Pennsylvania, with an emphasis in Finance and Public Policy.

Enzio Cassinis is a member of the investment committee. Enzio Cassinis also currently serves as the Senior Vice President, Finance/Associate Counsel for Cottonwood Residential, Inc. Mr. Cassinis joined Cottonwood Residential, Inc. in 2013 and is responsible for capital and venture formation activity. Prior to joining Cottonwood Residential, Inc., Mr. Cassinis was Vice President of Investment Management at Archstone, where he was responsible for managing Archstone’s domestic joint venture and private investment fund platform. While with Archstone, he negotiated transactions in both foreign and domestic markets with transaction volume exceeding several billion dollars in total capitalization. Prior to Archstone, Mr. Cassinis worked as an attorney with Krendl, Krendl, Sachnoff & Way, PC (now Kutak Rock LLP), focusing his practice on corporate law and merger and acquisition transactions. Mr. Cassinis earned a Master of Business Administration and Juris Doctorate (Order of St. Ives) from the University of Denver, and a Bachelor of Science in Business Administration from the University of Colorado at Boulder.

Compensation of Directors

Our board of directors has the authority to fix the compensation of all officers that it selects and may pay compensation to directors for services rendered to us in any other capacity. However, we currently do not intend to pay our board members or officers any compensation for serving as members of our board of directors and officers, respectively.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Our charter contains such a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law. These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Initial Investment by Cottonwood Residential O.P., LP

Cottonwood Residential O.P., LP has invested $10,000 in us through the purchase of 1,000 shares of our common stock at $10.00 per share. As of the date of this offering circular, this constitutes 100% of our issued and outstanding common stock. Cottonwood Residential O.P., LP may not sell any of these shares during the period Cottonwood Capital Property Management II, LLC serves as our sponsor. Although nothing prohibits Cottonwood Residential O.P., LP or its affiliates from acquiring additional shares of our common stock, they currently do not have any options or warrants to acquire any shares.

Other Affiliates

Property and asset manager

To avail ourselves of the experience, sources of information, advice, assistance and certain facilities available to Cottonwood Capital Property Management II, LLC, we have entered into the Asset Management Agreement with Cottonwood Capital Property Management II, LLC (an executed copy of which is attached hereto as Exhibit 6.5). In addition, our operating partnership has agreed to enter into property management agreements (the form of which is attached hereto as Exhibit 6.6) with Cottonwood Capital Property Management II, LLC with respect to all multifamily apartment communities owned by our operating partnership, and our operating partnership and Cottonwood Residential O.P., LP have agreed to cause the joint ventures to enter into property management agreements with respect to the multifamily apartment communities owned by the joint ventures. For more information, see the executed Three-Party Agreement in Exhibit 6.9. The Form of Property Management Agreement attached hereto will be used by the joint ventures and Cottonwood Capital Property Management II, LLC, but the form is subject to any changes required by the lender. These contracts are, or will be, long-term contracts that cannot be terminated other than because of the fraud, gross negligence or willful misconduct of Cottonwood Capital Property Management II, LLC.

The property and asset manager’s office is located at 6340 South 3000 East, Suite 500, Salt Lake City, Utah 84121. The property and asset manager was formed on January 25, 2008. Our directors and officers hold key positions at our property and asset manager. For more information about their background and experience, see “Management—Executive Officers and Directors.”

We will pay Cottonwood Capital Property Management II, LLC an annual asset management fee for providing asset management services in an amount equal to 0.75% of the gross book value of our assets (until such time as our board of directors has established a net asset value of our assets, at which point it shall equal 0.75% of the gross asset value determined pursuant to the most recent net asset value). We plan to determine the net asset value of our common stock no later than 150 days following the second anniversary of breaking escrow, and quarterly thereafter. The asset management fee will be paid by us and not the joint ventures. As a result, it will be paid from our share of income generated by the joint ventures. For more details, see the executed Asset Management Agreement in Exhibit 6.5.

Our operating partnership or our joint ventures will pay Cottonwood Capital Property Management II, LLC an annual property management fee of up to 3.5% of the monthly gross receipts generated at our properties for services it provides in connection with operating and managing each multifamily apartment community. Cottonwood Capital Property Management II, LLC will also receive for its services in supervising any renovation or construction project in excess of $5,000 in or about each property a construction management fee equal to 5% of the cost of the amount that is expended. In the event that Certis Construction, LLC has been hired as the general contractor with respect to any renovation or construction project, Cottonwood Capital Property Management II, LLC will not receive the construction management fee for such renovation or construction project. Cottonwood Capital Property Management II, LLC and its affiliated entities will also receive additional compensation for other services related to the multifamily apartment communities. If our sponsor does not pay the selling commissions, managing broker-dealer fees and organizational offering expenses, we would not sell any shares of common stock. For more details, see “Management Compensation.”

Our sponsor is paying all selling commissions and managing broker-dealer fees and all organizational and offering expenses. In turn, our sponsor and its affiliates will enter into the contracts described above and will receive the fees described above. If our sponsor did not pay the selling commissions and managing broker-dealer fees and organizational and offering expenses, the terms of the contracts between us and our sponsor may have been on terms that are more advantageous to us. The property management fee and asset management fee have been determined by the Three-Party Agreement between us, our operating partnership and our sponsor, which makes reference to the Asset Management Agreement and Form of Property Management Agreement. These contracts will terminate on December 31, 2024, which may be extended for up to 4 additional 1 year periods as set forth in our charter. Potential investors should consult their investment advisors.

MANAGEMENT COMPENSATION

Although we have executive officers who will manage our operations, we have no paid employees. Our board of directors will manage our day-to-day affairs and Cottonwood Capital Property Management II, LLC will manage our portfolio of multifamily apartment communities and multifamily real estate related assets, subject to the board of directors’ supervision. The following table summarizes all of the compensation and fees that will be paid to Cottonwood Capital Property Management II, LLC and its affiliates in connection with this offering, including amounts to reimburse their costs in providing services.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering

Organization and Offering Stage

Managing Broker-Dealer Fee	Cottonwood Capital Property Management II, LLC will pay the managing broker-dealer a managing broker-dealer fee equal to 3% of the gross proceeds from this offering. Of this managing broker-dealer fee, Orchard Securities, LLC will pay 1.25% of the total amount of proceeds from this offering to certain wholesalers that may be employees of Cottonwood Residential Inc. or Cottonwood Residential O.P., LP. We will not be responsible for paying the managing broker-dealer fee.	The total fee paid to Orchard Securities, LLC would be $60,000/ $1,500,000. The total wholesaler fees would be $25,000/$625,000

Sales Commissions	Cottonwood Capital Property Management II, LLC will pay the managing broker-dealer selling commissions equal to 6% of the gross proceeds from this offering. Certain employees of Cottonwood Residential, Inc. or Cottonwood Residential O.P., LP may sell shares of our common stock, in which case Orchard Securities, LLC, will re-allow the selling commissions to those employees. We will not be responsible for paying the sales commissions.	$120,000/$3,000,000

Operational Stage

Property Management Fees –Affiliated Property Manager	Our operating partnership or the joint ventures will hire Cottonwood Capital Property Management II, LLC to perform property management services. The property management fee payable with respect to each property will be up to 3.5% of the gross revenue of each property managed.	Actual amounts depend upon the gross revenue of the properties therefore cannot be determined at this time.

Construction Management Fees – Affiliated Property Manager	Cottonwood Capital Property Management II, LLC will receive for its services in supervising any renovation or construction project in excess of $5,000 in or about each property a construction management fee equal to 5% of the cost of the amount that is expended. In the event that Certis Construction, LLC has been hired as the general contractor with respect to any renovation or construction project, Cottonwood Capital Property Management II, LLC will not receive the construction management fee for such renovation or construction project.	Actual amounts depend upon the amount expended on a given renovation or construction project therefore cannot be determined at this time.

Asset Management	We will hire Cottonwood Capital Property Management II,	Actual amounts depend

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering

Fee – Affiliated Asset Manager	LLC to perform asset management services. Our asset manager shall receive, as compensation for providing asset management services, an annual asset management fee in an amount equal to 0.75% of the gross book value of our assets (until such time as our board of directors has established a net asset value of our assets, at which point it shall equal 0.75% of the gross asset value determined pursuant to the most recent net asset value). The asset management fee will be paid by us and not the joint ventures. As a result, it will be paid from our share of income generated by the joint ventures. We plan to determine the net asset value of our common stock no later than 150 days following the second anniversary of breaking escrow, and quarterly thereafter.	upon the gross offering proceeds we raise in this offering therefore cannot be determined at this time.

Promotional Interest in Joint Ventures

Our operating partnership and Cottonwood Residential O.P., LP will form a new joint venture for each multifamily apartment community jointly acquired.

Cash from operations for each joint venture shall be distributed as follows: (i) to the partners (our operating partnership and Cottonwood Residential O.P., LP) in proportion to their accrued but undistributed 8% preferred return (as defined in the Form of Joint Venture Agreement in Exhibit 6.4), until the partners have been distributed an amount equal to their accrued but undistributed 8% preferred return; (ii) (i) 50% to the partners (our operating partnership and Cottonwood Residential O.P., LP) in proportion to their respective interest in the joint venture and (ii) 50% to Cottonwood Residential O.P., LP, until Cottonwood Residential O.P., LP has received an amount pursuant to this clause (ii) equal to 20% of the amount distributed to the partners (our operating partnership and Cottonwood Residential O.P., LP) pursuant to item (i) and this item (ii); and (iii) 80% to the partners (our operating partnership and Cottonwood Residential O.P., LP) in proportion to their respective interest in the joint venture and 20% to Cottonwood Residential O.P., LP.

Cash from capital transactions for each joint venture shall be distributed as follows: (i) to the partners (our operating partnership and Cottonwood Residential O.P., LP) in proportion to their accrued but undistributed 8% preferred return (as defined in the Form of Joint Venture Agreement in Exhibit 6.4), until the partners have been distributed an amount equal to their accrued but undistributed 8% preferred return; (ii) 100% to the partners (our operating partnership and Cottonwood Residential O.P., LP) until their capital accounts are reduced to zero; (iii) (a) 50% to the partners (our operating partnership and Cottonwood Residential O.P., LP) in proportion to their respective interest in the joint venture and (b) 50% to Cottonwood Residential O.P., LP,

Impracticable to determine at this time.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering

until Cottonwood Residential O.P., LP has received an amount pursuant to clause (b) of item (ii) under cash from operations (above) and this clause (b) equal to 20% of the total amount distributed to the partners (our operating partnership and Cottonwood Residential O.P., LP) pursuant to item (i) above, this item (iii) and items (i) and (ii) under cash from operations (above); and (iv) 80% to the partners (our operating partnership and Cottonwood Residential O.P., LP) in proportion to their respective interest in the joint venture and 20% to Cottonwood Residential O.P., LP.

Taking into consideration the distributions from Cash From Operations and Cash From Distributions, Cottonwood Residential O.P., LP is effectively receiving a promotional interest equal to 20% of the profits of each joint venture which is subordinated to our receipt of an 8% preferred return. The joint venture will make allocations of income and loss so that the allocations are made in a similar manner to the distributions. Losses will not be passed through to our shareholders.

Construction Services	Certis Construction, LLC, an affiliate of Cottonwood Capital Property Management II, LLC, may be hired as the general contractor for construction related to loss events at the multifamily apartment communities. Certis Construction, LLC will enter into contracts for the applicable repair work for the amount of the insurance award related to the applicable loss. Certis Construction, LLC will have the right to retain the excess over the amount actually incurred by Certis Construction, LLC to perform the required repairs and the contracted amount (i.e. the amount of the insurance proceeds).	Impracticable to determine at this time.

Resident Indemnification Program	Resident Indemnity Management, LLC, an affiliate of Cottonwood Capital Property Management II, LLC, may enter into contracts with the residents at the multifamily apartment communities for limited renter indemnification. The fee to be received by Residential Indemnity Management, LLC will vary, but will generally be equal to $8 per month per participating resident (though this amount may be higher or lower in some instances). These fees will be paid by residents of the multifamily apartment complex and will not be obligations of us or the joint ventures that own the multifamily apartment communities.	Impracticable to determine at this time.

Utility Management Fee	Capital Utility Resources, LLC, an affiliate of Cottonwood Capital Property Management II, LLC may be hired by the joint ventures to provide services related to allocation of the utility charges at the applicable multifamily apartment community to each of the residents at such multifamily apartment community. The fees charged by Capital Utility	Impracticable to determine at this time.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering

Resources, LLC will vary, based on the multifamily apartment community, from $3.00 to $5.00 per month per residential unit at the multifamily apartment community (though this amount may be higher or lower in some instances). Under some circumstances, the joint ventures that own the multifamily apartment communities may charge the residents at the multifamily apartment community for such services and will have the right to retain such amounts.

Internet and Television Services	Ditaro, LLC, an affiliate of Cottonwood Capital Property Management II, LLC, may enter into a contract with each of the joint ventures to provide internet and/or TV services for the multifamily apartment communities. The fees charged by Ditaro, LLC will vary based on market factors where the multifamily apartment community is located and will generally be between $10 and $30 per month per residential unit at the multifamily apartment communities (though this amount may be higher or lower in some instances). The joint ventures intend to charge each resident a fee for internet and/or television services which is anticipated to exceed the fee charged by Ditaro, LLC. The joint ventures will be entitled to retain the excess over the amount of the fee charged by Ditaro, LLC and the amount of the fee charged to the residents.	Impracticable to determine at this time.

Vendor Verification	Vendor Verify, LLC, an affiliate of Cottonwood Capital Property Management II, LLC, may enter into contracts with all third party vendors that propose to provide services with respect to the multifamily apartment communities. Pursuant to these contracts Vendor Verify, LLC will have the right to perform background checks on the third party vendor and will receive a fee equal to approximately $100 to $150 per vendor (though this amount may be higher or lower with respect to a particular vendor). The fees due to Vendor Verify, LLC will be paid by the third party vendors and will not be obligations of us or the joint ventures.	Impracticable to determine at this time.

Property Management Corporate Service Fee	Cottonwood Capital Property Management II, LLC will allocate a fee each month to each of the joint ventures which is intended to allocate certain costs incurred by Cottonwood Capital Property Management II, LLC and its affiliated entities with respect to all assets under management by such entities including, without limitation, technical support, postage, legal fees, travel, payroll services, marketing fees, LRO/revenue management and Yardi services. Cottonwood Capital Property Management II, LLC believes that the size of its management platform results in economies of scale with respect to such costs and relative to what these costs would be if charged by a third party to us or the joint ventures. This fee may vary each month and will be	Impracticable to determine at this time.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering

dependent on the number of assets managed by Cottonwood Capital Property Management II, LLC and its affiliates and the actual overhead expenses incurred. Cottonwood Capital Property Management II, LLC will have the right to retain any excess over actual costs and the amount of the fee charged.

Insurance Fee	Cottonwood Capital Property Management II, LLC, through its wholly-owned insurance company, will provide insurance for the multifamily apartment communities and will receive a risk management fee equal to 10% of the insurance premium. Cottonwood Capital Property Management II, LLC will also be entitled to retain any excess of the funded aggregate deductible not used to pay claims. Greentree Risk Management, Inc., a licensed insurance broker affiliated with Cottonwood Capital Property Management II, LLC, will receive 20% of the brokerage fee charged with respect to the placement of all insurance policies for the multifamily apartment communities.	Impracticable to determine at this time.

STOCK OWNERSHIP

The following table sets forth the beneficial ownership of our common stock as of the date of this offering circular for each person or group that holds more than 5% of our common stock, for each director and executive officer and for our directors and executive officers as a group.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of All Shares
Cottonwood Residential O.P., LP(2)	1,000	100.0%
Daniel Shaeffer, Chief Executive Officer and Director	0	0.0
Chad Christensen, President, Chairman of the Board and Director	0	0.0
Gregg Christensen, General Counsel, Executive Vice President, Secretary and Director	0	0.0
All directors and executive officers as a group	1,000	100.0%

(1)	The address of each beneficial owner listed is 6340 South 3000 East, Suite 500, Salt Lake City, Utah 84121.
(2)	Cottonwood Residential O.P., LP is managed by its general partner, Cottonwood Residential, Inc. Cottonwood Residential, Inc. is managed by its board of directors, which currently consists of Daniel Shaeffer, Chad Christensen, Gregg Christensen, David Robertson and Lance Graber. The board of directors of Cottonwood Residential, Inc., as the general partner of Cottonwood Residential O.P., LP, will have the voting and investment control of the shares of our common stock held by Cottonwood Residential O.P., LP.

CONFLICTS OF INTEREST

We are subject to various conflicts of interest arising out of our relationship with Cottonwood Residential O.P., LP, Cottonwood Residential, Inc. and Cottonwood Capital Property Management II, LLC, the property manager for the joint ventures and our asset manager. The members of our board of directors and our officers are also members of the board of directors and/or officers of Cottonwood Residential, Inc. and Cottonwood Capital Property Management II, LLC. We discuss these conflicts below and conclude this section with a discussion of the corporate governance measures we have adopted to ameliorate some of the risks posed by these conflicts.

Fiduciary Duties Owed by Our Directors and Officer to Our Affiliates

All of our executive officers and directors, and the key real estate professionals are also officers, directors, managers, key professionals, and/or holders of a direct or indirect controlling interest in or for:

•	Cottonwood Residential O.P., LP, the sole member of our joint venture partners and Cottonwood Residential, Inc., its general partner; and

•	Cottonwood Capital Property Management II, LLC, the property and asset manager.

Some of these persons also serve as executive officers and directors, and the key real estate professionals in and for Cottonwood Residential O.P., LP’s other affiliates. As a result, such persons owe fiduciary duties to Cottonwood Residential O.P., LP and/or its affiliates. These fiduciary duties may from time to time conflict with the fiduciary duties that they owe to us.

Our Affiliates’ Interests in Cottonwood Residential O.P., LP

General

All of our executive officers and directors, and other key real estate professionals are also officers, directors, managers, key professionals and/or holders of a direct or indirect voting controlling interest (but not a controlling economic interest) in Cottonwood Residential O.P., LP, Cottonwood Residential, Inc. and their affiliates, including the property and asset manager. These individuals have legal and financial obligations with respect to Cottonwood Residential O.P., LP and Cottonwood Residential, Inc. and the shareholders and investors in such entities which are similar to their obligations to us. Thus, there may be conflicts of interest with respect to the officers’ and director’s obligations and duties to Cottonwood Residential O.P., LP and its affiliates and their obligations and duties to us and our affiliates. In the future, these persons may also form other real estate investment vehicles, to which they will have similar obligations. In addition, Cottonwood Residential O.P., LP’s approval to participate in investment opportunities is conditioned on the approval of certain institutional partners of Cottonwood Residential O.P., LP.

Allocation of Investment Opportunities

We will rely on Cottonwood Residential O.P., LP to identify suitable investments. Many investment opportunities that are suitable for us may also be suitable for Cottonwood Residential O.P., LP and Cottonwood Residential, Inc. or other programs sponsored by such persons. Our sponsor has previously formed Cottonwood Multifamily REIT I, Inc. which will have a priority for potential investments until at least 85% of the capital raised by Cottonwood Multifamily REIT I, Inc. has been identified for investment. After such time, it is the intent of Cottonwood Residential O.P., LP and Cottonwood Residential, Inc. and us that, until at least 85% of the capital raised in this offering has been identified for investment or invested in multifamily apartment communities and multifamily real estate related assets, all opportunities to invest in multifamily apartment communities that meet our investment criteria and diversification criteria, subject to a few exceptions, will be first presented by Cottonwood Residential O.P., LP to our operating partnership and our operating partnership will have the right to acquire such multifamily apartment community; provided, however, our operating partnership must have enough equity available to make the required equity investment in such multifamily apartment community. Cottonwood Residential O.P., LP may sponsor other real estate funds and real estate investment trusts in the future which have investment objectives similar to ours. If we have already invested (or identified for investment) at least 85% of the capital raised in this offering and we sell one of our assets, we will not have priority for any suitable investment identified by Cottonwood Residential O.P., LP until the competing entity has invested (or identified for investment) at least 85% of its available capital. Cottonwood Residential O.P., LP may, but is not required to, present potential investments in multifamily real estate related assets to our operating partnership. For more details on how our operating partnership and Cottonwood Residential O.P., LP will minimize such conflicts of interest see the executed Investment Policy Agreement in Exhibit 6.8.

Allocation of Our Affiliates’ Time

We rely on our board of directors, and the team of real estate professionals that Cottonwood Residential O.P., LP has assembled for the day-to-day operation of our business. Cottonwood Residential O.P., LP and Cottonwood Residential, Inc. and other investment programs managed and controlled by Cottonwood Residential O.P., LP and Cottonwood Residential, Inc. are also advised by many of the same real estate and management professionals as will future Cottonwood Residential O.P., LP sponsored programs. In addition, Cottonwood Capital Property Management II, LLC has acted as the sponsor to Cottonwood Multifamily REIT I, Inc. As a result of their interests in Cottonwood Residential O.P., LP and other Cottonwood Residential O.P., LP programs, their obligations to other investors and the fact that they engage in and they will continue to engage in other business activities on behalf of themselves and others, these real estate and management professionals will likely face conflicts of interest in allocating their time among us and Cottonwood Residential O.P., LP other Cottonwood Residential O.P., LP sponsored programs and other business activities in which they are involved. Our executive officers and our key real estate and management professionals are not obligated to devote a fixed amount of their time to us.

We believe that our executive officers and the other key professionals have sufficient time to fully discharge their responsibilities to us and to the other businesses in which they are involved. We believe that our affiliates and executive officers will devote the time required to manage our business and expect that the amount of time a particular executive officer or affiliate devotes to us will vary during the course of the year and depend on our business activities at the given time. Because we have not commenced operations, it is difficult to predict specific amounts of time an executive officer or affiliate will devote to us. We expect that our executive officers and affiliates will generally devote more time to programs raising and investing capital than to programs that have completed their offering stages, though from time to time each program will have its unique demands. Because many of the operational aspects of Cottonwood Residential O.P., LP programs are very similar, there are significant efficiencies created by the same team of individuals providing services to multiple programs.

Receipt of Fees and Compensation by Cottonwood Residential O.P., LP and its Affiliates

Cottonwood Residential O.P., LP will receive a promotional interest equal to 20% of the profits of each joint venture in exchange for identifying investment opportunities for our operating partnership.

We intend to engage Cottonwood Capital Property Management II, LLC, which is indirectly owned by Cottonwood Residential O.P., LP, as our asset manager and our property manager for all of our multifamily apartment communities. The asset management agreement and the property management agreements will be long-term contracts that cannot be terminated other than because of the fraud, gross negligence or willful misconduct of Cottonwood Capital Property Management II, LLC. Cottonwood Capital Property Management II, LLC will receive compensation for its services as the property and asset manager of our assets. Among other matters, this compensation arrangement could affect our judgment with respect to:

•	the continuation, renewal or enforcement of the property management agreements between us, our subsidiaries and Cottonwood Capital Property Management II, LLC; and

•	decisions regarding the disposition of assets that would result in the termination of any property management agreement.

Joint Venture Decisions

Our operating partnership intends to enter into one or more joint ventures with Cottonwood Residential O.P., LP. The joint venture agreements (the form of which is attached hereto as Exhibit 6.4) require that all major decisions regarding the joint venture be made by both our operating partnership and Cottonwood Residential O.P., LP. Our operating partnership’s interests and the interests of Cottonwood Residential O.P., LP may not be similar. Because the same persons are members of our board of directors and members of the board of directors of Cottonwood Residential, Inc., the general partner of Cottonwood Residential O.P., LP, there will likely be a conflict of interest between their obligations to Cottonwood Residential O.P., LP and their obligations to us and our operating partnership. Our operating partnership and Cottonwood Residential O.P., LP have entered into the Investment Policy Agreement (an executed copy of which is attached hereto as Exhibit 6.8) to help mitigate these conflicts.

In addition, Cottonwood Residential, Inc. has issued stock and warrants to certain institutional investors which include the right to cause a change in the management and control of Cottonwood Residential, Inc. under certain circumstances. If these institutional investors exercise this right, Cottonwood Residential, Inc. and Cottonwood Residential O.P., LP will be controlled by third parties. In such event, it is possible that the goals of Cottonwood Residential, Inc. and Cottonwood Residential O.P., LP will be different than our goals, and there may not be a method to resolve such conflict.

Acquisition of Assets from Affiliates

We may acquire multifamily apartment properties from our sponsor and its affiliates in the future. There will be conflicts between our sponsor’s interest in selling such properties and our interest in purchasing such properties. There can be no assurance that the terms of the sale, including the purchase price, will be at market terms.

INVESTMENT OBJECTIVES AND CRITERIA

General

Our investment objectives are to:

•	preserve, protect and return invested capital;

•	pay attractive and stable cash distributions to shareholders; and

•	realize capital appreciation in the value of our investments over the long term.

Our board of directors may revise our investment policies, which we describe in more detail below, without the approval of our shareholders.

Investment Strategy

We will use the net proceeds of this offering to invest directly or indirectly in multifamily apartment communities and multifamily real estate related assets located throughout the United States. We will do all of our investing through our operating partnership and anticipate that all or substantially all of our investments will be made through our joint ventures with Cottonwood Residential O.P., LP. In the event that Cottonwood Residential O.P., LP declines to participate in an investment that our board of directors has approved, we may acquire or participate in the investment directly.

We anticipate that our investments will be comprised of stabilized Class A multifamily apartment communities. We will seek to acquire and actively manage income-producing properties, with the objective of providing a stable and secure source of income for our shareholders and maximizing potential returns upon disposition of our assets through capital appreciation. We will primarily target properties that are located in major metropolitan areas in the western, southwestern and southeastern regions of the United States that have, in the opinion of the board of directors, attractive investment dynamics for property owners. We intend to target properties that were constructed after 2000; provided, however, we may invest in older properties if our board of directors determines that it is in our best interest. We, or the joint ventures, will engage Cottonwood Capital Property Management II, LLC to manage our multifamily apartment communities and provide other related services.

In addition to investments in multifamily apartment communities, we may make mezzanine loans or make preferred equity investments to or in entities that have been formed for the purpose of acquiring or developing multifamily apartment communities. We anticipate that the mezzanine loans may have no security, may be directly or indirectly secured by the applicable multifamily apartment community or may be structured so that we or the joint ventures have the right to foreclose on the ownership interests in the entity to which we are making the mezzanine loan. We anticipate that we will not have significant voting rights with respect to an entity in which we made a preferred equity investment.

After we have invested substantially all of the offering proceeds from this offering, we expect that investments in the multifamily apartment communities will directly or indirectly comprise 80% or more of the aggregate cost of our portfolio, while multifamily real estate related assets (which consists of mezzanine loans and preferred equity interests) will comprise 20% or less of the aggregate cost of our portfolio. Our board of directors may revise this targeted portfolio allocation from time to time, or at any time, if it determines that a different portfolio composition is in our shareholders’ best interests.

Multifamily Apartment Communities. We will target multifamily apartment communities that meet the following criteria:

•	Investment Criteria: A multifamily apartment community with the following general characteristics (which may be altered by our board of directors in its sole discretion):

•	be a multifamily apartment community built after 2000 and complete or substantially complete as of the date acquired by one of our joint ventures;

•	be located in a primary market or a secondary market (as defined below);

•	have an average occupancy of 85% during the 30-day period prior to the date the multifamily apartment community is placed under contract by one of our joint ventures;

•	derive at least 75% of its projected stabilized net operating income from rental apartments;

•	require no more than a $15,000,000 equity investment; and

•	be a single asset and not part of a multiple asset portfolio purchase, joint venture or partnership.

•	Diversification Criteria: The multifamily apartment community must not result in an expected permanent capital structure upon placement of debt financing that results in greater than:

•	$15,000,000 of our equity capital in our operating partnership being invested in multifamily apartment communities in a single primary market; or

•	$10,000,000 of our equity capital in our operating partnership being invested in multifamily apartment communities in a single secondary market.

Exclusivity. Except as set forth herein (including until Cottonwood Multifamily REIT I, Inc., an entity that was formed by our sponsor) and until at least 85% of the capital raised in this offering has been identified for investment or invested in multifamily apartment communities and multifamily real estate related assets, Cottonwood Residential O.P., LP shall be required to bring each multifamily apartment community that meets the investment criteria and diversification criteria (listed above), to our operating partnership if our operating partnership has equity available to make the required equity investment in such multifamily apartment community. Cottonwood Residential O.P., LP may, but shall not be required to, present other potential investments in multifamily real estate related assets to our operating partnership. In addition, Cottonwood Residential O.P., LP may, in its sole discretion, present investment opportunities to our operating partnership that do not meet the investment criteria and diversification criteria. Notwithstanding the foregoing, Cottonwood Residential O.P., LP and its affiliates will freely and without limitation be permitted to pursue investment opportunities in multifamily apartment communities that meet the investment criteria and diversification criteria if:

•	Available Equity Capital: Ninety percent (90%) of the anticipated equity required for the acquisition of the multifamily apartment community exceeds our operating partnership’s equity capital available for investment in such multifamily apartment community;

•	Like-Kind Transactions: Cottonwood Residential O.P., LP or its affiliates target the acquisition of the multifamily apartment community for the purpose of identifying all or a portion of the multifamily apartment community as replacement property in connection with a deferred exchange pursuant to Sections 1031 or 1033 of the Internal Revenue Code of 1986, as amended;

•	Roll-Up Transactions: Cottonwood Residential O.P., LP or its affiliates are acquiring all or an undivided interest in the multifamily apartment community as part of Cottonwood Residential O.P., LP’s broader investment strategy involving the roll-up of fractional or tenant-in-common interests in multifamily apartment communities in exchange for cash and/or limited partnership interests in Cottonwood Residential O.P., LP; or

•	Existing Interests: Cottonwood Residential O.P., LP or its affiliates are acquiring interests in multifamily apartment communities that are held by third parties in existing joint ventures or similar existing investment vehicles of Cottonwood Residential O.P., LP or its affiliates.

Additional Offerings Sponsored by Cottonwood Residential O.P., LP. Cottonwood Residential O.P., LP and its affiliates may form additional entities, including, without limitation, additional real estate investment trusts, limited liability companies and limited partnerships (each a “competing entity”), which may have investment objectives that are similar to our operating partnership, so long as:

•	Our operating partnership has identified for investment or invested at least 85% of the capital raised pursuant to this offering; and

•	This offering has terminated.

Priority. Provided that our operating partnership has equity available to make the required equity investment, our operating partnership shall have the first priority (other than until Cottonwood Multifamily REIT I, Inc. has invested or identified for investment at least 85% of its capital) to invest in multifamily apartment communities until at least 85% of the capital raised pursuant to this offering has been identified for investment or invested in multifamily apartment communities and multifamily real estate related assets. In the event of the sale of any multifamily apartment community or multifamily real estate related asset owned by our operating partnership, Cottonwood Residential O.P., LP shall present potential investment opportunities in multifamily apartment communities to our operating partnership only after any competing entity (as described above) has at least 85% of its available capital invested or identified for investment. In the event that any competing entity has available capital from the sale of any asset, priority will be given to either our operating partnership or the competing entity based on the date of the earlier disposition date.

Investments Generally. Our board of directors may, in its sole discretion, approve for investment in our operating partnership a multifamily apartment community that does not satisfy the investment criteria and diversification criteria (listed above) if the board of directors determines that the multifamily apartment community otherwise satisfies our investment objectives.

Primary Markets. We consider the following metropolitan areas to be primary markets:

•	Orlando, Florida

•	Atlanta, Georgia

•	Dallas, Texas

•	Houston, Texas

•	Phoenix, Arizona

•	Denver, Colorado

•	Salt Lake City, Utah

•	Miami, Florida

•	Portland, Oregon

Secondary Markets: We consider the following metropolitan areas to be secondary markets:

•	Raleigh, North Carolina

•	Durham, North Carolina

•	Charlotte, North Carolina

•	Tampa, Florida

•	Nashville, Tennessee

•	Austin, Texas

•	San Antonio, Texas

Promotional Interest. In exchange for identifying investment opportunities for our operating partnership, Cottonwood Residential O.P., LP will receive a promotional interest equal to 20% of the profits of each joint venture. For more details see the Form of Joint Venture Agreement in Exhibit 6.4.

Investment Committee

We intend to establish an investment committee that will analyze and approve any investment to be made by us. The investment committee will have 5 committee members and is currently comprised of Daniel Shaeffer, Chad Christensen, Gregg Christensen, Paul Fredenberg and Enzio Cassinis. The investment committee may request information from third parties in making its recommendations.

Properties

Acquisition

It is anticipated that we will purchase properties, as described above, pursuant to purchase and sale agreements with unaffiliated sellers. We may also enter into contribution agreements whereby a holder of real estate desires to exchange the real estate for limited partner units in our operating partnership. If this occurs, we will amend and restate the partnership agreement of our operating partnership. The acquisition structure for such properties is currently unknown, but it is anticipated to be as described in “Investment Strategy” above. Cottonwood Residential O.P., LP may acquire multifamily apartment communities and warehouse such asset until we have sufficient funds to acquire the multifamily apartment community. In such event, the purchase price will be equal to the price paid by Cottonwood Residential O.P., LP for such multifamily apartment community.

In the event that the acquisition of a multifamily apartment community requires capital in excess of the amount raised by us, Cottonwood Residential O.P., LP will make a loan to us for the amount of such excess needed to acquire such multifamily apartment community. Any such loan will bear interest at a rate equal to 6% per annum. We will use the proceeds from the sale of shares to repay the principal and accrued interest on any such loan made.

We may have the opportunity to acquire investments during the offering period which require equity in excess of the amount raised by us at the time the investment must be purchased. If any such instances occur, Cottonwood Residential O.P., LP may make temporary loans to us for any amounts we are required to contribute to the joint venture in excess of the amount available by us to invest at the time of acquisition. Any loan made by Cottonwood Residential O.P., LP will bear interest at 6% per annum and will be repaid as additional shares are sold by us.

Financing

We intend to finance the purchase of the multifamily apartment communities with proceeds of this offering and loans obtained from third party lenders. We anticipate the use of moderate leverage to enhance total cash flow to our shareholders. We will target an aggregate loan-to-value ratio for multifamily apartment communities we acquire of between 50% and 70%, based on the purchase price of the multifamily apartment community or the fair market value of the multifamily apartment community at the time that the financing is obtained; provided, however, that we may obtain financing that is less than or exceeds such loan-to-value ratio in the discretion of our board of directors if the board of directors deems it to be in our best interest, or the best interest of our shareholders, to obtain such financing. We anticipate that all financing obtained to acquire multifamily apartment communities will be non-recourse to the joint ventures, our operating partnership and us. However, it is likely that at least one of the joint venture partners, which is anticipated to be Cottonwood Residential O.P., LP, but could also include us, will be required to enter into guaranties for the loans that relate to certain non-recourse carve-outs. The terms of any financing to be obtained are not currently known and we have not obtained any financing commitments for any multifamily apartment communities.

We may obtain a line of credit or other financing that will be secured by one or more of our assets. We intend to use the proceeds from any line of credit or financing to bridge the acquisition of, or acquire, the multifamily apartment communities and multifamily real estate related assets if our board of directors determines that we require such funds to acquire the multifamily apartment communities or real estate related assets.

Cottonwood Residential O.P., LP may, but is not obligated to, lend us money. All of the terms and conditions of such loan shall be determined by us and Cottonwood Residential O.P., LP; provided however that the interest rate on any such loan shall not exceed the 10-year Treasury rate plus 600 basis points.

Operations

We anticipate holding and managing our investments until December 31, 2024, the termination date (which may be extended by our board of directors for two 1-year extensions and may be extended for two additional 1-year extensions by a majority vote of the shareholders). Board approval and shareholder approval of such extension must take place at least three months before the scheduled termination date. If our board of directors does not approve an extension we will begin an orderly sale of our assets within a one-year period from the date our board of directors made the decision not to extend. If we do not get shareholder approval to extend the term we will begin an orderly sale of our assets within a one-year period from date of the shareholder vote. If our shareholders approve the second and last 1-year extension, we will begin an orderly sale of our assets within a one-year period from the final termination date (December 31, 2028). However, the termination date may be accelerated in the sole discretion of the board of directors. It is possible that we could merge with Cottonwood Residential, Inc.

In the event that a listing occurs on or before the termination date, we will continue perpetually unless we are dissolved pursuant to a vote of our shareholders or any applicable provision of the Maryland General Corporation Law. A listing shall mean the commencement of trading of our common stock on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of our board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to our shareholders. A listing shall also be deemed to occur on the effective date of a merger in which the consideration received by our shareholders is securities of another entity that are listed on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of our board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to our shareholders. For more details, see Article XI of our Charter in Exhibit 2.1.

Joint Venture

Our operating partnership intends to enter into one or more joint ventures with Cottonwood Residential O.P., LP, which is the operating partnership of Cottonwood Residential, Inc. The joint venture will be co-managed by our operating partnership and Cottonwood Residential O.P., LP which means that we will be dependent on Cottonwood Residential O.P., LP, as the sole member of our joint venture partners, to make decisions with us regarding our investments. Cottonwood Residential O.P., LP will own at least a 10% interest in each joint venture, but its ownership may vary on a joint venture by joint venture basis in its sole discretion. The capital contributions to each joint venture will initially be made approximately 90% by us and 10% by Cottonwood Residential O.P., LP. Cottonwood Residential O.P., LP may invest more than 10%, but shall never invest less than 10% of the capital required for each joint venture. It is anticipated that all of our multifamily apartment communities will be acquired through the joint ventures. If Cottonwood Residential O.P., LP acquires a tenant in common interest in a multifamily apartment community acquired by a joint venture, Cottonwood Residential O.P., LP’s obligation to make capital contributions will be reduced by the amount of equity used by Cottonwood Residential O.P., LP to acquire such tenant in common interest. To the extent that the tenant in common interest represents at least a 10% undivided interest in the multifamily apartment community, Cottonwood Residential O.P., LP will not be required to make any capital contributions to the applicable joint venture in exchange for its interest in such joint venture. Cottonwood Residential O.P., LP will be entitled to receive 20% of net income and distributions from the joint venture even if it has not made any capital contributions to the joint venture. This promotional interest is subordinated to our receipt of an 8% preferred return. Multifamily apartment communities may be acquired directly by our operating partnership in the event that Cottonwood Residential O.P., LP does not want to participate in a transaction which our board of directors has approved. See “The Form of Joint Venture Agreement” for more details.

In exchange for identifying investment opportunities for our operating partnership, Cottonwood Residential O.P., LP will receive a promotional interest equal to 20% of the profits of each joint venture. For more details see the Form of Joint Venture Agreement in Exhibit 6.4. Each joint venture will use the Form of Joint Venture Agreement as attached hereto, but the form is subject to change to account for changes required by a lender and actual contributions made by our operating partnership and Cottonwood Residential O.P., LP.

Investment Limitations under the Investment Company Act of 1940

We intend to conduct our operations so that neither we nor any of our subsidiaries, including the joint ventures, will be required to register as an investment company under the Investment Company Act. Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:

•	pursuant to Section 3(a)(1)(A), is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

•	pursuant to Section 3(a)(1)(C) is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

We believe that neither we nor our operating partnership will be required to register as an investment company based on the following analysis. With respect to the 40% test, all of the joint ventures through which we and our operating partnership will own our assets will be majority-owned subsidiaries that will not themselves be investment companies and will not be relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7).

With respect to the primarily engaged test, we and our operating partnership will be holding companies and do not intend to invest or trade in securities ourselves. Rather, through the joint ventures which will be majority-owned subsidiaries of our operating partnership, we and our operating partnership will be primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real estate and real estate-related assets.

If any of the subsidiaries of our operating partnership, including the joint ventures, fail to meet the 40% test, we believe they will usually, if not always, be able to rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company. (Otherwise, they should be able to rely on the exceptions for private investment companies pursuant to Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.) As reflected in no-action letters, the SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate,” or qualifying assets; at least 80% of its assets in qualifying assets plus real estate-related assets; and no more than 20% of the value of its assets in other than qualifying assets and real estate-related assets, which we refer to as miscellaneous assets. To constitute a qualifying asset under this 55% requirement, a real estate interest must meet various criteria based on no-action letters. We expect that any of the joint ventures relying on Section 3(c)(5)(C) will invest at least 55% of its assets in qualifying assets, and approximately an additional 25% of its assets in other types of real estate-related assets. If any subsidiary relies on Section 3(c)(5)(C), we expect to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to types of assets to determine which assets are qualifying real estate assets and real estate-related assets.

To maintain compliance with the Investment Company Act, our subsidiaries may be unable to sell assets we would otherwise want them to sell and may need to sell assets we would otherwise wish them to retain. In addition, our subsidiaries may have to acquire additional assets that they might not otherwise have acquired or may have to forego opportunities to make investments that we would otherwise want them to make and would be important to our investment strategy. Moreover, the SEC or its staff may issue interpretations with respect to various types of assets that are contrary to our views and current SEC staff interpretations are subject to change, which increases the risk of non-compliance and the risk that we may be forced to make adverse changes to our portfolio.

INDUSTRY OVERVIEW AND MARKET OPPORTUNITY

Overview

We believe that current market dynamics and underlying fundamentals suggest the positive trends in United States multifamily housing will continue. Steady job growth, broadly increasing rentership rates, increasing household formation and aligned demographics provide the backdrop for strong renter demand. We believe that other factors impacting the prime United States renter demographic such as delayed major life decisions, increased levels of student debt and tight credit standards in the single-family home mortgage market support the value proposition for owning multifamily apartment communities.

Economic and Demographic Landscape

We believe that job growth across an increasingly diverse group of sectors and regions of the United States has contributed to a notable economic expansion across the country. According to U.S. Bureau of Labor Statistics (the “BLS”) data, during the most recent recession, 8.7 million jobs were lost. Though progress erasing the jobs deficit was initially slow, the economy has now recovered all of the jobs lost between the start of the recession in December 2007 and early 2010, and continued to add jobs since.

Source: U.S. Bureau of Labor Statistics

Sustained Growth in Prime Renter Population

We believe that favorable demographic trends under way will result in an increased demand for apartment housing. The echo-boom generation (generally those born between 1982 and 1994) continues to enter the labor force, obtain their own housing for the first time and are members of the 20 to 34 year-old age group, the predominant renter age range.

Source: U.S. Bureau of Labor Statistics

According to BLS data, by October 2016, nonfarm payroll employment was 4.7% (approximately 6.5 million jobs) higher than it was at the start of the recession, with 2.4 million jobs added to the United States economy in the last 12 months. Further supporting the economic recovery, BLS data shows the United States unemployment rate has fallen from a cyclical high of 10.0% in October 2009 to 4.9% as of October 2016.

Source: U.S. Census Bureau

According to United States Census Bureau data, individuals under the age of 35 have the highest rentership rate with just over 65% renting rather than owning their homes. Moreover, while this age group has a higher propensity to rent, United States Census Bureau data shows that the rentership rates for all age groups have increased from 2014 to 2015.

Rising Rentership Rates and Increase in Household Formation

Source: U.S. Census Bureau

Affordability Driving Demand for Apartments

We believe that many households choose to rent given maintenance costs and other burdens associated with homeownership. In addition, the ability to vary location and the lease terms associated with renting provides flexibility that appeals to many households, particularly those in younger groups who prioritize mobility.

Compelling National Apartment Market Fundamentals

According to the National Council of Real Estate Investment Fiduciaries (NCREIF) research, over the past 38 years, the multifamily sector has generated superior returns compared to other major core real estate sectors.

Source: U.S. Census Bureau

According to United States Census Bureau data, the United States rentership rate has steadily increased from historically low rates in the mid-2000’s. Since hitting a low of 31% in 2004, the rentership rate has increased to approximately 37% as of the third quarter of 2016.

We believe the recession most notably impacted household formation in the prime renter demographic. As households doubled-up due to economic constraints and job loss, the United States Census Bureau data shows the national household formation rate for households under the age of 35 declined by an annual average rate of 1.0% from 2008 through 2009. However, this data also shows that from 2010 through 2015, the annual average rate of household formation in the same age group increased by 150 basis points to 0.5% as younger households decoupled and job growth accelerated.

Source: National Council of Real Estate

Investment Fiduciaries

PLAN OF OPERATION

General

We are a newly organized Maryland corporation that intends to qualify as a REIT beginning no later than the taxable year ending December 31, 2017, which may be extended by our board of directors until the taxable year ending December 31, 2018. We expect to use substantially all of the net proceeds from this offering to invest, primarily through joint ventures with Cottonwood Residential O.P., LP, in multifamily apartment communities that are located in major metropolitan areas in the western, southwestern and southeastern regions of the United States which have been built after 2000. Provided, however, we may invest in older properties if our board of directors determines that it is in our best interest. We may also invest in multifamily real estate related assets, which consist of mezzanine loans and preferred equity. We do not intend to do large portfolio investments.

Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego what we believe to be a good investment because it does not precisely fit our expected portfolio composition. Thus, to the extent that our investment committee presents us with attractive investment opportunities that allow us to meet the REIT requirements under the Internal Revenue Code, our portfolio composition may vary from what we initially expect. Other than as described below, as of the date of this offering circular we have not commenced operations.

We have established an investment committee which will make recommendations on all investments to our board of directors. All proposed investments must be approved by at least a majority of our board of directors.

Our properties will be managed by Cottonwood Capital Property Management II, LLC, which is indirectly owned by Cottonwood Residential O.P., LP.

We intend to make an election to be taxed as a REIT under the Internal Revenue Code as discussed herein. If we qualify as a REIT for federal income tax purposes, we generally will not be subject to federal income tax to the extent we distribute qualifying dividends to our shareholders. If we fail to qualify as a REIT in any taxable year after electing REIT status, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and cash available for distribution. However, we believe that we will be organized and will operate in a manner that will enable us to qualify for treatment as a REIT for federal income tax purposes beginning no later than the taxable year ending December 31, 2017 (or December 31, 2018 as described herein), and we intend to continue to operate so as to remain qualified as a REIT for federal income tax purposes thereafter.

We plan to determine the net asset value of our common stock no later than 150 days following the second anniversary of breaking escrow, and quarterly thereafter. We will present our financial statements and operating partnership income, expenses and depreciation on a consolidated basis with our operating partnership, which will not file a federal income tax return. All items of income, gain, deduction (including depreciation), loss and credit will flow through the operating partnership to us. These tax items will not generally flow through us to our shareholders. Rather, our net income and net capital gain will effectively flow through us to our shareholders as and when we make distributions.

Liquidity and Capital Resources

We are dependent upon the net proceeds from this offering to conduct our proposed operations. We will obtain the capital required to purchase multifamily apartment communities and make investments in multifamily real estate related assets and conduct our operations from the proceeds of this offering, from secured or unsecured financings from banks and other lenders, and from any undistributed funds from our operations. As of the date of this offering circular, we have not made any investments, and our total assets consist of $10,000 of cash. For information regarding the anticipated use of proceeds from this offering, see “Estimated Use of Proceeds.”

We will not sell any shares in this offering unless we raise a minimum of $2,000,000 in gross offering proceeds from persons who are not affiliated with us or Cottonwood Residential O.P., LP. If we are unable to raise substantially more funds in the offering than the minimum offering amount, we will make fewer investments resulting in less diversification in terms of the type, number, and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions. We do not expect to establish a permanent reserve from our offering proceeds for maintenance and repairs of real properties. However, to the extent that we have insufficient funds for such purposes, we may establish reserves from gross offering proceeds, out of cash flow from operations, or from net cash proceeds from the sale of properties.

We currently have no outstanding debt. We may leverage individual assets up to 50% to 70% of the cost of such assets. We may leverage a particular asset in an amount that is greater or lesser than the foregoing, in the board of directors’ sole discretion. However, we expect the debt financing for our entire portfolio to be no more than 70% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves). Our charter does not limit us from incurring debt.

We intend to make an election to be taxed as a REIT under the Internal Revenue. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our shareholders of at least 90% of our REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. Provided we have sufficient available cash flow, we intend to authorize and declare distributions based on daily record dates and make distributions on a monthly basis. We have not established a minimum distribution level.

Results of Operations

We were formed on June 10, 2016 and, as of the date of this offering circular, we have not commenced operations. We expect to use substantially all of the net proceeds from this offering to invest in, either directly or through the joint ventures, and manage a portfolio of multifamily apartment communities and multifamily real estate related assets, including the acquisition of multifamily apartment communities and investments in real estate-related assets such as mezzanine and bridge loans and preferred equity investments. We will not commence any significant operations until we have raised the minimum offering amount of $2,000,000 from persons who are not affiliated with us or Cottonwood Residential O.P., LP.

PRIOR PERFORMANCE SUMMARY

We are a newly formed corporation and will not commence operations until we raise the minimum offering amount of $2,000,000. As a result, we do not have any prior performance or experience. In addition, the joint ventures will be newly formed Delaware limited liability companies, so they will also have no experience acquiring, operating, constructing or managing real estate.

The information presented in this section represents the historical experience of real estate programs, which we refer to as “prior real estate programs,” sponsored by Cottonwood Residential Inc., Cottonwood Residential O.P., LP and their affiliates. The following summary is qualified in its entirety by reference to the Prior Performance Tables, which may be found in Exhibit 15.2 of this offering circular. Investors in our shares should not assume that they will experience returns, if any, comparable to those experienced by investors in the prior real estate programs. Investors who purchase our shares will not thereby acquire any ownership interest in any of the entities to which the following information relates.

Experience and Background of Cottonwood Residential O.P., LP

Our sponsor, Cottonwood Capital Property Management II, LLC, was formed as a Delaware limited liability company on January 25, 2008. It is wholly owned by Cottonwood Capital Holdings, LLC, which is wholly owned by Cottonwood Capital Management, Inc. The sole shareholder of Cottonwood Capital Management, Inc. is Cottonwood Residential O.P., LP. Cottonwood Residential O.P., LP is managed by its general partner, Cottonwood Residential, Inc. Cottonwood Residential, Inc. was formed on September 24, 2009.

Cottonwood Residential, Inc. does all of its investing through Cottonwood Residential O.P., LP, its operating partnership. Since Cottonwood Residential O.P., LP’s formation in 2009, Cottonwood Residential O.P., LP, has grown into an industry-leading, fully integrated, national multifamily platform. As of December 31, 2016, Cottonwood Residential O.P., LP provides property and asset management services to a platform of multifamily assets representing approximately 20,198 multifamily apartment units across 17 states and over $2 billion in value. The size and scale of Cottonwood Residential, Inc.’s platform was recognized in the National Multifamily Housing Counsel’s 2014 list of the top 51 apartment managers in the United States, where Cottonwood Residential, Inc. was ranked 42nd.

Cottonwood Residential O.P., LP also has a significant investment platform, holding ownership interests in 56 multifamily apartment communities and other related assets, 51 properties of which represent 14,993 existing units, and 5 properties under development which represent an anticipated additional 1,177 units, all of which account for over $1 billion in total gross asset value as of December 31, 2016. Since the formation of Cottonwood Residential, Inc.’s and Cottonwood Residential O.P., LP’s investment platform in 2009, Cottonwood Residential, Inc. and Cottonwood Residential O.P., LP have secured capital commitments through contributions by direct property owners, broker-dealer networks and institutional investors totaling over $500 million.

Cottonwood Residential O.P., LP secured a $125 million commitment in 2011 and an additional $23.75 million commitment in 2014 from affiliates of FrontRange Capital Partners and Equity Resource Investments to capitalize on attractive multifamily investment opportunities within its managed platform. In addition, in 2015, Cottonwood Residential, Inc. secured an additional $52.5 million debt commitment and $52.5 million equity commitment from Equity Resource Investments. Cottonwood Residential, Inc. was restructured at the time of the first commitment to provide institutional-quality board representation and governance, and internalized management.

In connection with Cottonwood Residential, Inc.’s and Cottonwood Residential O.P., LP’s internalization in 2011, the founding principals retained an ownership stake in Cottonwood Residential O.P., LP. In addition, the founding principals indirectly own a majority of the voting stock of Cottonwood Residential, Inc. The aligned ownership structure with other investors provides a demonstrable interest in the success of the broader enterprise.

Recognizing the value of aligned interests, Cottonwood Residential O.P., LP will originate all potential investments and co-invest alongside us; provided, however, Cottonwood Residential O.P., LP’s approval to participate in each joint venture is conditioned on the approval of certain institutional partners of Cottonwood Residential O.P., LP. The co-investment amounts will vary, but will represent at least 10% of the total investments of each joint venture between us and Cottonwood Residential O.P., LP.

Cottonwood Residential, Inc. has issued stock and warrants to certain institutional investors which include the right to cause a change in the management and control of Cottonwood Residential, Inc. under certain circumstances. If these institutional investors exercise this right, Cottonwood Residential, Inc. and Cottonwood Residential O.P., LP will be controlled by third parties. In such event, it is possible that the goals of Cottonwood Residential, Inc. and Cottonwood Residential O.P., LP will be different than our goals, and there may not be a method to resolve such conflict.

Competitive Strengths of Cottonwood Residential O.P., LP

Proven management and strong institutional backing.

Cottonwood Residential O.P., LP, is managed by its general partner, Cottonwood Residential, Inc. Cottonwood Residential, Inc.’s senior management team has significant experience in managing multifamily investments and offering alternatives and long-term solutions to investors in varying investment structures. Average executive management tenure with Cottonwood Residential, Inc. exceeds 8 years, with the three highest ranking officers having been with Cottonwood Residential, Inc. since its formation. The senior leadership team has an average of 16+ years of industry experience, providing Cottonwood Residential, Inc. with deep expertise and relationships in the market. In addition, Cottonwood Residential, Inc.’s board of directors includes two former senior executives of one of the largest publicly traded apartment REITs in the United States, with each director having over two decades of industry experience.

Fully-integrated multifamily platform.

Cottonwood Residential O.P., LP’s expertise is derived from its complimentary operating segments across a geographically diverse footprint. Cottonwood Residential O.P., LP’s sponsorship provides:

Track record of performance

•	Cottonwood Residential O.P., LP owns interests exceeding $1 billion multifamily assets, with total assets under management exceeding $2 billion.

•	Cottonwood Residential O.P., LP has grown its net operating income under management by approximately 5.5x since 2009.

•	Cottonwood Residential O.P., LP and Cottonwood Residential, Inc. have raised over $500 million in capital over the last 6 years for deployment in high quality multifamily investment opportunities.

•	Cottonwood Residential O.P., LP has sourced debt capital in excess of $400 million since 2011.

Scale benefits and operating leverage

•	Established operating platform with approximately 20,198 units under management and over 550 employees (approximately 130 corporate associates and approximately 420 on-site professionals) that will benefit us

•	Best-in-class practices with respect to cost control and property and asset management

•	Active lease management to minimize volatility in occupancy and increase rental collections

Substantial expertise in our core strategy

•	Multifamily acquisition and ownership – Generate recurring income and long-term capital growth from stable assets in strong locations

•	Structured investments – High return capital infusions where Cottonwood Residential O.P., LP’s unique expertise as an owner and operator of multifamily properties provide enhanced risk-adjusted return prospects

Active portfolio management

•	Dedicated asset management and construction management teams to optimize portfolio performance and identify asset repositioning opportunities

•	Diligent approach to capital deployment and structured investment opportunities and strict enforcement of return hurdles

Prior Performance of Cottonwood Residential, Inc., Cottonwood Residential O.P., LP and their Affiliates

Cottonwood Residential O.P., LP has become the manager of 11 limited liability companies which were formed to accept the contribution of tenant in common interests in multifamily apartment communities formerly owned by tenant in common owners or which were converted from Delaware statutory trusts. These limited liability companies accepted the contribution of undivided interests in real estate in exchange for limited liability company interests. Approximately 83 investors participated in these limited liability companies. All of the limited liability companies acquired multifamily apartment communities, of which 8 were located in the southeastern United States, 2 were located in the southwestern United States and 1 was located in the northwestern United States. All of the properties were previously owned. None of the properties have been sold. See Exhibit 15.1, Table III, Annual Operating Results of Prior Programs for information regarding the last five programs sponsored by Cottonwood Residential O.P., LP. In addition, Cottonwood Capital Property Management II, LLC, a wholly-owned subsidiary of Cottonwood Residential, O.P., LP sponsored the offering of Cottonwood Multifamily REIT I, Inc. Cottonwood Multifamily REIT I, Inc. has sold approximately $47.9 million in shares as of March 22, 2017 and has acquired interests in three multifamily apartment communities, one located in Florida, one located in North Carolina and one located in Georgia. The total purchase price for the portion of the properties acquired by Cottonwood Multifamily REIT I, Inc. was approximately $126,796,500. The properties were acquired using permanent financing in the amount of approximately $89,900,000 (of which $80,910,000 is allocable to Cottonwood Multifamily REIT I, Inc.’s interest in the properties). In addition, Cottonwood Multifamily REIT I, Inc. obtained bridge financing to acquire its interests in the properties. Cottonwood Multifamily REIT I, Inc. reached the minimum offering amount on September 2, 2016 and has made daily distributions in the amount of $0.001571038 per day since that time. Distributions have been paid on each month beginning October, 2016 through March, 2017. The following table sets forth information regarding these 10 limited liability companies, 1 tenant in common and Cottonwood Multifamily REIT I, Inc.

Name of Program	Type of Program	Launch Year	Program Status
Pavilions	Limited Liability Company	2011	Operating
Lily Flagg	Limited Liability Company	2011	Closed
Waterford Creek	Limited Liability Company	2012	Operating
Appling Lakes	Limited Liability Company	2012	Operating
Midtown Crossing	Limited Liability Company	2013	Operating
Brook Highland Place	Limited Liability Company	2013	Closed
Toscana	Limited Liability Company	2015	Operating
Scott Mountain	Limited Liability Company	2015	Operating
Courtney Oaks	Limited Liability Company	2015	Operating
Sanctuary	Limited Liability Company	2015	Operating
Summer Park	Tenant in Common	2015	Operating
Cottonwood Multifamily REIT I, Inc.	REIT	2016	Operating

Cottonwood Capital, LLC, which became a subsidiary of Cottonwood Residential O.P., LP in 2011, was formed in 2005 for the purpose of offering tenant in common interests in multifamily residential apartment communities. Cottonwood Capital, LLC or its affiliates sponsored 17 tenant in common programs. These prior tenant in common programs raised more than $157 million from over 419 investors. Purchasers who participated in more than one prior tenant in common program were counted as an investor for each such program. The tenant in common programs purchased 17 properties for an aggregate purchase price of more than $412 million, of which 4 were located in the southeastern United States, 9 were located in the southwestern United States, 1 was located in the northwestern United States and 3 were located in the western United States. All of the properties were previously owned. All of the properties were multifamily residential properties. Of these 17 programs, 6 have been sold. See Exhibit 15.1, Table IV Operating Results of Completed Programs, for information regarding the tenant in common programs that have been sold. The following table sets forth information regarding the 17 tenant in common programs.

Name of Program	Type of Program	Launch Year	Program Status
Northwest Corners	Tenant in Common	2005	Closed
Scott Mountain	Tenant in Common	2005	Closed
Tramore Village	Tenant in Common	2005	Closed
Camelot	Tenant in Common	2006	Closed
Valencia Park	Tenant in Common	2006	Closed
Fox Point	Tenant in Common	2006	Operating
Greenbrier	Tenant in Common	2006	Closed
Water Song	Tenant in Common	2007	Closed
Cottonwood Apartments	Tenant in Common	2007	Operating
West Town	Tenant in Common	2007	Operating
Gables Apartments	Tenant in Common	2007	Operating
Arbors at Windsor Lake	Tenant in Common	2008	Operating
Regatta	Tenant in Common	2008	Operating
Oak Ridge	Tenant in Common	2008	Operating
Copperfield	Tenant in Common	2008	Closed
Blue Swan	Tenant in Common	2008	Closed
Arbor Crossing	Tenant in Common	2009	Operating

Prior Programs with Adverse Results

The following is a summary of the prior real estate programs of Cottonwood Capital, LLC and its affiliates as of December 31, 2015 that have experienced adverse results. For more detailed information regarding some of these prior programs please see Exhibit 15.1, Table IV Operating Results of Completed Programs.

Copperfield, a multifamily apartment community located in San Antonio, Texas, was acquired in September, 2008 and sold by the tenant in common owners in September, 2015. When distributions are included, investors experienced an average annualized rate of return on the investor’s initial equity invest of -0.98%.

Tramore Village, a multifamily apartment community located in Austell, Georgia, was acquired in December, 2005 and sold by the tenant in common owners in June, 2015. When distributions are included, investors experienced an average annualized rate of return on the investor’s initial equity investment of -0.63%.

Valencia Park, a multifamily apartment community located in Norcross, Georgia, was acquired in March, 2006 and sold by the tenant in common owners in March, 2015. When distributions are included, investors experienced an average annualized rate of return on the investor’s initial equity investment of -9.96%.

In addition, the prior real estate programs listed above were acquired from 2005 to 2009. In 2008, the United States economy experienced a significant recession. Real estate values in the United States were severely impacted. As a result of the recession, all of the prior real estate programs, at one or more times, failed to meet the projected distribution initially made by Cottonwood Capital, LLC and its affiliates with respect to such investment. Please see Exhibit 15.1, Table III Annual Operating Results of Prior Programs and Table IV Operating Results of Completed Programs for more detailed information regarding the performance of some of the prior real estate programs. All prior programs for which anticipated liquidation dates were set forth in the original offering and for which such dates have passed, were liquidated on or before the anticipated liquidation date.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of an investment in our common stock. The law firm of DLA Piper LLP (US) has acted as our tax counsel and reviewed this summary. For purposes of this section under the heading “Material Federal Income Tax Considerations,” references to “Cottonwood Multifamily REIT II,” “we,” “our,” and “us” mean only Cottonwood Multifamily REIT II, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the United States Treasury Department, rulings and other administrative pronouncements issued by the Internal Revenue Service, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not currently expect to seek an advance ruling from the Internal Revenue Service regarding any matter discussed in this offering circular. The summary is also based upon the assumption that we will operate Cottonwood Multifamily REIT II and its subsidiaries and affiliated entities in accordance with their applicable organizational documents. This summary is for general information only and does not purport to discuss all aspects of United States federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who hold our stock on behalf of other persons as nominees;

•	persons who receive our stock through the exercise of employee stock options (if we ever have employees) or otherwise as compensation;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “constructive ownership transaction,” “synthetic security,” or other integrated investment;

•	“S” corporations;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.

The federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of United States federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular shareholder of holding our common stock will depend on the shareholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of Cottonwood Multifamily REIT II

We intend to elect to be taxed as a REIT beginning with the taxable year ending December 31, 2017, which may be extended by our board of directors until the taxable year ending December 31, 2018. We believe that we have been organized and expect to operate in such a manner as to qualify for taxation as a REIT.

Prior to the commencement of this offering, the law firm of DLA Piper LLP (US), acting as our tax counsel in connection with this offering, will render an opinion that our organization and current and proposed method of operation should enable us to be taxed as a REIT pursuant to Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ending December 31, 2016, which may be delayed by our board of directors until the taxable year ending December 31, 2017. It must be emphasized that the opinion of DLA Piper LLP (US) will be based on various assumptions relating to our organization and operation and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the past, present, and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by DLA Piper LLP (US) or by us that we will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued and will not cover subsequent periods. Counsel will have no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by DLA Piper LLP (US). Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “Material Federal Income Tax Considerations—Taxation of Cottonwood Multifamily REIT II—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the Internal Revenue Service will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “Material Federal Income Tax Considerations—Taxation of Cottonwood Multifamily REIT II—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay to our shareholders and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from an investment in a corporation. In general, the income that we generate is taxed only at the shareholder level upon distribution to our shareholders.

Distributions to United States shareholders that are designated as capital gain distributions normally will be treated as long-term capital gains to the extent they do not exceed our actual net capital gain for the taxable year without regard to the period for which the United States shareholder has held his shares of common stock. A corporate United States shareholder might be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 20% in the case of shareholders who are individuals and 35% in the case of shareholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions.

Any net operating losses and other tax attributes generally do not pass through to our shareholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Shareholders.”

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•	If we elect to treat property that we acquire with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•	If we should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year; (b) 95% of our REIT capital gain net income for such year; and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•	We may be required to pay monetary penalties to the Internal Revenue Service in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Requirements for Qualification—General.”

•	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the five-year period following their acquisition from the subchapter C corporation (provided, under recently promulgated regulations the five-year period is increased to a ten-year period in certain conversion transactions).

•	The earnings of our subsidiaries are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations. We will also be subject to this rule with regard to assets acquired by us before the effective date of our REIT election that have appreciated.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons for at least 335 days of each taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities); and

(7)	which meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT. (In our case, we intend to elect to be taxed as a REIT for our taxable year ending December 31, 2017, which may be extended by our board of directors until December 31, 2018) Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.

We believe that we will issue in this offering common stock with sufficient diversity of ownership to satisfy conditions (5) and (6). In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of our common stock are described in “Description of Shares—Restriction on Ownership of Shares.”

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.

In addition, a REIT may not have any undistributed C corporation earnings and profits at the end of any taxable year. Upon our election to be taxable as a REIT, any earnings and profits that we have accumulated while we were taxable as a C corporation would have to be distributed no later than the end of the first year for which we elect REIT status. If we fail to do so, we would not qualify to be taxed as a REIT for that year and a number of years thereafter, unless we are able to rely on certain relief provisions.

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “Income Tests,” in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (see “Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities including the Joint Ventures

Ownership of Partnership Interests. If we are a partner in an entity that is treated as a partnership for federal income tax purposes, including the joint ventures, Treasury Regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements. For any period of time that we own 100% of our operating partnership, all of the operating partnership’s assets and income will be deemed to be ours for federal income tax purposes.

The recently enacted Bipartisan Budget Act of 2015 changes the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how these new rules will be implemented, it is possible that they could result in partnerships in which we directly or indirect invest, including the operating partnership, being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the Treasury. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our stock.

Disregarded Subsidiaries. If we own a corporate subsidiary that is a qualified REIT subsidiary, that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a taxable REIT subsidiary, that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “Asset Tests” and “Income Tests.”

Taxable REIT Subsidiaries. In the future we may jointly elect with any of our subsidiary corporations, whether or not wholly owned, to treat such subsidiary corporations as taxable REIT subsidiaries, or TRSs. A REIT is permitted to own up to 100% of the stock of one or more TRSs. A domestic TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 25% (20% for taxable years beginning after December 31, 2017) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our shareholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions.

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of United States federal income taxation. First, a TRS with a debt-equity ratio in excess of 1.5 to 1 may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’ adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Under the Protecting Americans from Tax Hikes Act of 2015, the 100% tax will also apply to “redetermined services income,” i.e. non-arm’s-length income of a REIT’s TRS attributable to services provided to, or on behalf of, the REIT (other than services provided to REIT tenants, which are potentially taxed as redetermined rents). We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

Income Tests

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis.

•	First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” generally must be derived from investments relating to real property or mortgages on real property or on interest in real property, including interest income derived from mortgage loans secured by real property, “rents from real property,” distributions received from other REITs and gains from the sale of real estate assets (other than a non-qualified publicly offered REIT debt instrument), as well as specified income from temporary investments.

•	Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other distributions, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and personal property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the personal property, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. However, for purposes of the 75% income test, if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, such personal property is treated as real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

To the extent that we derive income from the rental of real property (discussed below) where all or a portion of the amount of rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not on the net income or profits of the lessee. This limitation does not apply, however, where the lessee leases substantially all of its interest in the property to tenants or subtenants to the extent that the rental income derived by the lessee would qualify as rents from real property had we earned the income directly.

We and our subsidiaries may invest in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The Internal Revenue Service has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (1) the mezzanine loan will be treated by the Internal Revenue Service as a real estate asset for purposes of the asset tests described below and (2) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to structure any investments in mezzanine loans in a manner that generally complies with the various requirements applicable to our qualification as a REIT. However, the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the Internal Revenue Service will not challenge the tax treatment of these loans.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met.

•	If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease.

•	The amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales.

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We generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide noncustomary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the properties. For purposes of this test, we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests.

•	We must not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any distributions that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

We may receive various fees in connection with our operations relating to the origination or purchase of whole loans secured by first mortgages and other loans secured by real property. The fees will generally be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally are not qualifying income for purposes of either gross income test and will not be favorably counted for purposes of either gross income test. Any fees earned by any TRS will not be included for purposes of the gross income tests. We and our subsidiaries may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we entered into (1) in the normal course of our business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury Regulations before the closing of the day on which it was acquired, originated or entered into, including gain from the sale or disposition of such a transaction, (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests, and (3) to manage risk with respect to the extinguishment of certain indebtedness or the disposition of certain property relating to prior hedging transactions described in (1) or (2) above, each of which is clearly identified as such before the closing of the day on which it was acquired, originated or entered to, will not constitute gross income for purposes of the 75% or 95% gross income tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the Internal Revenue Service setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury Regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “Taxation of REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets.

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First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, United States government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and some kinds of mortgage-backed securities and mortgage loans. Under the Protecting Americans from Tax Hikes Act of 2015, to the extent that rent attributable to personal property is treated as rents from real property under the Internal Revenue Code, such personal property will be treated as a “real estate asset” for purposes of the 75% asset test. Further, a debt obligation secured by a mortgage on both real and personal property will be treated as a real estate asset for purposes of the 75% asset test, if the fair market value of the personal property does not exceed 15% of the fair market value of all property securing the debt. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

•	Second, no more than 25% of our total assets may be represented by securities other than those in the 75% asset class; provided that not more than 25% of the value of our assets may consist of debt instruments issued by publicly offered REITs.

•	Third, of the investments included in the 25% asset class, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets. Additionally, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code.

•	Fourth, the aggregate value of all securities of taxable REIT subsidiaries that we hold may not exceed 25% of the value of our total assets (20% for taxable years beginning after December 31, 2017).

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the Internal Revenue Service with a description of each asset causing the failure; (2) the failure is due to reasonable cause and not willful neglect; (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%); and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% asset test.

Such securities include (1) any loan made to an individual or an estate; (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules); (3) any obligation to pay rents from real property; (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity; (5) any security (including debt securities) issued by another REIT; and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

Independent appraisals may not be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the Internal Revenue Service will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to make distributions, other than capital gain distributions, to our shareholders in an amount at least equal to:

(a)	the sum of

(1)	90% of our “REIT taxable income,” computed without regard to our net capital gains and the dividends-paid deduction, and

(2)	90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b)	the sum of certain specified items of non-cash income.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular distribution payment after such declaration. In order for distributions to be counted for this purpose, and to provide a tax deduction for us, the distributions must not be “preferential dividends.” A distribution is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our shareholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our shareholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain distributions that we designated and that they include in their taxable income minus (b) the tax that we paid on their behalf with respect to that income.

To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our shareholders, of any distributions that are actually made as ordinary dividends or capital gains. See “Material Federal Income Tax Considerations—Taxation of Shareholders—Taxation of Taxable Domestic Shareholders—Distributions.”

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year; (b) 95% of our REIT capital gain net income for such year; and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed plus (y) the amounts of income we retained and on which we have paid corporate income tax.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for distributions paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “Income Tests” and “Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to shareholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic shareholders that are individuals, trusts and estates will generally be taxable at capital gains rates. In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term prohibited transaction generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at regular corporate rates, nor does the 100% tax apply to sales that qualify for a safe harbor as described in Section 857(b)(6) of the Internal Revenue Code.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property; (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated; and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

Taxation of Shareholders

Taxation of Taxable Domestic Shareholders

Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable domestic shareholders out of current or accumulated earnings and profits that we do not designate as capital gain distributions will generally be taken into account by shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our distributions are not eligible for taxation at the preferential income tax rates (i.e., the 20% maximum federal rate) for qualified distributions received by domestic shareholders that are individuals, trusts and estates from taxable C corporations. Such shareholders, however, are taxed at the preferential rates on distributions designated by and received from REITs to the extent that the distributions are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	distributions received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our shareholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our shareholders as having received, solely for tax purposes, our undistributed capital gains, and the shareholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “Taxation of Cottonwood Multifamily REIT II—Annual Distribution Requirements.” Corporate shareholders may be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 20% in the case of shareholders that are individuals, trusts and estates, and 35% in the case of shareholders that are corporations. Capital gains dividends attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% U.S. federal income tax rate for taxable domestic shareholders who are individuals, trusts or estates, to the extent of certain previously claimed depreciation deductions.

For purposes of determining the portion of distributions on separate classes of securities that will be treated as dividends for United States federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of preferred stock before being allocated to other distributions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a shareholder to the extent that the amount of such distributions do not exceed the adjusted basis of the shareholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the shareholder’s shares. To the extent that such distributions exceed the adjusted basis of a shareholder’s shares, the shareholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any distribution that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the distribution before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of Cottonwood Multifamily REIT II—Annual Distribution Requirements.” Such losses, however, are not passed through to shareholders and do not offset income of shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of shareholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Stock. In general, a taxable domestic shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our stock as long-term capital gain or loss if the taxable domestic shareholder has held our stock for more than one year. Otherwise, the taxable domestic shareholder must treat any such gain or loss as short-term capital gain or loss. However, a taxable domestic shareholder must treat any loss upon a sale or exchange of our stock held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such shareholder treats as long-term capital gain. All or a portion of any loss that a taxable domestic shareholder realizes upon a taxable disposition of our stock may be disallowed if the United States shareholder repurchases our stock within 30 days before or after the disposition.

Capital Gains and Losses. The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 39.6%. The maximum tax rate on long-term capital gains applicable to non-corporate taxpayers is 20% for sales and exchanges of capital assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain, known as “unrecaptured section 1250 gains,” would have been treated as ordinary income on depreciation recapture if the property were “section 1245 property.” With respect to the distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate shareholders as long term capital gains or unrecaptured section 1250 gains. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate taxpayers) to a portion of capital gain realized by a non-corporate shareholder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates (currently up to 35%). A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

If a taxable domestic shareholder recognizes a loss upon a subsequent disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of certain Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards “tax shelters,” they were written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations. Distributions that we make and gain arising from the sale or exchange by a domestic shareholder of our stock will not be treated as passive activity income. As a result, shareholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Medicare Tax. A United States person that is an individual is subject to a 3.8% tax on the lesser of (i) the United States person’s “net investment income” for the relevant taxable year and (ii) the excess of the United States person’s modified gross income for the taxable year over a certain threshold (which currently is between $125,000 and $250,000, depending on the individual’s circumstances). Estates and trusts that do not fall into a special class of trusts that is exempt from such tax are subject to the same 3.8% tax on the lesser of their undistributed net investment income and the excess of their adjusted gross income over a certain threshold. Net investment income generally includes dividends on our stock and gain from the sale of our stock. If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in our stock.

Taxation of Foreign Shareholders

The following is a summary of certain United States federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-United States holders. A non-United States holder is any person other than:

•	a citizen or resident of the United States;

•	a corporation (or entity treated as a corporation for United States federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for United States federal income tax purposes regardless of its source; or

•	a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for United States federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the United States federal income tax consequences of the acquisition, ownership and disposition of our common stock.

The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of United States federal income and estate taxation. In addition, certain “qualified shareholders” and “qualified foreign pension plans” may be subject to certain statutory exemptions as discussed herein. Such shareholders are urged to consult their own tax advisors concerning the availability of such exemptions.

Ordinary Dividends. The portion of distributions received by non-United States holders (1) that is payable out of our earnings and profits; (2) which is not attributable to our capital gains; and (3) which is not effectively connected with a United States trade or business of the non-United States holder, will be subject to United States withholding tax at the rate of 30%, unless reduced or eliminated by treaty. As required by Internal Revenue Service guidance, we intend to notify our shareholders if a portion of a distribution paid by us is attributable to excess inclusion income.

In general, non-United States holders will not be considered to be engaged in a United States trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-United States holder’s investment in our stock is, or is treated as, effectively connected with the non-United States holder’s conduct of a United States trade or business, the non-United States holder generally will be subject to United States federal income tax at graduated rates, in the same manner as domestic shareholders are taxed with respect to such distributions. Such income must generally be reported on a United States income tax return filed by or on behalf of the non-United States holder. The income may also be subject to the 30% branch profits tax in the case of a non-United States holder that is a corporation.

Non-Dividend Distributions. Unless our stock constitutes a USRPI, distributions that we make that are not out of our earnings and profits will generally not be subject to United States income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. The non-United States holder may seek a refund from the Internal Revenue Service of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the shareholder’s proportionate share of our earnings and profits, plus (b) the shareholder’s basis in its stock, will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a domestic shareholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 15% of the amount by which the distribution exceeds the shareholder’s share of our earnings and profits.

Capital Gain Distributions. Under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, a distribution that we make to a non-United States holder, to the extent attributable to gains from dispositions of United States Real Property Interests, or USRPIs, that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a United States trade or business of the non-United States holder and will be subject to United States income tax at the rates applicable to United States individuals or corporations, without regard to whether we designate the distribution as a capital gain distribution. See above under “—Taxation of Foreign Shareholders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a United States trade or business. In addition, we will be required to withhold tax equal to 35% of the amount of distributions to the extent the distributions constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-United States holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain distributions received by a non-United States holder that are attributable to dispositions of our assets other than USRPIs are not subject to United States federal income or withholding tax, unless (1) the gain is effectively connected with the non-United States holder’s United States trade or business, in which case the non-United States holder would be subject to the same treatment as United States holders with respect to such gain or (2) the non- United States holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-United States holder will incur a 30% tax on his or her capital gains.

A capital gain distribution that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a United States trade or business, and instead will be treated in the same manner as an ordinary dividend (see “—Taxation of Foreign Shareholders—Ordinary Dividends”), if (1) the capital gain distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (2) the recipient non-United States holder does not own more than 10% of that class of stock at any time during the year ending on the date on which the capital gain distribution is received. At the time you purchase shares in this offering, our shares will not be publicly traded and we can give you no assurance that our shares will ever be publicly traded on an established securities market. Therefore, these rules will not apply to our capital gain distributions.

Qualified Shareholders. Subject to the exception discussed below, any distribution on or after December 18, 2015 to a “qualified shareholder” who holds stock of a REIT directly or indirectly (through one or more partnerships) will not be subject to United States tax as income effectively connected with a United States trade or business and thus will not be subject to special withholding rules under FIRPTA. While a “qualified shareholder” will not be subject to FIRPTA withholding on REIT distributions, certain investors of a “qualified shareholder” (i.e., non- United States persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and hold more than 10% of the stock of the REIT in which the “qualified shareholder” holds stock (whether or not by reason of the investor’s ownership in the “qualified shareholder”) may be subject to FIRPTA withholding.

A “qualified shareholder” is a foreign person that (i) either is eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or NASDAQ markets, (ii) is a qualified collective investment vehicle (defined below), and (iii) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (i), above.

A qualified collective investment vehicle is a foreign person that (i) would be eligible for a reduced rate of withholding with respect to ordinary dividends under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (ii) is publicly traded (as defined in Section 7704(b) of the Internal Revenue Code, is treated as a partnership under the Internal Revenue Code, is a withholding foreign partnership for purposes of United States withholding taxes, and would be treated as a United States real property holding company if it were a domestic corporation, or (iii) is designated as such by the Secretary of the Treasury and is either (a) fiscally transparent within the meaning of Section 894 of the Internal Revenue Code, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

Qualified Foreign Pension Funds. Any distribution on or after December 18, 2015 to a “qualified foreign pension fund” or an entity all of the interests of which are held by a “qualified foreign pension fund” who holds REIT stock directly or indirectly (through one or more partnerships) will generally not be subject to United States tax as income effectively connected with a United States trade or business and thus will not be subject to the withholding rules under FIRPTA.

A qualified foreign pension fund is any trust, corporation, or other organization or arrangement (i) which is created or organized under the law of a country other than the United States, (ii) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (iii) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates and (v) with respect to which, under the laws of the country in which it is established or operates, (A) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (B) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

Dispositions of Our Stock. Unless our stock constitutes a USRPI, our distributions that are not distributions out of our earnings and profits will generally not be subject to United States income tax. If it cannot be determined at the time at which a distribution is made whether the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to distributions. However, the non-United States holder may seek a refund from the Internal Revenue Service of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described above, our distributions in excess of the sum of our earnings and profits plus the stockholder’s basis in shares of our common stock will be taxed FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 15% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Non-United States holders could incur tax under FIRPTA with respect to gain realized upon a disposition of our shares if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPIs during the testing period, then the REIT will be a United States real property holding corporation. We believe that we are, and will continue to be, a United States real property holding corporation based on our investment strategy. However, even if we are a United States real property holding corporation, a non-United States stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we are a “domestically controlled qualified investment entity.” However, even if we are a domestically controlled qualified investment entity, upon disposition of our stock, a non-United States stockholder may be treated as having gain from the sale or exchange of a USRPI if the non-United States holder (i) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which distribution would, but for the disposition, have been treated as gain from the sale or exchange of a USRPI and (ii) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-United States stockholders. We cannot assure you that this test will be met.

If the applicable class of our stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to such stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-United States stockholder sells such stock. Under that exception, the gain from such a sale by such a non-United States stockholder will not be subject to tax under FIRPTA if (1) the applicable class of our stock is treated as being regularly traded under applicable Treasury Regulations on an established securities market and (2) the non-United States stockholder owned, actually or constructively, 10% or less of that class of stock at all times during a specified testing period. We believe that our common stock to be issued in this offering will not be regularly traded on an established securities market.

On or after December 18, 2015, a sale of our common stock by:

•	a “qualified shareholder” or

•	a “qualified foreign pension fund”

that holds such stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA. While a “qualified shareholder” will not be subject to FIRPTA withholding upon sale of our shares, certain investors of a “qualified shareholder” (i.e., non-United States persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and hold, directly or indirectly, more than 10% of our stock (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding.

If the gain on the sale of shares of our common stock were taxed under FIRPTA, a non-United States stockholder would be taxed on that gain in the same manner as United States stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. If we are not a domestically controlled qualified investment entity at the time our common stock is sold and the non-United States stockholder does not qualify for the exemptions described in the preceding paragraph, under FIRPTA the purchaser of shares of common stock also may be required to withhold 15% of the purchase price and remit this amount to the IRS on behalf of the selling non-United States stockholder.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-United States holder in two cases: (i) if the non-United States holder’s investment in our stock is effectively connected with a United States trade or business conducted by such non-United States holder, the non-United States holder will be subject to the same treatment as a United States stockholder with respect to such gain, or (ii) if the non-United States holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Estate Tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to United States federal estate tax.

FATCA Withholding on Certain Foreign Accounts and Entities. The Foreign Account Tax Compliance Act, or FATCA, provisions of the Internal Revenue Code, enacted in 2010, together with administrative guidance and certain intergovernmental agreements entered into thereunder, impose a 30% withholding tax on certain types of payments (including dividends on our stock) made to “foreign financial institutions” and certain other non-United States entities unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution that is not subject to special treatment under certain intergovernmental agreements, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertakes to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent them from complying with these reporting and other requirements. Investors in jurisdictions that have entered into intergovernmental agreements may, in lieu of the foregoing requirements, be required to report such information to their home jurisdictions. Withholding under FATCA will apply after December 31, 2018 with respect to the gross proceeds from a disposition of property that can produce United States source interest or dividends and began after June 30, 2014 with respect to the other withholdable payments (including dividends on our stock). Prospective investors should consult their tax advisors regarding this legislation.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the Internal Revenue Service has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt shareholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder) and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt shareholder.

To the extent, however, that we are (or a part of us, or a disregarded subsidiary of ours is) deemed to be a TMP, or if we hold residual interests in a REMIC, a portion of the distributions paid to a tax-exempt shareholder that is allocable to excess inclusion income may be treated as UBTI. We anticipate that our investments may generate excess inclusion income. As required by Internal Revenue Service guidance, we intend to notify our shareholders if a portion of a distribution paid by us is attributable to excess inclusion income.

Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17), and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such shareholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of its distributions as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our stock or (2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock and should generally prevent us from becoming a pension-held REIT.

Tax-exempt shareholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our stock.

Backup Withholding and Information Reporting

We will report to our domestic shareholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a domestic shareholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A domestic shareholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of a capital gain distribution to any domestic shareholder who fails to certify its non-foreign status.

We must report annually to the Internal Revenue Service and to each non-United States shareholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-United States shareholder resides under the provisions of an applicable income tax treaty. A non-United States shareholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-United States shareholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain United States related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-United States shareholder and specified conditions are met or an exemption is otherwise established. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the United States Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

We and our subsidiaries and shareholders may be subject to state, local, or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own real property assets located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local, or foreign tax treatment and that of our shareholders may not conform to the federal income tax treatment discussed above. We may own foreign real estate assets and pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign real estate assets may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to shareholders as a credit against their United States federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local, and foreign income and other tax laws on an investment in our stock.

ERISA CONSIDERATIONS

The following is a summary of some considerations associated with an investment in our shares by a qualified employee pension benefit plan or an individual retirement account (IRA). This summary is based on provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and the Internal Revenue Code, each as amended through the date of this offering circular, and the relevant regulations, opinions and other authority issued by the Department of Labor and the IRS. We cannot assure you that there will not be adverse tax or labor decisions or legislative, regulatory or administrative changes that would significantly modify the statements expressed herein. Any such changes may apply to transactions entered into prior to the date of their enactment.

Each fiduciary of an employee pension benefit plan subject to ERISA (such as a profit sharing, Section 401(k) or pension plan) or any other retirement plan or account subject to Section 4975 of the Internal Revenue Code, such as an IRA, seeking to invest plan assets in our shares must, taking into account the facts and circumstances of each such plan or IRA (Benefit Plan), consider, among other matters:

•	whether the investment is consistent with the applicable provisions of ERISA and the Internal Revenue Code;

•	whether, under the facts and circumstances pertaining to the Benefit Plan in question, the fiduciary’s responsibility to the plan has been satisfied;

•	whether the investment will produce an unacceptable amount of UBTI to the Benefit Plan (see “Material Federal Income Tax Considerations – Taxation of Shareholders – Taxation of Tax-Exempt Shareholders”) and

•	the need to value the assets of the Benefit Plan annually.

Under ERISA, a plan fiduciary’s responsibilities include the following duties:

•	to act solely in the interest of plan participants and beneficiaries and for the exclusive purpose of providing benefits to them, as well as defraying reasonable expenses of plan administration;

•	to invest plan assets prudently;

•	to diversify the investments of the plan, unless it is clearly prudent not to do so;

•	to ensure sufficient liquidity for the plan;

•	to ensure that plan investments are made in accordance with plan documents and

•	to consider whether an investment would constitute or give rise to a prohibited transaction under ERISA or the Internal Revenue Code.

ERISA also requires that, with certain exceptions, the assets of an employee benefit plan are held in trust and that the trustee, or a duly authorized named fiduciary or investment manager, have exclusive authority and discretion to manage and control the assets of the plan.

Prohibited Transactions

Generally, both ERISA and the Internal Revenue Code prohibit Benefit Plans from engaging in certain transactions involving plan assets with specified parties, such as sales or exchanges or leasing of property, loans or other extensions of credit, furnishing goods or services, or transfers to, or use of, plan assets. The specified parties are referred to as “parties-in-interest” under ERISA and as “disqualified persons” under the Internal Revenue Code. These definitions generally include both parties owning threshold percentage interests in an investment entity and “persons providing services” to the Benefit Plan, as well as employer sponsors of the Benefit Plan, fiduciaries and other individuals or entities affiliated with the foregoing. For this purpose, a person generally is a fiduciary with respect to a Benefit Plan if, among other things, the person has discretionary authority or control with respect to plan assets or provides investment advice for a fee with respect to plan assets. Under Department of Labor regulations, a person will be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares, and that person regularly provides investment advice to the Benefit Plan pursuant to a mutual agreement or understanding that such advice will serve as the primary basis for investment decisions, and that the advice will be individualized for the Benefit Plan based on its particular needs. Thus, if we are deemed to hold plan assets, its management could be characterized as fiduciaries with respect to such assets, and each would be deemed to be a party-in-interest under ERISA and a disqualified person under the Internal Revenue Code with respect to investing Benefit Plans. Whether or not we are deemed to hold plan assets, if we or our affiliates are affiliated with a Benefit Plan Investor, we might be a disqualified person or party-in-interest with respect to such Benefit Plan Investor, resulting in a prohibited transaction merely upon investment by such Benefit Plan in our shares.

Plan Asset Considerations

In order to determine whether an investment in our shares by a Benefit Plan creates or gives rise to the potential for either prohibited transactions or a commingling of assets as referred to above, a fiduciary must consider whether an investment in our shares will cause our assets to be treated as assets of the investing Benefit Plan. Neither ERISA nor the Internal Revenue Code defines the term “plan assets;” however, regulations promulgated by the Department of Labor provide guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute assets of a Benefit Plan when the plan invests in that entity (Plan Assets Regulation). Under the Plan Assets Regulation, the assets of an entity in which a Benefit Plan makes an equity investment will generally be deemed to be assets of the Benefit Plan, unless one of the exceptions to this general rule applies.

In the event that our underlying assets were treated as the assets of investing Benefit Plans, our management would be treated as fiduciaries with respect to each Benefit Plan shareholder. Further, if our assets are deemed to be “plan assets,” an investment by an IRA in our shares might be deemed to result in an impermissible commingling of IRA assets with other property.

If our management or our affiliates were treated as fiduciaries with respect to Benefit Plan shareholders, the prohibited transaction restrictions of ERISA and the Internal Revenue Code would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with persons that are affiliated with or related to us or our affiliates or require that we restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide Benefit Plan shareholders with the opportunity to sell their shares to us, or we might dissolve.

If a prohibited transaction were to occur, the Internal Revenue Code imposes an excise tax equal to 15% of the amount involved and authorizes the Internal Revenue Service to impose an additional 100% excise tax if the prohibited transaction is not “corrected” in a timely manner. These taxes would be imposed on any disqualified person who participates in the prohibited transaction. In addition, our board of directors, and possibly other fiduciaries of Benefit Plan shareholders subject to ERISA who permitted the prohibited transaction to occur or who otherwise breached their fiduciary responsibilities (or a non-fiduciary participating in a prohibited transaction), could be required to restore to the Benefit Plan any profits they realized as a result of the transaction or breach and make good to the Benefit Plan any losses incurred by the Benefit Plan as a result of the transaction or breach. With respect to an IRA that invests in our shares, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status under Section 408(e)(2) of the Internal Revenue Code.

The Plan Assets Regulation provides that the underlying assets of an entity such as a REIT will be treated as assets of a Benefit Plan Investing therein unless the entity satisfies one of the exceptions to the general rule. We believe that we will satisfy one or more of the exceptions described below.

Exception for Insignificant Participation by Benefit Plan Investors. The Plan Assets Regulation provides that the assets of an entity will not be deemed to be the assets of a Benefit Plan if equity participation in the entity by employee benefit plans, including Benefit Plans, is not significant. The Plan Assets Regulation provides that equity participation in an entity by Benefit Plan Investors is “significant” if at any time 25% or more of the value of any class of equity interest is held by Benefit Plan Investors. The term “Benefit Plan Investor” is defined for this purpose under ERISA Section 3(42) and includes any employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, any plan subject to Section 4975 of the Code (including IRAs), and any entity whose underlying assets include plan assets by reasons of a plan’s investment in such entity. In calculating the value of a class of equity interests, the value of any equity interests held by us and our affiliates must be excluded. It is not clear whether we will qualify for this exception.

Exception for Operating Companies. The Plan Assets Regulation provides an exception with respect to securities issued by an operating company, which includes a “real estate operating company” or a “venture capital operating company.” Generally, we will be deemed to be a real estate operating company if during the relevant valuation periods at least 50% of our assets are invested in real estate that is managed or developed and with respect to which we have the right to substantially participate directly in management or development activities. To constitute a venture capital operating company, 50% or more of our assets must be invested in “venture capital investments” during the relevant valuation periods. A venture capital investment is an investment in an operating company, including a “real estate operating company,” as to which the investing entity has or obtains direct management rights. If an entity satisfies this 50% assets requirement on the date it first makes a long-term investment (the “initial valuation date”), it will be considered a real estate operating company or a venture capital operating company, as the case may be, for the entire period beginning on the initial valuation date and ending on the last day of the first annual valuation period, provided that it actually exercises its management rights during such entire period. An “annual valuation period” is a pre-established annual period of not more than 90 days, and the first annual valuation period must begin no later than the anniversary of the initial valuation date. For subsequent periods, the entity must satisfy the 50% of assets test at some time during each annual valuation period and must exercise its management rights during the following 12 months. We believe that we will qualify for the real estate operating company exception or the venture capital operating company exception; however, we have not obtained an opinion of counsel regarding such qualification.

Other Prohibited Transactions

Regardless of whether the shares qualify for an exception under the Plan Assets Regulation, a prohibited transaction could occur if we, any selected broker-dealer or any affiliates is a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to any Benefit Plan purchasing our shares. Accordingly, unless an administrative or statutory exemption applies, shares should not be purchased by a Benefit Plan with respect to which any of the above persons is a fiduciary. A person is a fiduciary with respect to a Benefit Plan under Section 3(21) of ERISA if, among other things, the person has discretionary authority or control with respect to the Benefit Plan or “plan assets” or provides investment advice for a fee with respect to “plan assets.”

Annual Valuation

Typically, a fiduciary of an employee benefit plan subject to ERISA is required to determine annually the fair market value of each asset of the plan as of the end of the plan’s fiscal year and to file a report with the Internal Revenue Service reflecting such value. When no fair market value of a particular asset is available, the fiduciary is generally required to make a good faith determination of that asset’s “fair market value” assuming an orderly liquidation at the time the determination is made. In addition, a trustee or custodian of an IRA typically must provide the Internal Revenue Service with a statement of the value of the IRA each year. In discharging its obligation to value assets of a plan, a fiduciary subject to ERISA must act consistently with the relevant provisions of the plan and the general fiduciary standards of ERISA

Unless and until our shares are listed on a national securities exchange, we do not expect that a public market for our shares will develop, and there may not be an independent basis to determine the fair market value of our shares. To date, neither the Internal Revenue Service nor the Department of Labor has promulgated regulations specifying how a plan fiduciary should determine the fair market value of shares when the fair market value of such shares is not determined in the marketplace.

The foregoing requirements of ERISA and the Internal Revenue Code are complex and subject to change. Plan fiduciaries and the beneficial owners of IRAs are urged to consult with their own advisors regarding an investment in our shares.

DESCRIPTION OF SHARES

Our charter authorizes us to issue: (i) 1,000,000,000 shares of common stock, $0.01 par value per share and (ii) 100,000,000 shares of preferred stock. At this time, we have not issued any preferred stock.

As of the date of this offering circular, we have issued 1,000 shares of common stock to Cottonwood Residential O.P., LP.

Common Stock In General

Holders of our common stock will be entitled to receive such distributions as declared from time to time by our board of directors out of legally available funds, subject to any preferential rights of any preferred stock that we issue in the future. In any liquidation, each outstanding share of common stock entitles its holder to share (based on the percentage of shares held) in the assets that remain after we pay our liabilities and any preferential distributions owed to preferred shareholders. Holders of shares of our common stock will not have preemptive rights, which means that you will not have an automatic option to purchase any new shares that we issue, nor will holders of our shares of common stock have any preference, conversion, exchange, sinking fund, redemption, or appraisal rights. Our common stock will be non-assessable by us upon our receipt of the consideration for which our board of directors authorized its issuance.

Our board of directors has authorized the issuance of shares of our common stock without certificates. We will not issue shares in certificated form. Information regarding restrictions on the transferability of our shares that, under Maryland law, would otherwise have been required to appear on our share certificates will instead be furnished to shareholders upon request and without charge.

We maintain a stock ledger that contains the name and address of each shareholder and the number of shares that the shareholder holds. With respect to uncertificated stock, we will continue to treat the shareholder registered on our stock ledger as the owner of the shares until the new owner delivers a properly executed form to us, which form we will provide to any registered holder upon request.

Voting Common Stock

Subject to the restrictions our charter places on transfer and ownership of shares and except as may otherwise be specified in the charter, the holders of our common stock are entitled to one vote per share on all matters submitted to a shareholder vote, including election of our directors. Therefore, the holders of a majority of our outstanding shares of common stock can elect the entire board of directors. Except as set forth in our charter, including any articles supplementary with respect to any series of preferred stock we may issue in the future, the holders of our common stock will possess exclusive voting power. Our charter does not provide for cumulative voting in the election of its directors.

Preferred Stock

Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without approval of our common shareholders. Our board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences, and privileges attributable to our common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control. Our board of directors has no present plans to issue preferred stock but may do so at any time in the future without shareholder approval.

Limited Partner Units in our Operating Partnership

We may also enter into contribution agreements whereby a holder of real estate desires to exchange the real estate for limited partner units in our operating partnership. If this occurs, we will amend and restate the partnership agreement of our operating partnership.

Meetings and Special Voting Requirements

An annual meeting of our shareholders will be held each year, on a date and at the time and place set by the board of directors.

Special meetings of shareholders may be called by our chairman of the board of directors, chief executive officer, president or the board of directors. In addition, a special meeting of the shareholders must be called to act on any matter that may properly be considered at a meeting of shareholders upon the written request of shareholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting and the satisfaction by such shareholders of certain procedural requirements set forth in the Bylaws.

The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at any shareholder meeting constitutes a quorum. The affirmative vote of a plurality of all votes cast is sufficient to elect a director. Unless otherwise provided by the Maryland General Corporation Law or our charter, the affirmative vote of a majority of all votes cast is sufficient to approve any other matter which properly comes before the meeting.

Under the Maryland General Corporation Law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by its board of directors and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Except for amendments of our charter relating to the restrictions on transfer and ownership of shares and the vote required to amend certain provisions of the charter and except for those amendments permitted to be made without shareholder approval under Maryland law or by specific provision in the charter, any amendment to our charter will be valid only if it is declared advisable by the board of directors and approved by the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on the matter.

Restriction on Ownership of Shares

Ownership Limit

To maintain our REIT qualification, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals under the Internal Revenue Code) during the last half of each taxable year. In addition, at least 100 persons who are independent of us and each other must beneficially own our outstanding shares for at least 335 days per 12-month taxable year or during a proportionate part of a shorter taxable year. Each of the requirements specified in the two preceding sentences will not apply to any period prior to the second year for which we elect to be taxable as a REIT. We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Internal Revenue Code. However, we cannot assure you that this prohibition will be effective.

To help ensure that we meet these tests, our charter prohibits any person or group of persons from acquiring, directly or indirectly, beneficial ownership of more than 9.8% of our aggregate outstanding shares unless exempted by our board of directors. Our board of directors may waive this ownership limit with respect to a particular person if the board of directors receives evidence that ownership in excess of the limit will not jeopardize our REIT status. For purposes of this provision, we treat corporations, partnerships and other entities as single persons.

Any attempted transfer of our shares that, if effective, would result in a violation of our ownership limit or would result in our shares being owned by fewer than 100 persons will be null and void and will cause the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries. The prohibited transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the attempted transfer. We will designate a trustee of the trust that will not be affiliated with us or the prohibited transferee. We will also name one or more charitable organizations as a beneficiary of the share trust.

Shares held in trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The prohibited transferee will not benefit economically from any of the shares held in trust, will not have any rights to dividends or distributions, and will not have the right to vote or any other rights attributable to the shares held in the trust. The trustee will receive all dividends and distributions on the shares held in trust and will hold such dividends or distributions in trust for the benefit of the charitable beneficiary. The trustee may vote any shares held in trust.

Within 20 days of receiving notice from us that any of our shares have been transferred to the trust for the charitable beneficiary, the trustee will sell those shares to a person designated by the trustee whose ownership of the shares will not violate the above restrictions. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee and to the charitable beneficiary as follows. The prohibited transferee will receive the lesser of (i) the price paid by the prohibited transferee for the shares or, if the prohibited transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the prohibited transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares have been transferred to the trust, the shares are sold by the prohibited transferee, then (i) the shares will be deemed to have been sold on behalf of the trust and (ii) to the extent that the prohibited transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess will be paid to the trustee upon demand.

In addition, shares held in the trust for the charitable beneficiary will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee.

Any person who acquires or attempts to acquire shares in violation of the foregoing restrictions or who would have owned the shares that were transferred to any such trust must give us immediate written notice of such event, and any person who proposes or attempts to acquire or receive shares in violation of the foregoing restrictions must give us at least 15 days’ written notice prior to such transaction. In both cases, such persons will provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT. The ownership limit does not apply to any underwriter in an offering of our shares or to a person or persons exempted from the ownership limit by our board of directors based upon appropriate assurances that our qualification as a REIT would not be jeopardized.

Within 30 days after the end of each taxable year, every owner of 5% or more of our outstanding capital stock will be asked to deliver to us a statement setting forth the number of shares owned directly or indirectly by such person and a description of how such person holds the shares. Each such owner will also provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with our ownership limit.

These restrictions could delay, defer or prevent a transaction or change in control of us that might involve a premium price for our shares of common stock or otherwise be in the best interests of our shareholders.

Suitability Standards and Minimum Purchase Requirements

Purchasers of our common stock are required to meet standards regarding (i) net worth or income and (ii) minimum purchase amounts. Purchasers must either (i) be an accredited investor or (ii) if you are not an accredited investor, the investment in the shares is not more than 10% of the greater of: (a) if you are a natural person: (1) your individual net worth, or joint net worth with your spouse, excluding the value of your primary residence; or (2) your individual income, or joint income with your spouse, received in each of the two most recent years and you have a reasonable expectation that an investment in the shares will not exceed 10% of your individual or joint income in the current year or (b) if you are not a natural person, (1) your revenue, as of your most recently completed fiscal year end; or (2) your net assets, as of your most recently completed fiscal year end.

All subsequent sales must comply with applicable state and federal securities laws.

Distributions

We expect to authorize and declare distributions based on daily record dates, and we expect to make distributions on a monthly basis. The rate will be determined by the board of directors based on our financial condition and such other factors as our board of directors deems relevant. The board of directors has not pre-established a percentage range of return for distributions to shareholders. We have not established a minimum distribution level, and our charter does not require that we make distributions to our shareholders.

Generally, our policy will be to make distributions from cash flow from operations. However, we expect to have little, if any, cash flow from operations available for distribution until we make substantial investments. During our offering stage, when we may raise capital in this offering more quickly than we acquire income-producing assets, and for some period after our offering stage, we may not be able to make distributions solely from our cash flow from operations. Further, because we may receive income from interest or rents at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that at least during the early stages of our development and from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. In these instances, we expect to look to third party borrowings to fund our distributions. We may also fund such distributions from the sale of assets or from the maturity, payoff or settlement of debt investments. Our charter permits us to make distributions from any source, including offering proceeds or borrowings (which may constitute a return of capital), and our charter does not limit the amount of funds we may use from any source to pay such distributions. If we make distributions from sources other than our cash flow from operations, we will have less funds available for investment in properties and other assets.

To maintain our qualification as a REIT, we must make aggregate annual distributions to our shareholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If we meet the REIT qualification requirements, we generally will not be subject to federal income tax on the income that we distribute to our shareholders each year. See “Material Federal Income Tax Considerations—Taxation of Cottonwood Multifamily REIT II—Annual Distribution Requirements.” Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.

Distributions that you receive will be taxed as ordinary income to the extent they are from current or accumulated earnings and profits. To the extent any portion of your distribution is not from current or accumulated earnings and profits, it will not be subject to tax immediately; it will be considered a return of capital for tax purposes and will reduce the tax basis of your investment (and potentially result in taxable gain upon your sale of the stock). Distributions that constitute a return of capital, in effect, defer a portion of your tax until your investment is sold or we are liquidated, at which time you will be taxed at capital gains rates. However, because each investor’s tax considerations are different, we suggest that you consult with your tax advisor.

Business Combinations

Under the Maryland General Corporation Law, business combinations between a Maryland corporation and an interested shareholder or the interested shareholder’s affiliate are prohibited for five years after the most recent date on which the shareholder becomes an interested shareholder. For this purpose, the term “business combination” includes mergers, consolidations, share exchanges, asset transfers, and issuances or reclassifications of equity securities. An “interested shareholder” is defined for this purpose as: (i) any person who beneficially owns 10% or more of the voting power of the corporation’s shares or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the corporation. A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested shareholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the corporation and an interested shareholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of the corporation other than shares held by the interested shareholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if the corporation’s common shareholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

None of these provisions of the Maryland General Corporation Law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested shareholder becomes an interested shareholder. We have opted out of these provisions by resolution of our board of directors. However, our board of directors may, by resolution, opt in to the business combination statute in the future.

Control Share Acquisitions

The Maryland General Corporation Law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation, or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. “Control shares” are voting shares that, if aggregated with all other shares owned by the acquirer or with respect to which the acquirer has the right to vote or to direct the voting of, other than solely by virtue of revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of control shares.

Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the board of directors to call a special meeting of shareholders to be held within 50 days of the demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, the corporation may redeem any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights for control shares are considered and not approved.

If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Share Repurchase Program

Our board of directors has adopted a share repurchase program that may enable you to sell your shares of common stock to us in limited circumstances. In its sole discretion, our board of directors could choose to terminate the program or to amend its provisions without shareholder approval.

Upon the request of a shareholder, repurchases will be made in the discretion of our board of directors and at the following repurchase price:

(i) Beginning on the first anniversary of the date such shareholder acquired the shares in question (referred to as the “acquisition date”) and prior to the second anniversary of the acquisition date, the purchase price for the repurchased shares will be equal to 80% of the estimated value (as defined below) of the shares;

(ii) Beginning on the second year anniversary of the acquisition date and prior to the third anniversary of the acquisition date, the purchase price for the repurchased shares will be equal to 85% of the estimated value of the shares;

(iii) Beginning on the third year anniversary of the acquisition date and prior to the fourth anniversary of the acquisition date, the purchase price for the repurchased shares will be equal to 90% of the estimated value of the shares; and

(iv) Beginning on the fourth year anniversary of the acquisition date and every year thereafter, the purchase price for the repurchased shares will be equal to 95% of the estimated value of the shares.

For purposes of the share repurchase program, the estimated value per share will equal the purchase price until the day we disclose, subsequent to completion of the offering, a new estimated value per share. During this time period, the purchase price per share will be determined by adjusting for any stock dividends, combinations, splits, recapitalizations or any similar transaction with respect to the shares of common stock. Thereafter, the estimated value per share (which shall be the net asset value of our common stock) shall be determined by our board of directors. We plan to determine the net asset value of our common stock no later than 150 days following the second anniversary of breaking escrow, and quarterly thereafter. The purchase price per share for shares repurchased pursuant to the share repurchase program will be further reduced by the aggregate amount of net proceeds per share, if any, distributed to our shareholders prior to the repurchase date as a result of the sale of one or more of our assets that constitutes a return of capital distribution as a result of such sales. For more details on how the board of directors will determine the net asset value see “Risk Factors — Risks Related to This Offering and Our Corporate Structure.”

There are several limitations on our ability to repurchase shares under the program:

•	Unless the shares are being repurchased in connection with a shareholder’s death or complete disability, we may not repurchase shares unless the shareholder has held the shares for at least one year.

•	During any calendar year, we may repurchase no more than 3% of the weighted average number of shares of our common stock outstanding during the prior calendar year.

•	We have no obligation to repurchase shares if the repurchase would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

•	We will not repurchase shares if our board of directors determines, in its sole discretion, that the repurchase price determined in accordance with the terms of the share repurchase program exceeds the then current fair market value of the shares to be repurchased.

Unless otherwise approved by our board of directors in its sole discretion, we will repurchase shares on the last business day of each quarter; provided, however we will not repurchase shares on the same day we make a divided payment. We or our transfer agent must receive your written request for repurchase at least 15 business days before the repurchase date in order for us to repurchase your shares on the repurchase date. If we could not repurchase all shares presented for repurchase in any quarter, we would attempt to honor repurchase requests on a pro rata basis. We will deviate from pro rata purchases in two minor ways: (i) if a pro rata repurchase would result in you owning less than half of the minimum purchase amount described below under “Plan of Distribution—Minimum Purchase Requirements,” then we will repurchase all of your shares and (ii) if a pro rata repurchase would result in you owning more than half but less than all of the minimum purchase amount, then we will not repurchase any shares that would reduce your holdings below the minimum purchase amount.

We will treat a repurchase request that would cause a shareholder to own fewer than 100 shares of common stock as a request to repurchase all of his or her shares of common stock, and we will vary from pro rata treatment of repurchases as necessary to avoid having shareholders holding fewer than 100 shares of common stock or in other special situations determined by our board of directors.

If we did not completely satisfy a shareholder’s repurchase request on a repurchase date because we or our transfer agent did not receive the request in time or because of the restrictions on the number of shares we could repurchase under the program, we would treat the unsatisfied portion of the repurchase request as a request for repurchase at the next repurchase date funds are available for repurchase unless the shareholder withdrew his or her request before the next date for repurchases. Any shareholder could withdraw a repurchase request upon written notice to us if such notice were received by us at least 15 business days before the date for repurchases.

In several respects we would treat repurchases sought upon a shareholder’s death or complete disability differently from other repurchases:

•	there is no one-year holding requirement; and

•	the purchase price for the repurchased shares will be equal to 95% of the estimated value of the shares (as described above).

Our board of directors, in its sole discretion, will determine in good faith whether a shareholder becomes completely disabled based on the definition of “disabled” under the federal Social Security Act. The federal Social Security Act generally defines disabled or disability as the inability to engage in any substantial gainful activity because of a medically determinable physical or mental impairment(s) that either (i) can be expected to result in death or (ii) has lasted or that we can expect to last for a continuous period of not less than 12 months. Our board of directors may rely on a determination made by the Social Security Administration’s office in the shareholder’s state in making its determination that the shareholder’s medical condition is considered a disability under the Social Security Act.

Repurchase upon complete disability will only be available to shareholders who become completely disabled after the purchase of their shares. If the shares are purchased by joint owners, the repurchase upon complete disability or death will be available when either joint owner first becomes completely disabled or dies.

Neither we nor the board of directors will have any liability to any shareholder for any damages resulting from or related to the shareholder’s presentment of the shareholder’s shares. Further, shareholders will have complete responsibility for payment of all taxes, assessments and other applicable obligations and third party costs resulting from or relating to our repurchase of shares.

Our board of directors may amend, suspend, or terminate the share repurchase program upon 30 days’ notice. We may provide notice by including such information in a separate mailing to the shareholders. During this offering, we would also include this information in an offering circular supplement as required under federal securities laws.

Our share repurchase program provides shareholders only a limited ability to redeem shares for cash until a secondary market develops for our shares, at which time the program would terminate. No such market presently exists, and we cannot assure you that any market for your shares will ever develop.

Qualifying shareholders who desire to redeem their shares would have to give written notice to us by completing a repurchase request form and returning it to us at Cottonwood Multifamily REIT II, Inc., c/o DST Systems, Inc. (contact information immediately below).

Registrar and Transfer Agent

We have engaged a third party to serve as the registrar and transfer agent for our common stock. The name and address of our transfer agent is as follows:

DST Systems, Inc.

1055 Broadway, 7th Floor

Kansas City, Missouri 64105

Attn: Group Vice President-Full Service

Fax: (816) 435-3455

To ensure that any account changes or updates are made promptly and accurately, all changes and updates should be directed to the transfer agent, including any change to a shareholder’s address, ownership type, or distribution mailing address, as well as shareholder repurchase requests under our share repurchase program.

THE FORM OF JOINT VENTURE AGREEMENT

Our operating partnership and Cottonwood Residential O.P., LP intend to form a new joint venture for each multifamily apartment community or multifamily real estate related asset acquired. Our operating partnership will be no more than a 90% owner and a manager of each joint venture. Cottonwood Residential O.P., LP, a Delaware limited partnership will be at least a 10% owner and the other manager of each joint venture. Cottonwood Residential O.P., LP will have the option to vary its ownership on a joint venture by joint venture basis in its sole discretion, but in no circumstance will its ownership be less than 10%. We anticipate that substantially all of our investments will be made through the joint venture(s).

Our operating partnership and Cottonwood Residential O.P., LP will use the Form of Joint Venture Agreement attached hereto as Exhibit 6.4 for each joint venture, but the form is subject to change to account for changes required by a lender and actual contributions made by our operating partnership and Cottonwood Residential O.P., LP.

Capital Contributions

Together with Cottonwood Residential O.P., LP, our operating partnership will make capital contributions to the joint venture as the joint venture requires capital to make investments or for general corporate purposes. Our operating partnership will contribute up to 90% of the capital contributions agreed to by the members and Cottonwood Residential O.P., LP will contribute at least 10% of the capital contributions agreed to by the members. This allocation will change if Cottonwood Residential O.P., LP increases its ownership in a joint venture. Our joint ventures may invest through special purpose entities.

If Cottonwood Residential O.P., LP acquires a tenant in common interest in a multifamily apartment community acquired by a joint venture, Cottonwood Residential O.P., LP’s obligation to make capital contributions will be reduced by the amount of equity used by Cottonwood Residential O.P., LP to acquire such tenant in common interest. To the extent that the tenant in common interest represents at least a 10% undivided interest in the multifamily apartment community, Cottonwood Residential O.P., LP will not be required to make any capital contributions to the applicable joint venture in exchange for its interest in such joint venture. Cottonwood Residential O.P., LP will be entitled to receive 20% of net income and distributions from the joint venture even if it has not made any capital contributions to the joint venture. This promotional interest is subordinated to our receipt of an 8% preferred return.

Management

Each joint venture will be co-managed by our operating partnership and Cottonwood Residential O.P., LP. We (through our operating partnership) and Cottonwood Residential O.P., LP will have equal management authority with respect to the joint ventures despite unequal capital contributions and distributions. Our board of directors and officers will direct CW Multifamily REIT II GP, LLC, the general partner of our operating partnership, to direct the operating partnership’s decisions on our behalf regarding the management and operation of the joint ventures between us and Cottonwood Residential O.P., LP.

Our sponsor has previously formed Cottonwood Multifamily REIT I, Inc. which will have a priority for potential investments until at least 85% of the capital raised by Multifamily REIT I, Inc. has been identified for investment. After such time and until at least 85% of the capital raised in this offering has been identified for investment or invested in multifamily apartment communities and multifamily real estate related assets and provided that our operating partnership has equity available to make the required equity investment, all opportunities to invest in multifamily apartment communities that meet our investment criteria and diversification criteria, subject to a few exceptions, will be first presented by Cottonwood Residential O.P., LP to our operating partnership and our operating partnership will have the right to acquire such multifamily apartment community. Cottonwood Residential O.P., LP may sponsor other real estate funds and real estate investment trusts in the future which have investment objectives similar to ours. If we have already invested (or identified for investment) at least 85% of the capital raised in this offering and we sell one of our assets, we will not have priority for any suitable investment identified by Cottonwood Residential O.P., LP until the competing entity has invested (or identified for investment) at least 85% of its available capital. For more details, see the executed Investment Policy Agreement in Exhibit 6.8.

Cottonwood Residential O.P., LP may, but is not required to, present potential investments in multifamily real estate related assets to our operating partnership. If Cottonwood Residential O.P., LP determines that it does not want to participate in a particular investment, our operating partnership may acquire the asset directly without the participation of Cottonwood Residential O.P., LP. Similarly, if our operating partnership does not want to participate in an investment opportunity presented by Cottonwood Residential O.P., LP, Cottonwood Residential O.P., LP may pursue that opportunity independently of the joint venture after our operating partnership has declined to participate.

In exchange for identifying investment opportunities for our operating partnership, Cottonwood Residential O.P., LP will receive a promotional interest equal to 20% of the profits of each joint venture after the payment of a preferred return and catch-up allocation.

Distributions and Allocations of Profit and Losses

Cash from Operations from each joint venture will be distributed as follows:

(1) First, to the partners (our operating partnership and Cottonwood Residential O.P., LP) in proportion to their accrued but undistributed 8% preferred return (as defined in the Form of Joint Venture Agreement in Exhibit 6.4), until the partners have been distributed an amount equal to their accrued but undistributed 8% preferred return;

(2) Second, (i) 50% to the partners (our operating partnership and Cottonwood Residential O.P., LP) in proportion to their respective interest in the joint venture and (ii) 50% to Cottonwood Residential O.P., LP, until Cottonwood Residential O.P., LP has received an amount pursuant to this clause (ii) equal to 20% of the amount distributed to the partners (our operating partnership and Cottonwood Residential O.P., LP) pursuant to item 1 and this item 2; and

(3) Thereafter, 80% to the partners (our operating partnership and Cottonwood Residential O.P., LP) in proportion to their respective interest in the joint venture and 20% to Cottonwood Residential O.P., LP.

Cash from Capital Transactions from each joint venture will be distributed as follows:

(1) First, to the partners (our operating partnership and Cottonwood Residential O.P., LP) in proportion to their accrued but undistributed 8% preferred return (as defined in the Form of Joint Venture Agreement in Exhibit 6.4), until the partners have been distributed an amount equal to their accrued but undistributed 8% preferred return;

(2) Second, 100% to the partners (our operating partnership and Cottonwood Residential O.P., LP) until their capital accounts are reduced to zero;

(3) Third, (i) 50% to the partners (our operating partnership and Cottonwood Residential O.P., LP) in proportion to their respective interest in the joint venture and (ii) 50% to Cottonwood Residential O.P., LP, until Cottonwood Residential O.P., LP has received an amount pursuant to clause (ii) of item 2 under Cash from Operations (above) and this clause (ii) equal to 20% of the total amount distributed to the partners (our operating partnership and Cottonwood Residential O.P., LP) pursuant to item 1 above, this item 3 and items 1 and 2 under Cash from Operations; and

(4) Thereafter, 80% to the partners (our operating partnership and Cottonwood Residential O.P., LP) in proportion to their respective interest in the joint venture and 20% to Cottonwood Residential O.P., LP.

Taking into consideration the distributions from Cash From Operations and Cash From Distributions, Cottonwood Residential O.P., LP is effectively receiving a promotional interest equal to 20% of the profits of each joint venture which is subordinated to our receipt of an 8% preferred return. The joint venture will make allocations of income and loss so that the allocations are made in a similar manner to the distributions. Losses will not be passed through to our shareholders.

Amendments

The joint venture agreement cannot be amended without the approval of both us and Cottonwood Residential O.P., LP.

Transfer Restrictions

Our operating partnership and Cottonwood Residential O.P., LP may not resign or withdraw as a member, without the consent of the other member. In addition, no member may directly or indirectly sell, assign, hypothecate, encumber or otherwise transfer all or any part of its membership interest in the joint venture without the consent of the other member.

Right of First Refusal

If our operating partnership or Cottonwood Residential O.P., LP desires to transfer all or a portion of its membership interest in a joint venture, the non-transferring member shall have the option to purchase the transferring member’s membership interest on the same terms the transferring member intends to sell its interest to a third-party.

THE OPERATING PARTNERSHIP AGREEMENT

General

Cottonwood Multifamily REIT II O.P., LP which we refer to as the operating partnership, is a newly formed Delaware limited partnership. We expect to own substantially all of our assets and conduct our operations through the operating partnership. We are the limited partner and the sole member of the general partner of our operating partnership. The general partner of our operating partnership is CW Multifamily REIT II GP, LLC, a Delaware limited liability company. As the sole member of the general partner, we have the exclusive power to manage and conduct the business of the operating partnership.

As we accept subscriptions for shares in this offering, we will transfer substantially all of the net proceeds of the offering to our operating partnership as a capital contribution in exchange for units of limited partnership interest; however, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors.

As a result of this structure, we are considered an UPREIT, or an umbrella partnership real estate investment trust. For purposes of satisfying the asset and income tests for qualification as a REIT, the REIT’s proportionate share of the assets and income of the operating partnership will be deemed to be assets and income of the REIT.

If we ever decide to acquire properties in exchange for units of limited partnership interest in the operating partnership, we expect to amend and restate the partnership agreement of our operating partnership to provide substantially as set forth below.

Capital Contributions

We have contributed $100 to the partnership in exchange for limited partnership units, and we have caused CW Multifamily REIT II GP, LLC to contribute $9,900 to the partnership in exchange for general partnership units. We and CW Multifamily REIT II GP, LLC will make additional contributions to the capital of our operating partnership at such times and in such amounts as agreed to by the partners. All future additional capital contributions shall be made in proportion to the partners’ units. We plan to contribute the proceeds of this offering to the operating partnership as an additional capital contribution. We anticipated that we will be the only limited partner of the operating partnership. However, if we offer preferred shares in the future, the operating partnership will also issue preferred general partnership interests. In addition, if we accept contributions of property in our operating partnership, our percentage ownership interest in the operating partnership will be adjusted to reflect the relative ownership percentages of the property contributors and us. If the operating partnership would require additional funds at any time in excess of capital contributions made by us or from borrowings, we could borrow funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds.

Operations

We would expect the partnership agreement of our operating partnership to provide that, so long as we remain qualified as a REIT, the operating partnership would be operated in a manner that would enable us to satisfy the requirements for being classified as a REIT for tax purposes.

Joint Venture Member and Manager

The operating partnership will be no more than a 90% member of the joint ventures and will act as the co-manager of the joint ventures with Cottonwood Residential O.P., LP.

Distributions and Allocations of Profits and Losses

Cottonwood Multifamily REIT II O.P., LP will be considered a disregarded entity for federal income tax purposes. We are the sole owner of Cottonwood Multifamily REIT II O.P., LP and all allocations and distributions will be made to us.

Rights, Obligations and Powers of the General Partner

Under the partnership agreement of our operating partnership, the general partner has all power and authority as a general partner is able to have under the Delaware Revised Uniform Limited Partnership Act, as amended. We are the sole member of CW Multifamily REIT II GP, LLC, the general partner of our operating partnership. As the sole member of the general partner, we have complete and exclusive discretion to manage and control the operating partnership’s business, through CW Multifamily REIT II GP, LLC, and to make all decisions affecting its assets.

We expect that the operating partnership would continue to pay all of the administrative and operating costs and expenses it incurs in acquiring or originating and operating and managing our investments. Other than the organizational and offering expenses paid by Cottonwood Capital Property Management II, LLC, we expect the operating partnership would also pay all of our administrative costs and expenses and such expenses would be treated as expenses of the operating partnership. Such expenses would include:

•	all expenses relating to our continuity of existence;

•	all expenses associated with the preparation and filing of our periodic reports under federal, state, or local laws or regulations; and

•	all of our other operating or administrative costs incurred in the ordinary course of business.

Other than the organizational and offering expenses paid by Cottonwood Capital Property Management II, LLC, the only costs and expenses we could incur that the operating partnership would not reimburse would be costs and expenses relating to assets we may own outside of the operating partnership. We would pay the expenses relating to such assets directly.

Change in General Partner

As the sole member of CW Multifamily REIT II GP, LLC, we may cause the general partner to withdraw as the general partner of the operating partnership or transfer its general partnership interest in the operating partnership (which would also require our approval as the limited partner).

Amendment of Limited Partnership Agreement

The partnership agreement of our operating partnership may be amended with the consent of the partners. It is anticipated that the partnership agreement of our operating partnership will be amended and restated if additional limited partners are admitted.

THE GENERAL PARTNER’S LIMITED LIABILITY COMPANY AGREEMENT

CW Multifamily REIT II GP, LLC, which we refer to as the general partner, is a newly formed Delaware limited liability company. We are currently the sole member of the general partner. As the sole member, we have the exclusive power to manage and conduct the business of the general partner.

Capital Contributions

We have made an initial capital contribution of $100 to CW Multifamily REIT II GP, LLC in exchange for our sole membership interest.

Management

The business and affairs of CW Multifamily REIT II GP, LLC will be managed by us, as the sole member. We will have full and complete authority, power and discretion to manage and control the business, affairs and assets of CW Multifamily REIT II GP, LLC, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of CW Multifamily REIT II GP, LLC’s business. We will have all authority, rights and powers conferred by law and those required or appropriate to the management of CW Multifamily REIT II GP, LLC’s business.

Distributions and Allocations of Profits and Losses

Cash from operations with respect to each calendar year will be distributed to us.

SUPPLEMENTAL SALES MATERIAL

In addition to this offering circular, we may utilize additional sales materials in connection with the offering of the shares, although only when accompanied by or preceded by the delivery of this offering circular. The supplemental sales material will not contain all of the information material to an investment decision and should only be reviewed after reading this offering circular. These supplemental sales materials may include:

•	investor sales promotion brochures;

•	cover letters transmitting the offering circular;

•	brochures containing a summary description of the offering;

•	fact sheets describing the general nature of Cottonwood Multifamily REIT II, Inc. and our investment objectives;

•	asset flyers describing our recent acquisitions;

•	broker updates;

•	online investor presentations;

•	web site material;

•	electronic media presentations; and

•	client seminars and seminar advertisements and invitations.

All of the foregoing material will be prepared by us, our managing broker-dealer, or their affiliates with the exception of the third-party article reprints. In certain jurisdictions, some or all of such sales material may not be available. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material.

We are offering shares only by means of this offering circular. Although the information contained in our supplemental sales materials will not conflict with any of the information contained in this offering circular, the supplemental materials do not purport to be complete and should not be considered a part of or as incorporated by reference in this offering circular or the offering statement of which this offering circular is a part.

ELECTRONIC DELIVERY

Subject to availability, you may consent to the electronic delivery of documents, including the offering circular, supplements to the offering circular, annual and quarterly reports, and other shareholder communication and reports. Such consent may be given in the subscription agreement, the form of which is attached hereto as Exhibit 1.2. In connection with this offering, the managing broker-dealer and other soliciting dealers may distribute offering circulars by electronic means, such as e-mail.

LEGAL MATTERS

The validity of the shares of our common stock being offered hereby has been passed upon for us by DLA Piper LLP (US), San Diego, California. DLA Piper LLP (US) has also reviewed the statements relating to certain federal income tax matters that are likely to be material to United States holders of our common stock under the caption “Material Federal Income Tax Considerations” and has opined upon our qualification as a REIT for federal income tax purposes.

EXPERTS

The consolidated balance sheet as of December 31, 2016 of Cottonwood Multifamily REIT II, Inc. and the related consolidated statements of equity and cash flows for the period from June 10, 2016 (inception) through December 31, 2016 appearing in this offering circular have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION FOR ISRAELI INVESTORS

In addition to the Suitability Standards set forth herein, potential Israeli investors must satisfy one of the following:

(1)        You are a fund for joint investments in trust, as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company thereof;

(2)        You are a provident fund as defined in Law for Oversight of Financial Services (Provident Funds), 5765-2005, or a management company of such a fund;

(3)        You are an insurer, as defined in the Law for Oversight of Insurance, 5741-1981;

(4)        You are a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company;

(5)        You are a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995;

(6)        You are a company that is licensed as an investment advisor or investment marketer, as such terms are defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995;

(7)        You are a company that is a member of the Tel Aviv Stock Exchange;

(8)        You are an underwriter fulfilling the conditions of Section 56(c) of the Israeli Securities Law, 5728-1968;

(9)        You are a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(10)        You are an entity in which all of the equity owners meet one or more of the above criteria;

(11)        You are an entity with shareholder’s equity exceeding NIS 50 million, not formed specifically for the purpose of acquiring shares in the issuer of the relevant securities; or

(12)        You are an individual who meets one of the following conditions:

a.        The aggregate value of your liquid assets exceeds NIS 8 million;

b.        The amount of your income in each of the previous two years exceeds NIS 1.2 million, or the amount of income of your family unit exceeds NIS 1.8 million; or

c.        The aggregate value of your liquid assets exceeds NIS 5 million and the amount of your income in each of the previous two years exceeds NIS 600,000, or the amount of income of your family unit exceeds NIS 900,000.

For purposes of item (12) above, “family unit” means you and your family members who live with you or are financially dependent on one another and “liquid assets” mean cash, deposits, financial assets and securities listed for trade on the stock exchange. If a potential Israeli investor does not meet any of the foregoing, such investor may be limited as to the number of shares that may be purchased.

Neither we nor our shares of common stock are approved by the Israeli Securities Authority pursuant to the Israeli Securities Law 1968, as amended and restated, and supplemental rules enacted thereunder, or the “Israeli Securities Law”. Accordingly, our shares of common stock may not be offered in Israel except in circumstances that do not constitute a public offer of our shares of common stock in Israel within the meaning of the Israeli Securities Law.

This offering circular is confidential and personal to each offeree and does not constitute an offer to any other person or to the general public in Israel to acquire our shares of common stock. Distribution of the documents in Israel to any person other than the offeree is unauthorized, and any disclosure of any of the content of the documents within Israel without our prior written consent is prohibited.

Each prospective investor in Israel, by accepting the delivery of the documents, agrees to the foregoing and will not make photocopies or any other reproduction, either physical or electronic, of the offering circular or any other documents referred to herein.

We reserve the right to reject any offer to purchase, in whole or in part, and for any reason, our shares of common stock offered hereby. We also reserve the right to sell or place less than all of our shares of common stock offered hereby.

Any investor who is a resident of Israeli must complete, in addition to the subscription agreement, the Israeli Investor Questionnaire attached thereto. See the Israeli Investor Questionnaire in Exhibit 4.2.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC with respect to the shares of our common stock to be issued in this offering. This offering circular is a part of that offering statement and, as permitted by SEC rules, does not include all of the information you can find in the offering statement or the exhibits to the offering statement. For additional information relating to us, we refer you to the offering statement and the exhibits to the offering statement. Statements contained in this offering circular as to the contents of any contract or document are necessarily summaries of such contract or document and in each instance, if we have filed the contract or document as an exhibit to the offering statement, we refer you to the copy of the contract or document filed as an exhibit to the offering statement.

After commencement of this offering, we will file annual, semiannual and current event reports with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. The offering statement is, and any of these future filings with the SEC will be, available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may read and copy any filed document at the SEC’s public reference room in Washington, D.C. at 100 F. Street, N.E., Room 1580, Washington, D.C. Please call the SEC at (800) SEC-0330 for further information about the public reference room.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

COTTONWOOD MULTIFAMILY REIT II, INC.

December 31, 2016

Report of Independent Auditors

The Board of Directors and Stockholders

Cottonwood Multifamily REIT II, Inc.

We have audited the accompanying consolidated financial statements of Cottonwood Multifamily REIT II, Inc., which comprise the consolidated balance sheet as of December 31, 2016, and the related consolidated statements of equity and cash flows for the period from June 10, 2016 (inception) through December 31, 2016 and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion the financial statements referred to above presents fairly, in all material respects, the consolidated financial position of Cottonwood Multifamily REIT II, Inc. at December 31, 2016, and the consolidated cash flows for the period from June 10, 2016 (inception) through December 31, 2016 in conformity with U.S. generally accepted accounting principles.

\s\ Ernst & Young LLP

Salt Lake City, Utah

March 29, 2017

Cottonwood Multifamily REIT II, Inc.

Consolidated Balance Sheet

December 31, 2016

Assets
Cash	$10,000

Total assets	$10,000

Liabilities and stockholders’ equity
Liabilities
Total liabilities	$—
Commitments and contingencies
Stockholder’s Equity
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued and outstanding	—
Common stock, $0.01 par value; 1,000,000,000 shares authorized, 1,000 shares issued and outstanding	10
Additional paid in capital	9,990

Total stockholders’ equity	10,000

Total liabilities and stockholders’ equity	$10,000

See accompanying notes.

Cottonwood Multifamily REIT II, Inc.

Consolidated Statement of Equity

December 31, 2016

Balance at June 10, 2016 (inception)	$—
Issuance of common stock	10,000

Balance at December 31, 2016	$10,000

See accompanying notes.

Cottonwood Multifamily REIT II, Inc.

Consolidated Statement of Cash Flows

December 31, 2016

Financing activities
Proceeds from the issuance of common stock	$10,000

Cash at beginning of period	—

Cash at end of period	$10,000

See accompanying notes.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements

December 31, 2016

Note 1 - Organization and Business

Cottonwood Multifamily REIT II, Inc. (the “Company”) was formed on June 10, 2016 as a Maryland corporation that intends to qualify as a real estate investment trust (“REIT”) beginning with the taxable year ending December 31, 2017, which may be extended to the taxable year ending December 31, 2018. Substantially all of the Company’s business is expected to be conducted through Cottonwood Multifamily REIT II O.P., LP (the “Operating Partnership”), a Delaware limited partnership. The Company is a limited partner and the sole member of the general partner of the Operating Partnership. As of December 31, 2016, the Company has not begun operations.

The Company intends to file an offering statement on Form 1-A with the Securities and Exchange Commission (“SEC”) with respect to an offering of up to $50 million of common stock, for an initial price of $10.00 per share. The Company will not sell any shares of common stock unless $2,000,000 in gross proceeds are raised from unaffiliated persons by the one year anniversary of the date the offering is qualified by the SEC. Subscription payments will be held in escrow until this condition is satisfied.

On June 16, 2016, the Company issued 1,000 shares of its common stock to Cottonwood Residential O.P, LP (“CROP”) at a purchase price of $10.00 per share. As of December 31, 2016, the 1,000 shares of common stock owned by CROP were the only issued and outstanding shares of the Company.

The purpose of the Company is to invest in multifamily apartment communities and real estate related assets located throughout the United States.

Note 2 - Summary of Significant Accounting Policies

The Company intends to invest through joint ventures with CROP, an affiliated entity, and will only invest in assets outside of a joint venture with CROP should CROP choose not to participate.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements (continued)

Note 2 - Summary of Significant Accounting Policies (continued)

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company, CW Multifamily REIT II GP, LLC, the Operating Partnership and its subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board Accounting Standards Codification. A consolidated statement of operations was not prepared as the Company did not have any operating activity for the period presented.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates.

Cash

Cash consists of amounts the Company has on deposit with a major commercial financial institution. There were no restrictions on the use of the Company’s cash as of December 31, 2016. The Company will recognize interest income on its cash and cash equivalents as it is earned and will record such amounts as other interest income.

Share Repurchase Program

The Company has a share repurchase program enabling stockholders to sell to the Company up to 3% of the weighted average number of shares of common stock outstanding during the prior calendar year at the sole discretion and option of the board of directors. The board of directors may amend, suspend, or terminate the repurchase plan at any time in its sole discretion, upon 30 days’ written notice to the stockholders, if it believes that such action is in the best interest of the stockholders.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements (continued)

Note 2 - Summary of Significant Accounting Policies (continued)

The repurchase price is subject to the following discounts, depending upon when the shares are repurchased:

Share Purchase Anniversary	Repurchase Price (as percentage of estimated value)[1]
Less than 1 year	No repurchase allowed
1 year	80%
2 years	85%
3 years	90%
4 years and thereafter	95%
In the event of a stockholders death or complete disability	95%

[1]	Estimated value will equal the purchase price until a new Net Asset Value (“NAV”) is determined and disclosed by the board of directors, which will be no later than 150 days following the second anniversary of breaking escrow, and quarterly thereafter.

The purchase price will further be reduced by amounts distributed to stockholders as a result of the sale of one or more of assets constituting a return of capital. The purchase price prior to determining the NAV will take into consideration any stock dividends, combinations, splits, recapitalizations or any similar transaction with respect to the shares of common stock.

Organization and Offering Costs

Organization costs include all expenses incurred in connection with the formation of the Company, including but not limited to legal fees and other costs to incorporate the Company. Offering costs include all expenses incurred in connection with the offering, including managing broker-dealer fees and selling commissions. All organization and offering costs will be paid by Cottonwood Capital Property Management II, LLC (“CCPM II”), an affiliate of CROP. The Company will not incur any liability for or reimburse CCPM II for any of these organizational and offering costs. Offering costs incurred by CCPM II in connection with this offering through the date of this report are approximately $290,000. Organizational costs incurred by CCPM II were not significant.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements (continued)

Note 2 - Summary of Significant Accounting Policies (continued)

Income Taxes

The Company intends to qualify as a real estate investment trust beginning with the taxable year ending December 31, 2017, which may be extended to the taxable year ending December 31, 2018.

To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its taxable income to its stockholders. As a REIT, the Company generally is not subject to federal corporate income tax on that portion of its taxable income that is currently distributed to stockholders.

If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially and adversely affect the Company’s net income and net cash available for distribution to stockholders. However, the Company intends to organize and operate in such a manner as to qualify for treatment as a REIT.

Note 3 – Stockholders’ Equity

The Company’s charter authorizes the issuance of up to 1,000,000,000 shares of common stock at $0.01 par value per share and 100,000,000 shares of preferred stock at $0.01 par value per share.

Voting Common Stock

Holders of the Company’s common stock are entitled to receive dividends when authorized by the Company’s board of directors, subject to any preferential rights of outstanding preferred stock. Holders of common stock are also entitled to one vote per share on all matters submitted to a stockholder vote, including election of directors to the board, subject to certain restrictions. As of December 31, 2016, 1,000 shares of common stock were issued and outstanding to CROP.

Preferred Stock

The board of directors is authorized, without approval of common stockholders, to provide for the issuance of preferred stock, in one or more classes or series, with such rights, preferences and privileges as the board of directors approves. As of December 31, 2016, no preferred stock was issued and outstanding.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements (continued)

Note 3 – Stockholders’ Equity (continued)

Distributions

Distributions are determined by the board of directors based on the Company’s financial condition and other relevant factors. Should cash flows from operations not cover distributions during the early stages of real estate investment or during the operational stage the Company may look to third party borrowings to fund distributions. It may also use funds from the sale of assets or from the maturity, payoff or settlement of debt investments for distributions not covered by operating cash.

Note 4 – Joint Venture Distributions

Cash from operations of the Company’s individual joint ventures after payment of asset and property management fees is expected to be distributed to provide a preferred return of up to 8% on invested capital in the joint venture. Profits will then be allocated 50% to the Operating Partnership and CROP (in proportion to their respective interests in the joint venture) and 50% to CROP until CROP has received an amount equal to 20% of all distributions. Profits after the above distributions will be allocated 80% to the Operating Partnership and CROP (in proportion to their respective interests in the joint venture) and 20% to CROP.

Note 5 – Related-Party Transactions

Promotional Interest

The Company’s directors and officers hold key positions at both CROP and CCPM II. They are not compensated by the Company but are responsible for the management and affairs of the Company. As outlined above, after the joint venture partners received an 8% preferred return on invested capital CROP is expected to receive a 20% catch up distribution and 20% of any remaining profits.

Asset Management Fee

CCPM II will provide asset management services for the Company subject to the board of directors’ supervision. As compensation for those services, CCPM II is expected to receive an annual fee of 0.75% of gross assets, defined initially as the gross book value of the Company’s assets and subsequently as gross asset value once NAV is established.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements (continued)

Note 5 – Related-Party Transactions (continued)

Property Management Fee

CCPM II will generally provide property management services for the Company’s real estate assets and receive a fee up to 3.5% of gross revenues of each property managed for these services. CCPM II will also be reimbursed for expenses incurred in behalf of its management duties in accordance with the property management agreement.

Construction Management Fee

CCPM II may receive for its services in supervising any renovation or construction project in excess of $5,000 in or about each property a construction management fee equal to 5% of the cost of the amount that is expended.

Utility Management Fee

An affiliate of CCPM II may be hired by each of the joint ventures to provide services related to allocation of the utility charges to residents at the applicable multifamily apartment community. The fees charged will vary based on local law. Under some circumstances, the joint ventures may charge the residents at the multifamily apartment community for such services and will have the right to retain such amounts.

Internet and Television Services

An affiliate of CCPM II may enter into a contract with each of the joint ventures to provide internet and TV services for the multifamily apartment communities. The fees charged will vary based on market factors where the multifamily apartment community is located. The joint ventures intend to charge each resident a fee for internet and television services which is anticipated to exceed the fee charged the affiliate. The joint ventures will be entitled to retain the excess between the amount of the fee charged the affiliate and the amount of the fee charged to the residents.

Property Management Corporate Service Fee

CCPM II, LLC may allocate a flat fee each month to each of the joint ventures which is intended to fairly allocate the overhead costs incurred by CCPM II and its affiliated entities with respect to the management of all assets. This fee will vary each month and be dependent on the number of assets managed and the actual overhead expenses incurred. CCPM II will have the right to retain any excess between actual costs and the amount of the fee charged.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements (continued)

Note 5 – Related-Party Transactions (continued)

Insurance Fee

CCPM II through its wholly-owned insurance company, may provide insurance for the multifamily apartment communities. It will receive a risk management fee equal to 10% of the insurance premium and be entitled to retain in excess of the funded aggregate deductible not used to pay claims. A licensed insurance broker affiliated with CCPM II will receive 20% of the brokerage fee charged with respect to the placement of all insurance policies for the multifamily apartment communities.

Reimbursement of Operating Expenses

Operating expenses advanced or paid by CROP will be reimbursed by the applicable joint venture. These expenses include the costs of leasing, acquiring, owning, developing, constructing, improving, operating, and disposing of real estate.

Reduced Sales Price

If CROP purchases the Operating Partnership’s interest in the joint ventures and its direct interest in real property, the purchase price will be reduced by the customary closing costs, fees and commissions in the jurisdiction in which the multifamily apartment communities are located which would be applied if the joint ventures sold such multifamily apartment communities in a third party sale.

Note 6 – Commitments and Contingencies

Economic Dependency

Under various agreements, the Company has engaged or will engage CCPM II to provide certain services that are essential to the Company, including asset management services and other administrative responsibilities for the Company including accounting services and investor

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Balance Sheet (continued)

Note 6 – Commitments and Contingencies (continued)

relations. As a result of these relationships, the Company is dependent upon CCPM II. In the event that these companies were unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

Liquidity Strategy

The Company’s board of directors will try to determine which liquidity strategy would result in the greatest value for stockholders. A liquidity event will occur no later than December 31, 2024 which may be extended for two one-year periods in the sole discretion of the board of directors and an additional two one-year periods by a majority vote of the stockholders. If no extension is approved an orderly sale of the Company’s assets will begin within a one-year period from the decision not to extend. If all extensions are approved the final termination date would be December 31, 2028 The precise timing of sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to stockholders.

In the event that a listing occurs on or before the termination date, the Company will continue perpetually unless dissolved pursuant to a vote of the stockholders or any applicable provision of the Maryland General Corporation Law. A listing shall mean the commencement of trading of the Company’s common stock on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of the board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to the stockholders. A listing shall also be deemed to occur on the effective date of a merger in which the consideration received by the stockholders is securities of another entity that are listed on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of our board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to the stockholders.

Note 7 – Subsequent events

The Company has evaluated subsequent events up until the date the consolidated financial statements are issued for recognition or disclosure and has determined there are none to be reported or disclosed in the consolidated financial statements.

Until the end of the one-year period beginning on the date this offering is qualified by the SEC, all soliciting dealers that effect transactions in these securities may be required to deliver to prospective investors a preliminary offering circular and a final offering circular or notice of where the final offering circular may be accessed on EDGAR.

COTTONWOOD MULTIFAMILY REIT II, INC.

Maximum Offering of

5,000,000 Shares

of Common Stock

Minimum Offering of

200,000 shares

of Common Stock

OFFERING STATEMENT

ORCHARD SECURITIES LLC

[                    , 20        ]

SIGNATURES

Cottonwood Multifamily REIT II, Inc. has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, Utah on June 8, 2017.

COTTONWOOD MULTIFAMILY REIT II, INC.

By:	/s/ Daniel Shaeffer
Daniel Shaeffer, Chief Executive Officer

We, the undersigned officers and directors of Cottonwood Multifamily REIT II, Inc., hereby severally constitute Daniel Shaeffer our true and lawful attorney with full power to him to sign for us and in our names in the capacities indicated below, the offering statement filed herewith and any and all amendments to said offering statement and generally to do all such things in our names and in our capacities as officers and directors to enable Cottonwood Multifamily REIT II, Inc. to comply with the provisions of the Securities Act of 1933, Regulation A promulgated thereunder and all requirements of the SEC, hereby ratifying and confirming our signature as they may be signed by our said attorney to said registration statement and any and all amendments thereto.

This offering statement has been signed by the following persons in the capacities and on the dates indicated

Name	Title	Date

/s/ Daniel Shaeffer Daniel Shaeffer	Chief Executive Officer and Director (Principal Executive Officer)	June 8, 2017

/s/ Chad Christensen Chad Christensen	President, Chairman of the Board and Director	June 8, 2017

/s/ Gregg Christensen Gregg Christensen	Executive Vice President, Secretary, General Counsel and Director	June 8, 2017

/s/ Susan Hallenberg Susan Hallenberg	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 8, 2017

INDEX OF EXHIBITS

EXHIBIT 1.1*	MANAGING BROKER-DEALER AGREEMENT

EXHIBIT 1.2*	FORM OF SOLICITING DEALER AGREEMENT

EXHIBIT 2.1*	CHARTER

EXHIBIT 2.2*	BYLAWS

EXHIBIT 4.1*	FORM OF SUBSCRIPTION AGREEMENT

EXHIBIT 4.2*	FORM OF ISRAELI INVESTOR QUESTIONNAIRE

EXHIBIT 6.1*	SHARE REPURCHASE PROGRAM

EXHIBIT 6.2*	LIMITED PARTNERSHIP AGREEMENT OF OPERATING PARTNERSHIP

EXHIBIT 6.3*	LIMITED LIABILITY COMPANY AGREEMENT OF GENERAL PARTNER OF OPERATING PARTNERSHIP

EXHIBIT 6.4*	FORM OF JOINT VENTURE AGREEMENT

EXHIBIT 6.5*	ASSET MANAGEMENT AGREEMENT

EXHIBIT 6.6*	FORM OF PROPERTY MANAGEMENT AGREEMENT

EXHIBIT 6.8*	INVESTMENT POLICY AGREEMENT

EXHIBIT 6.9*	THREE-PARTY AGREEMENT

EXHIBIT 6.10*	FORM OF RIA AGREEMENT

EXHIBIT 8*	ESCROW AGREEMENT

EXHIBIT 11*	CONSENT OF INDEPENDENT AUDITORS

EXHIBIT 12.1*	LEGAL OPINION

EXHIBIT 12.2*	TAX OPINION

EXHIBIT 15.1*	PRIOR PERFORMANCE TABLES

EXHIBIT 15.2*	UNAUDITED BALANCE SHEETS AND INCOME STATEMENTS OF COTTONWOOD RESIDENTIAL, INC.

EXHIBIT 15.3	DLA Response Letter to SEC dated September 28, 2016

EXHIBIT 15.4	DLA Response Letter to SEC dated April 3, 2017

EXHIBIT 15.5	DLA Response Letter to SEC dated May 11, 2017

EXHIBIT 15.6	Acceleration Request dated May 11, 2017

EXHIBIT 15.7	DLA Response Letter to SEC dated June 8, 2017

*	Previously Filed.